SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No._)
Filed by the Registrant. ☑
Filed by a Party Other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12
LOUDEYE CORP.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.001 per share of Loudeye Corp. (“Loudeye common stock”).

2)	Aggregate number of securities to which transaction applies:

13,251,531 shares of Loudeye common stock; 43,585 options to purchase Loudeye common stock with exercise prices of less than $4.50 per share.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) 13,251,531 shares of Loudeye common stock multiplied by $4.50 per share, and (B) options to purchase 43,585 shares of Loudeye common stock with exercise prices less than $4.50 per share, multiplied by $3.28 per share (which is the difference between $4.50 and the weighted average exercise price per share of $1.22). The filing fee was determined by multiplying the sum of the previous sentence by $0.000107.

4)	Proposed maximum aggregate value of transaction:

$59,774,848.30

5)	Total fee paid:

$6,395.91
☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

1130 Rainier Avenue South
Seattle, Washington 98144
MERGER PROPOSAL — YOUR VOTE IS IMPORTANT
Dear Stockholder:
      On behalf of the board of directors of Loudeye Corp., I cordially invite you to attend a special meeting of stockholders to be held at Loudeye’s corporate headquarters located at 1130 Rainier Avenue South, Seattle, Washington 98144 on October 11, 2006 at 9:00 a.m. Pacific Time.
      At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated August 7, 2006, by and among Loudeye Corp., Nokia Inc., and Loretta Acquisition Corporation, a wholly-owned subsidiary of Nokia.
      I enthusiastically support this transaction and join the other members of our board of directors in recommending that you vote for the adoption of the merger agreement.
      If the merger is completed, we will become a subsidiary of Nokia and we will no longer have our shares listed on the Nasdaq Capital Market. In the merger, you will be entitled to receive $4.50 in cash, without interest, for each share of our common stock that you own. All outstanding options to purchase shares of our common stock will be cancelled at the effective time of the merger. Any holder of a vested option to purchase shares (including options that vest as a result of the merger) of our common stock will receive a cash payment, without interest, equal to the product of (i) the excess, if any, of $4.50 over the applicable option exercise price and (ii) the number of shares of common stock subject to the option. Following the effective time of the merger, all warrants to purchase our common stock will represent only the right, upon exercise thereof, to receive the merger consideration payable with respect to the shares of our common stock previously issuable under such warrants.
      Our board of directors has carefully reviewed and considered the terms and conditions of the merger agreement and proposed merger. Based on this review our board of directors, by the unanimous vote of all directors, (i) determined that the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Loudeye and its stockholders and (ii) approved and adopted the merger agreement and the transactions contemplated thereby, including the merger.
      Our board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger and recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.
      We cannot complete the merger unless the holders of a majority of the voting power of the outstanding shares of our common stock vote to adopt the merger agreement. Your vote is important. We encourage you to read the accompanying proxy statement, including the annexes, in its entirety because it explains the proposed merger, the documents related to the merger and other related matters. You may also obtain additional information about Loudeye from documents filed with the Securities and Exchange Commission.
      Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or nominee. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting against the adoption of the merger agreement.
      If you sign, date and send your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Sincerely,

Michael A. Brochu
President and Chief Executive Officer

1130 Rainier Avenue South
Seattle, Washington 98144
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On October 11, 2006
To the Stockholders of Loudeye Corp.:
      We will hold a special meeting of the stockholders of Loudeye Corp. at Loudeye’s corporate headquarters located at 1130 Rainier Avenue South, Seattle, Washington 98144 on October 11, 2006 at 9:00 a.m. Pacific Time. The purpose of the special meeting will be:

1. to consider and vote on a proposal to adopt the Agreement and Plan of Merger dated as of August 7, 2006, by and among Loudeye Corp., Nokia Inc., and Loretta Acquisition Corporation, a wholly-owned subsidiary of Nokia;

2. to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

3. to transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.
      Only holders of record of our common stock at the close of business on August 31, 2006, the record date for the special meeting, may vote at the special meeting. Each share of our common stock is entitled to one vote on each matter to be voted upon at the special meeting.
      A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten days prior to the special meeting at our executive offices and principal place of business for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting and will also be available at the special meeting.
      Stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to us before the vote is taken on the adoption of the merger agreement at the special meeting and they comply with all requirements of Section 262 of the General Corporation Law of the State of Delaware, which are summarized in the accompanying proxy statement and attached to it as Annex D.
      Your vote is very important. Even if you do not expect to attend the meeting in person, it is important that your shares be represented. Please use the enclosed proxy card to vote on the matters to be considered at the special meeting by signing and dating the proxy card and mailing it promptly in the enclosed envelope, which requires no postage if mailed in the United States. Returning a signed proxy card will not prevent you from attending the meeting and voting in person if you wish to do so.
      Whether you attend the special meeting or not, you may revoke a proxy at any time before it is voted by submitting to our corporate secretary a duly executed revocation of proxy or a duly executed proxy bearing a later date or by appearing at the special meeting and voting in person. You may revoke a proxy by any of these methods, regardless of the method used to deliver your previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in an account at a brokerage firm, bank or other nominee, you must contact your broker, bank or nominee and follow their instructions to revoke your proxy.
      For more information about the merger described above and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached to it as Annex A.

By Order of the Board of Directors,

Eric S. Carnell
Vice President, General Counsel and Secretary
      Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the proxy statement. Any representation to the contrary is a criminal offense.
      This proxy statement is dated August 31, 2006, and is first being mailed to stockholders on or about September 6, 2006.

QUESTIONS AND ANSWERS ABOUT THE MERGER
      The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Loudeye Corp. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms “Loudeye,” “Company,” “we,” “our,” “ours,” and “us” refer to Loudeye Corp. We refer to Nokia Inc. as “Nokia” and Loretta Acquisition Corporation as “Merger Sub.”

Q:	Why am I receiving this proxy statement?

A:	We have entered into the merger agreement with Nokia. Under the merger agreement, we will become a wholly-owned subsidiary of Nokia and our common stock will no longer be listed on the Nasdaq Capital Market. A copy of the merger agreement is attached to this proxy statement as Annex A.

In order to complete the merger, our stockholders must vote to adopt the merger agreement. Our board of directors is providing this proxy statement to give you information for use in determining how to vote on the proposals submitted to the stockholders at the special meeting of our stockholders. You should read this proxy statement and the annexes carefully. The enclosed proxy card allows you, as our stockholder, to vote your shares without attending the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting of stockholders will take place at Loudeye’s corporate headquarters located at 1130 Rainier Avenue South, Seattle, Washington 98144 on October 11, 2006 at 9:00 a.m. Pacific Time.

Q:	What matters will be voted on at the special meeting?

A:	You will vote on a proposal to adopt the merger agreement and a proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary or appropriate.

Q:	Who can vote or submit a proxy to vote and attend the special meeting?

A:	All stockholders as of the close of business on August 31, 2006, the record date for the special meeting, are entitled to receive notice of and to attend and vote or submit a proxy to vote at the special meeting. If you want to attend the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee, you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date.

Q:	As a stockholder, what will I be entitled to receive in the merger?

A:	At the effective time of the merger, each share of our capital stock outstanding immediately prior to the effective time of the merger (including any shares of common stock issued prior to the effective time upon the exercise of options or warrants), other than shares held by us or our wholly-owned subsidiaries or by dissenting holders who properly exercise appraisal rights under Delaware law, will be automatically converted into the right to receive cash, without interest and less any applicable withholding taxes, in the amount of $4.50 per share.

Q:	If I hold a vested option (including an option that vests as a result of the merger) to purchase shares of common stock, how will my vested option be treated in the merger?

A:	All outstanding options to purchase shares of our common stock will be cancelled at the effective time of the merger. The holder of a vested option to purchase shares of our common stock will receive a cash payment, without interest, equal to the product of (i) the excess, if any, of $4.50 over the applicable option exercise price and (ii) the number of shares of common stock subject to the option. Holders of vested options to purchase shares having an exercise price equal to or greater than $4.50 per share will not receive any consideration in the merger with respect to those options. When evaluating the exercise price of your stock options, please bear in mind that Loudeye implemented a one-for-ten reverse stock split on May 22, 2006. As a result, the number of shares covered by any option issued prior to May 22, 2006 was adjusted by dividing by ten and the associated exercise price per share was adjusted by multiplying by ten.

Q:	If I hold an unvested option to purchase shares of our common stock, how will my unvested option be treated in the merger?

A:	All outstanding options to purchase shares of our common stock will be cancelled at the effective time of the merger. Under the terms of our stock option plans, each currently outstanding unvested option to purchase shares of our common stock that is unexercised, unexpired and outstanding immediately prior to the effective time of the merger will automatically become fully vested and exercisable immediately prior to the effective time. As a result of such acceleration, holders of unvested options to purchase shares of our common stock will receive a cash payment, without interest, equal to the product of (i) the excess, if any, of $4.50 over the applicable option exercise price and (ii) the number of shares of common stock subject to the option. Holders of unvested options to purchase shares having an exercise price equal to or greater than $4.50 per share will not receive any consideration in the merger with respect to those options.

Q:	If I hold warrants to purchase shares of Loudeye’s common stock, how will my warrants be treated in the merger?

A:	Following the effective time of the merger, all warrants to purchase our common stock will represent only the right, upon exercise thereof, to receive the merger consideration payable with respect to the shares of our common stock previously issuable under such warrants. Warrants will not be exercisable for our common stock or any other equity securities of Nokia, Loudeye or any of their subsidiaries following the effective time. When evaluating any warrants you hold, please bear in mind that Loudeye implemented a one-for-ten reverse stock split on May 22, 2006. As a result, the number of shares covered by your warrant was adjusted by dividing by ten and the associated exercise price per share was adjusted by multiplying by ten.

Q:	Is the merger contingent upon Nokia obtaining financing?

A:	No. The completion of the merger is not contingent upon Nokia obtaining financing. Nokia has represented to us that it has access to, and will have at closing, sufficient funds available to complete the merger.

Q:	Is the merger contingent upon satisfaction of other conditions?

A:	Yes, consummation of the merger is subject to satisfaction or waiver of a number of conditions, including:

•	adoption of the merger agreement by Loudeye’s stockholders;

•	regulatory approvals;

•	the absence of a material adverse effect with respect to Loudeye;

•	receipt of third party consents to the continuation, modification, extension and/or termination of certain specified contracts, including the consent of the major record labels to continue to license content to Loudeye on substantially the same terms for a period of 12 months following the closing date of the merger;

•	absence of any law or order prohibiting the closing; and

•	expiration or termination of the Hart-Scott-Rodino waiting period and certain other regulatory approvals.

A material adverse effect with respect to Loudeye is defined in the merger agreement for this purpose to specifically include, among other things, the loss of more than 30 employees of Loudeye’s OD2 subsidiaries, the loss (or reasonable likelihood of loss) of more than 30% of the value of Loudeye’s current customer base, or Loudeye’s failure to have a minimum cash balance (including cash equivalents, marketable securities and restricted cash) of $10.0 million as of October 31, 2006 (less the amount of certain transaction related expenses if such expenses are incurred prior to the effective time of the merger).

In addition, each party’s obligation to consummate the merger is subject to the accuracy of the representations and warranties of the other party and material compliance of the other party with its covenants. We can not assure you that all of these conditions will be satisfied.

Q:	How does our board of directors recommend that I vote?

A:	Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary or appropriate.

Q:	Why is our board of directors recommending that I vote “FOR” the proposal to adopt the merger agreement?

A:	Our board of directors carefully reviewed and considered the terms and conditions of the merger agreement and proposed merger. Based on this review, our board of directors determined that the merger is advisable, fair to and in the best interests of us and our stockholders. In reaching its decision to approve and adopt the merger agreement and to recommend the adoption of the merger agreement by our stockholders, our board of directors consulted with our management, as well as our legal and financial advisors, and considered the terms of the merger agreement and the transactions contemplated by the merger agreement. Our board of directors also considered each of the items set forth on pages 29 through 32 under “The Merger — Recommendation of Our Board of Directors; Reasons for the Merger.”

Q:	What vote of our stockholders is required to adopt the merger agreement?

A:	Holders of a majority of the voting power of the outstanding shares of our common stock must vote to adopt the merger agreement. Approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary or appropriate, requires a majority of the votes cast on the proposal.

Q:	How many votes am I entitled to cast for each share of Loudeye stock I own?

A:	For each share of our common stock that you own on August 31, 2006, the record date for the special meeting, you are entitled to cast one vote on each matter voted upon at the special meeting.

Q:	Have any stockholders of Loudeye agreed to vote in favor of the adoption of the merger agreement?

A:	Yes. Concurrently with entering into the merger agreement, Nokia entered into a voting agreement with Loudeye’s directors and certain officers. These voting agreements provide that the directors and officers will vote their shares, which represented approximately two percent (2%) of Loudeye’s outstanding shares as of August 7, 2006, in favor of the merger. The voting agreements terminate on the earlier of (i) the date of closing of the merger or (ii) termination of the merger agreement in accordance with its terms (including if Loudeye terminates the merger agreement to accept a superior offer). We encourage you to read the form of voting agreement carefully in its entirety. For additional information about the voting agreements, see “The Merger Agreement — Voting Agreements” beginning on page 56. A form of the voting agreement is attached to this proxy statement as Annex B.

Q:	I don’t hold a significant number of Loudeye shares; do I still need to vote my shares?

A:	Yes, your vote is important. Loudeye has thousands of stockholders, none of whom holds more than 2% of Loudeye’s outstanding capital stock. Since we need a majority of all of our outstanding shares to approve the merger, your vote is important.

Q:	Is the approval of the stockholders of Nokia or its subsidiaries required to effectuate the merger?

A:	No. Only the approval of Nokia as the sole stockholder of Merger Sub is required to effectuate the merger, which approval has already been obtained.

Q:	How do I cast my vote?

A:	Before you vote, you should read this proxy statement in its entirety, including its annexes, and carefully consider how the merger affects you. Then, if you were a holder of record at the close of business on August 31, 2006, you may vote by submitting a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope. You may also attend the special meeting and vote your shares in person whether or not you sign and return your proxy card.

If you sign, date and send your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the adoption the merger agreement and “FOR” the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Q:	How do I cast my vote if my Loudeye shares are held in “street name” by my bank, broker or another nominee?

A:	If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares in accordance with the voting directions provided by your broker, bank or nominee. If you do not provide your broker, bank or nominee with instructions on how to vote your shares, it will not be permitted to vote your shares. This will have the same effect as voting against the proposal to adopt the merger agreement. Please refer to the voting instruction card provided by your broker, bank or nominee to see if you may submit voting instructions using the Internet or telephone.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to adopt the merger agreement or the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or nominee, it will have the same effect as a vote against the proposal to adopt the merger agreement and will have no effect on the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if such a proposal to adjourn is necessary or appropriate.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes, you may revoke and change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways:

•	first, you can provide a written notice to our corporate secretary prior to the special meeting stating that you would like to revoke your proxy;

•	second, you can complete and submit a later dated proxy in writing; or

•	third, if you are a holder of record, you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person; your attendance alone, however, will not revoke any proxy that you have previously given.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from your broker, bank or other nominee to change those instructions.

Q:	I have not exchanged my shares following the one-for-ten reverse stock split implemented on May 22, 2006. Do I still need to complete the exchange process?

A:	Yes, you should complete the exchange process. However, you will still be able to vote your shares if you have not completed the exchange process, but bear in mind that the number of shares you hold has been adjusted by dividing by ten. If you have questions regarding the exchange process, please contact Loudeye’s transfer agent, Mellon Investor Services, by telephone (9 a.m. to 6 p.m. New York Time, Monday through Friday, except bank holidays) at: 1-800-777-3675 (toll free from within the

U.S., Canada or Puerto Rico), or 1-201-680-6579 (from outside the U.S.). If you have transmittal materials but have not yet returned them, you can forward the materials by mail to: Mellon Investor Services LLC, Attn: Reorganization Dept., P.O. Box 3447, South Hackensack, NJ 07606, or by overnight courier to: Mellon Investor Services LLC, Attn: Reorganization Dept., 480 Washington Blvd., Mail Drop — Reorg, Jersey City, NJ 07310.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	What rights do I have if I oppose the merger?

A:	Under Section 262 of the General Corporation Law of the State of Delaware, holders of our common stock who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they deliver a written demand for an appraisal to us prior to the vote on the adoption of the merger agreement and they comply with the Delaware law procedures explained in this proxy statement, including by not voting in favor of the adoption of the merger agreement. Dissenting stockholders who properly perfect their appraisal rights will receive only the judicially-determined fair value of their shares if one or more dissenting stockholders files suit in the Delaware Court of Chancery and litigates the resulting appraisal case to a decision. The judicially-determined appraisal amount could be more than, the same as or less than the amount the dissenting stockholder would be entitled to receive under the terms of the merger agreement. For additional information about appraisal rights, see “The Merger — Appraisal Rights” beginning on page 40.

Q:	Is the merger expected to result in a taxable transaction?

A:	Generally, yes. The receipt of cash for each share of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between the amount of cash per share that you receive and your adjusted tax basis in that share.

You should read “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 38 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Q:	Should I send in my share certificates now?

A:	No. Promptly after the merger is completed, you will be sent a letter of transmittal with written instructions for exchanging your share certificates for the cash consideration. These instructions will tell you how and where to send in your certificates for your cash consideration. You will receive your cash payment after the paying agent receives your stock certificates and any other documents requested in the instructions. Please do not send any stock certificates with your proxy.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as possible. We currently expect to complete the merger on or about October 16, 2006, if the conditions to completion of the merger have been waived or satisfied by such date.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, please call our proxy solicitor, The Altman Group at (201) 806-7300 (banks and brokers) or (800) 331-5963 (all others, toll free). If you would like additional copies, without charge, of this proxy statement you should contact:
Loudeye Corp.
Attn: Investor Relations
1130 Rainier Avenue South
Seattle, WA 98144
(206) 832-4000
ir@loudeye.com
OR
The Altman Group
1200 Wall Street West-3rd Floor
Lyndhurst, NJ 07071
201-806-7300
Toll Free: 800-331-5963
LOUDinfo@altmangroup.com

SUMMARY TERM SHEET
      This summary term sheet, together with the section of this proxy statement entitled “Questions and Answers About the Merger,” highlights selected information from this proxy statement and may not contain all of the information that is important to you as a Loudeye stockholder or that you should consider before voting on the proposal to adopt the merger agreement. To better understand the merger, you should read carefully this entire proxy statement and all of its annexes, including the merger agreement, which is attached as Annex A, before voting on the proposal to adopt the merger agreement. Each item in this summary includes a page reference directing you to a more complete description of that item.
Information about Loudeye Corp., Nokia Inc., and Loretta Acquisition Corporation
Loudeye Corp.
1130 Rainier Avenue South, Seattle, Washington 98144
Telephone No.: (206) 832-4000
      Loudeye is a worldwide leader in business-to-business digital media services that facilitate the distribution, promotion and sale of digital media content for media and entertainment, mobile communications, consumer products, consumer electronics, retail, and ISP customers. Loudeye’s services enable its customers to outsource the management and distribution of digital media content over the Internet and other electronic networks. Loudeye’s proprietary consumer-facing e-commerce services, combined with our technical infrastructure and back-end solutions, comprise an end-to-end service offering. These service offerings currently comprise turn-key, fully-outsourced digital media distribution and promotional services, such as private-labeled digital music services, including mobile music services. Loudeye’s outsourced solutions can decrease time-to-market while reducing the complexity and cost of digital distribution compared with internally developed alternatives, and they enable Loudeye’s customers to provide branded digital media service offerings to their users while supporting a variety of digital media technologies and consumer business models. Loudeye’s principal executive office is located at 1130 Rainier Avenue South, Seattle, Washington 98144, and our telephone number is (206) 832-4000. Loudeye’s website is www.loudeye.com. The information on Loudeye’s or its subsidiaries’ websites is not a part of this proxy statement.
Nokia Inc.
6000 Connection Drive, Irving, Texas 75039
Telephone No.: (972) 894-5000
      Nokia Inc. (which we refer to in this proxy statement as Nokia) is a subsidiary of Nokia Corporation. Nokia Corporation is the world’s largest manufacturer of mobile devices and a leader in mobile networks. Nokia Corporation connects people to each other and the information that matters to them with mobile devices and solutions for voice, data, imaging, games, multimedia and business applications. Nokia Corporation also provides equipment, solutions and services for operator and enterprise customers.
      Nokia Corporation maintains listings on four major securities exchanges. The principal trading markets for its shares are the New York Stock Exchange, in the form of American Depository Shares, and the Helsinki Exchanges, in the form of shares. In addition, the shares are listed on the Frankfurt and Stockholm stock exchanges. Nokia Corporation’s principal executive office is located at Keilalahdentie 4, P.O. Box 226, FIN-00045 Nokia Group, Espoo, Finland and their telephone number is +358 (0) 7 1800-8000. Nokia’s website can be accessed at www.nokia.com. The information on Nokia’s website is not a part of this proxy statement.
Loretta Acquisition Corporation
c/o Nokia Inc.
6000 Connection Drive, Irving, Texas 75039
Telephone No.: (972) 894-5000

      Loretta Acquisition Corporation (or Merger Sub) is a direct wholly-owned subsidiary of Nokia. Merger Sub was created solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Merger Sub has not conducted any other activities to date other than activities incidental to its formation and in connection with the transactions contemplated in the merger agreement.
The Merger (page 22)
      We have agreed to be acquired by Nokia pursuant to the terms of the merger agreement that is described in this proxy statement and attached as Annex A. We encourage you to read the merger agreement carefully and in its entirety. It is the principal document governing the merger. The merger agreement provides that Merger Sub will merge into Loudeye, with Loudeye continuing as the surviving corporation and a wholly-owned subsidiary of Nokia. At the effective time of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger (including any shares of capital stock issued prior to the effective time upon exercise of options or warrants), other than shares held by us, our wholly-owned subsidiaries or by holders properly exercising appraisal rights under Delaware law, will be automatically converted into the right to receive cash, without interest and less any applicable withholding taxes, in the amount of $4.50 per share.
      Following the completion of the merger, we will no longer be a public company and you will cease to have any ownership interest in Loudeye and will not participate in any future earnings and growth of Loudeye.
      Stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to us before the vote is taken on the adoption of the merger agreement at the special meeting and they comply with all requirements of Delaware law. After the merger is effected, each dissenting stockholder will no longer have any rights as a stockholder of Loudeye with respect to his or her shares, except for the right to receive payment of the fair value of his or her shares under Delaware law as determined by the Delaware Court of Chancery if the stockholder has validly perfected and not withdrawn this right. Dissenting stockholders will receive only the judicially-determined fair value of their shares if one or more dissenting stockholders files suit in the Delaware Court of Chancery and litigates the resulting appraisal case to a decision. For additional information about appraisal rights, see “The Merger — Appraisal Rights” beginning on page 40.
Effect of the Merger on Stock Options and Stock-Based Awards (page 45)
      All outstanding options to purchase shares of our common stock will be cancelled at the effective time of the merger. Under the terms of our stock option plans, each currently outstanding unvested option to purchase shares of our common stock that is unexercised, unexpired and outstanding immediately prior to the effective time of the merger will automatically become fully vested and exercisable immediately prior to the effective time. The holder of an option to purchase shares of our common stock that is fully vested as of the effective time of the merger, (including options that vest as a result of the merger) will receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $4.50 over the applicable option exercise price and (ii) the number of shares of common stock subject to the option. Holders of options having an exercise price equal to or greater than $4.50 will not receive any consideration in the merger with respect to those options.
      Certain of our employees hold unvested shares of restricted stock. In connection with the merger, the vesting of all unvested shares of restricted stock will accelerate in full.
Effect of the Merger on Outstanding Warrants (page 45)
      Following the effective time of the merger, all warrants to purchase shares of our common stock will represent only the right, upon exercise thereof, to receive the merger consideration payable with respect to the shares of our common stock previously issuable under such warrants. Warrants will not be exercisable for shares of our common stock or any other equity securities of Nokia, Loudeye or any of their subsidiaries following the effective time.
The Special Meeting (page 18)
      The special meeting of our stockholders will be held at Loudeye’s corporate headquarters located at 1130 Rainier Avenue South, Seattle, Washington 98144, on October 11, 2006 at 9:00 a.m. Pacific Time. At the special meeting, you will be asked to vote on the proposal to adopt the merger agreement and, if necessary, the proposal to adjourn the special meeting to solicit additional proxies.
Stockholders Entitled to Vote; Record Date; Vote Required (page 19)
      Only holders of record of our common stock at the close of business on August 31, 2006, the record date for the special meeting, may vote at the special meeting. For each share of our common stock that you owned on the record date, you are entitled to cast one vote on each matter voted upon at the special meeting.
      Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our common stock. Approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary, requires a majority of the votes cast on the proposal.
Voting Agreements (page 57)
      Concurrently with entering into the merger agreement, Nokia entered into a voting agreement with Loudeye’s directors and certain officers. These voting agreements provide that the directors and officers will vote their shares, which represented approximately 1.8% of Loudeye’s outstanding shares as of August 7 2006, in favor of the merger. The voting agreements terminate on the earlier of (i) the date of closing of the merger or (ii) termination of the merger agreement in accordance with its terms (including if Loudeye terminates the merger agreement to accept a superior offer). We encourage you to read the form of voting agreement carefully in its entirety. For additional information about the voting agreements, see “The Merger Agreement — Voting Agreements” beginning on page 56. A form of the voting agreement is attached to this proxy statement as Annex B.
Shares Owned by Our Directors and Executive Officers (page 60)
      As of August 7, 2006, our directors and executive officers beneficially owned 242,663 shares of common stock (excluding options exercisable within 60 days) entitled to vote at the meeting, or approximately 1.8% of our total voting power outstanding on that date.
Procedures for Receiving Merger Consideration (page 45)
      As soon as practicable after the effective time of the merger, a paying agent selected by Nokia will mail a letter of transmittal and instructions to you and the other Loudeye stockholders. The letter of transmittal and instructions will tell you how to surrender your shares in exchange for the merger consideration. You should not return your stock certificate with the enclosed proxy card or voting instruction card, and you should not forward your stock certificate to the exchange agent without a letter of transmittal.
Market Price of Our Common Stock (page 59)
      Our common stock is listed on the Nasdaq Capital Market under the symbol “LOUD”. On August 7, 2006, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $1.77 per share. On August 29, 2006, the latest practicable trading day before the printing of this proxy statement, our common stock closed at $4.33 per share. See “Market Price and Dividend Data” on page 59.

Recommendation of Our Board of Directors (page 29)
      Our board of directors, by the unanimous vote of all directors:

•	approved and adopted the merger agreement and other transactions contemplated by the merger agreement, and declared the merger to be advisable to our stockholders;

•	determined that it was in the best interests of us and our stockholders to enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement; and

•	determined that the consideration to be paid to our stockholders in the merger was fair.
Our board of directors recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.
      To review the background of the merger and the factors that our board of directors considered when deciding whether to approve the merger agreement and the transactions contemplated by the merger agreement, see “The Merger — Background of the Merger” on pages 22 through 29.
Interests of Our Directors and Executive Officers in the Merger (page 35)
      When considering our board of directors’ recommendation that you vote in favor of the proposal to adopt the merger agreement, you should be aware that members of our board of directors and our executive officers may have interests in the merger that differ from, or are in addition to, those of our other stockholders. For example:

•	All unvested options to purchase shares of our common stock and shares of restricted stock (if any) that are held by our employees (including executive officers) and non-employee directors will accelerate and vest in full in connection with the merger and will be cancelled upon consummation of the merger. Except as described below, all options held by our executive officers and directors have exercise prices in excess of the per share merger consideration and, as a result, such options will not entitle the holder thereof to receive any consideration in connection with the merger.

•	All outstanding options to purchase shares of our common stock will be cancelled at the effective time of the merger. The holder of an option to purchase shares of our common stock that is fully vested as of the effective time of the merger (including options that vest as a result of the merger) will receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $4.50 over the applicable option exercise price and (ii) the number of shares of common stock subject to the option. All unvested options, after giving effect to the acceleration of options caused by the merger, will be cancelled as of the effective time of the merger. Holders of options having an exercise price equal to or greater than $4.50 will not receive any consideration in the merger with respect to those options.

•	Michael Brochu, our President and Chief Executive Officer, Chris Pollak, our Chief Financial Officer and Edward Averdieck, our Managing Director — Europe, have entered into employment agreements with us that provide for severance payments in the event of a qualifying termination on or following a change of control, which would include the merger:

•	Under his employment agreement, if Mr. Brochu is terminated without cause or terminates his employment for good reason on or following the merger, Mr. Brochu will be entitled to a severance payment equal to 12 months of his current annual base salary of $325,000.

•	Under his employment agreement, if Mr. Pollak is terminated without cause or terminates his employment for good reason on or following the merger, Mr. Pollak will be entitled to a severance payment equal to 6 months of his current annual base salary of $200,000 (except if the termination occurs after January 1, 2007, Mr. Pollak will be entitled to severance equal to 9 months base salary).

•	Under his employment agreement, if Mr. Averdieck is terminated without cause or terminates his employment for good reason on or following the merger, Mr. Averdieck will be entitled to a severance payment equal to 6 months of his current annual base salary of £123,750 (approximately $236,165 based on exchange rates on August 7, 2006) (except if the termination occurs after January 1, 2007, Mr. Averdieck will be entitled to severance equal to 9 months base salary). In connection with the employment agreement between Mr. Averdieck and Nokia described below, Mr. Averdieck has agreed to waive this severance payment.

•	Mr. Averdieck has entered into an employment agreement with Nokia, the effectiveness of which is conditioned on the consummation of the merger. Under the terms of this agreement, Mr. Averdieck will receive an annual salary of £140,000 (approximately $267,176 based on exchange rates on August 7, 2006) and subject to Mr. Averdieck achieving certain retention and performance milestones will be entitled to receive a maximum bonus payout of £350,000 (approximately $667,940 based on exchange rates on August 7, 2006) payable through 2009. Mr. Averdieck would be entitled to receive 20% of this bonus, or £70,000 (approximately $133,588 based on exchange rates on August 7, 2006), within one week of closing subject to his joining Nokia.

•	Mr. Averdieck is a beneficiary of a retention plan, approved by our board of directors on August 7, 2006, under the terms of which, Mr. Averdieck will receive a payment of $84,000 if he remains employed by us until the effective time of the merger and an additional payment of $84,000 if he remains employed by us or Nokia on the one year anniversary of closing. Mr. Averdieck will be required to refund any payment made prior to the one year anniversary of the closing date in the event of his voluntary resignation or termination for “cause.” Payments to Mr. Averdieck under the plan are accelerated if he is terminated without cause. Subject to satisfying the terms and conditions of the retention plan, Mr. Averdieck is entitled to receive aggregate payments of $168,000 under the retention plan which provides for an aggregate of $600,000 in retention payments to seven employees (including Mr. Averdieck) in the event the merger is consummated.

•	Messrs. Brochu, Pollak and Averdieck hold shares of our common stock, some of which are unvested shares of restricted stock. In connection with the merger, the vesting of all unvested shares of restricted stock will accelerate in full. All shares of restricted stock issued to these individuals and certain other employees were adjusted as a result of the one-for-ten reverse stock split we implemented on May 22, 2006, by dividing the number of shares of restricted stock prior to the stock split by ten. The following table illustrates the total number of shares of common stock held by each of Messrs. Brochu, Pollak and Averdieck (including the number of shares of unvested restricted stock), the number of shares of unvested restricted stock that will receive accelerated vesting upon consummation of the merger, and the aggregate consideration to be received (prior to any applicable withholdings) in respect of each individual’s shares of common stock.

		Shares of Unvested
		Restricted Stock	Aggregate Merger
	Shares of Common	That Will	Consideration to be
Name	Stock	Accelerate	Received

Michael A. Brochu	64,750	46,876	$291,375
Chris J. Pollak	5,000	3,750	$22,500
Edward Averdieck	12,555	10,000	$56,497

•	Kurt Krauss, a director, owns 19,074 shares of our common stock and beneficially owns 4,703 shares of our common stock which are held by Sachem Investment LLC, of which Mr. Krauss is the sole member. Mr. Krauss will be entitled to receive $106,996 in respect of these shares. Mr. Krauss disclaims beneficial ownership of the shares held by Sachem Investments LLC, except to the extent of his pecuniary interest in those shares.

•	Our independent directors Jason Berman, Mr. Krauss, Johan Liedgren and Frank Varasano, each hold options to purchase 2,500 shares of our common stock at an exercise price of $2.05 per share.

Each director will receive aggregate consideration (prior to any withholdings) of $6,125 in respect of the shares issuable upon exercise of these options.

•	Our directors and officers will continue to be indemnified for acts and omissions occurring at or prior to the effective time of the merger and will have the benefit of directors and officers liability insurance for six years after completion of the merger; and

•	Each person (including our officers) who was an employee of the Company or its subsidiaries immediately prior to the effective time of the merger and who remains an employee of the surviving corporation or its subsidiaries or becomes an employee of Nokia immediately following the effective time, will continue to be provided for not less than one year after the closing date of the merger unless any such employee contracts otherwise with Nokia, with benefits that, in the aggregate, are no less favorable than, at Nokia’s election, either (i) those benefits provided to similarly situated employees of Nokia or (ii) each of annual base salary and the benefits provided to the employee by the Company and its subsidiaries immediately prior to the effective time of the merger (without taking into account the value of any equity or equity-related benefits or compensation). This obligation does not confer any right on any employee to continue employment with Nokia following the effective time of the merger, and either Nokia or an employee may terminate the employee’s employment at any time for any or no reason.

Opinion of Financial Advisors (page 32)
      In connection with the merger, our board of directors received a written opinion from Allen & Company LLC, one of our financial advisors, as to the fairness, from a financial point of view, of the merger consideration to be received by holders of our common stock. The full text of the written opinion of Allen & Company, dated August 7, 2006, is attached to this proxy statement as Annex C. Holders of our equity securities are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Allen & Company’s opinion was directed to our board of directors in connection with its evaluation of the merger consideration, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger agreement. We agreed to pay Allen & Company a fee of $350,000 upon the delivery of its fairness opinion, which amount was in addition to $250,000 previously paid to Allen & Company in July 2005 as a retainer fee.
Delisting and Deregistration of Our Common Stock (page 38)
      If the merger is completed, our common stock will no longer be listed on the Nasdaq Capital Market and will be deregistered under the Securities Exchange Act of 1934 (or Exchange Act), and we will no longer file periodic reports with the Securities and Exchange Commission.
Litigation Relating to the Merger (page 38)
      As of the date of this proxy statement, we are unaware of any lawsuits filed against us or our board of directors in connection with the merger.
The Merger Agreement (page 44)

Conditions to Completion of the Merger (page 53)
      Our, Nokia’s and Merger Sub’s obligations to effect the merger are subject to the satisfaction of the following conditions:

•	our stockholders must adopt the merger agreement;

•	all governmental approvals for merger must have been obtained and no governmental orders against the merger shall have been issued; and

•	any applicable antitrust waiting period must have expired.

Nokia’s and Merger Sub’s obligations to complete the merger are subject to the satisfaction by us or waiver by them of the following conditions:

•	the accuracy of our representations and warranties, except where such inaccuracy would not reasonably be expected to result in a material adverse effect, as that term is defined in the merger agreement, or to materially delay the consummation of the merger (the foregoing exception does not apply to our representations and warranties relating to our capital structure, our authority to approve the merger, and our Board’s actions regarding the applicability of certain takeover laws, which must be true in all material respects);

•	our compliance in all material respects (or, in the case of certain covenants related to termination of certain contracts, in all respects) with our obligations, agreements and covenants under the merger agreement, as specified in the merger agreement;

•	no material adverse effect with respect to Loudeye shall have occurred (the definition of material adverse effect is described beginning on page 49, and that term is defined for this purpose to specifically include among other things, the loss of more than 30 employees of Loudeye’s OD2 subsidiaries, the loss (or reasonable likelihood of loss) of more than 30% of the value of Loudeye’s current customer base or Loudeye’s failure to have a minimum cash balance (including cash equivalents, marketable securities and restricted cash) of $10.0 million as of October 31, 2006 (less the amount of certain transaction related expenses if such expenses are incurred prior to the effective time of the merger)); and

•	our receipt of third party consents to the continuation, modification, extension and/or termination of certain specified contracts, including the consent of the major record labels to continue to license content to Loudeye on substantially the same terms for a period of 12 months following the closing date of the merger.
Our obligation to complete the merger is subject to the satisfaction by Nokia and/or Merger Sub or waiver by us of the following conditions:

•	Nokia’s and Merger Sub’s representations and warranties must be true in all material respects as of closing, except for inaccuracies that do not materially impede the ability of Nokia or Merger Sub to consummate the merger; and

•	Nokia and Merger Sub must be in material compliance with all agreements and covenants under the merger agreement.
No Solicitation Covenant (page 51)
      The merger agreement contains restrictions on our ability to solicit, initiate or participate in discussions or negotiations with, provide any non-public information to, or enter into an agreement with, a third party with respect to a proposal (referred to in the merger as an acquisition proposal) involving an acquisition by any person or group of beneficial ownership of more than 15% of the issued and outstanding shares of any class of our capital stock in a single or a series of transactions, any merger, consolidation or similar transaction, any sale or lease of all or more than 15% of our assets in a single or a series of transactions, or any liquidation or dissolution of Loudeye. The merger agreement does not, however, prohibit us or our board of directors from considering an unsolicited acquisition proposal from a third party and furnishing non-public information to, and engaging in discussions with, such third party, if we and our board of directors comply with the appropriate provisions of the merger agreement.
Agreement to Use Commercially Reasonable Efforts (page 53)
      Loudeye and Nokia have agreed to use all commercially reasonable efforts to consummate the merger and any other transactions contemplated by the merger agreement, including to cause the conditions to the merger to be satisfied, obtain governmental approvals and defend any suits challenging the merger, except that Nokia will not be required to take any action that will materially and adversely affect Nokia or its affiliates, following the merger.
      Loudeye and Nokia have also agreed to use all commercially reasonable efforts to obtain any antitrust regulatory approvals, including without limitation, U.S. antitrust approval and approvals required by any other competent merger control authority reasonably determined to be required pursuant to the mandatory competition laws of any applicable jurisdiction, and filings under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and other securities laws of any foreign country or any other applicable law required in connection with the merger. However, Nokia will not be required to divest any assets or obtain antitrust approval unless the divestiture would not have a material consequence to Nokia or its assets that Nokia acquired after the date of the merger agreement.
Termination of the Merger Agreement (page 54)
      The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained except as otherwise indicated below, as follows:

•	by mutual written consent of the parties;

•	by either Loudeye or Nokia:

•	if the closing of the merger has not occurred by February 9, 2007 (or April 10, 2007 if the merger is not consummated because of a failure to obtain antitrust approval), except that the right to terminate the merger agreement for this reason will not be available to a party whose failure to comply with the merger agreement was the principal cause of the failure to close the merger by that date;

•	if any permanent injunction or other order of a court or other competent authority preventing the consummation of the merger has become final and nonappealable;

•	if our stockholders do not adopt the merger agreement, except that the right to terminate the merger agreement for this reason will not be available to us if the failure to obtain stockholder approval was caused by our action or failure to act and that action or failure to act was a breach of the merger agreement; or

•	upon a breach by the other party of a representation, warranty or covenant, or if any such representation, warranty or covenant becomes untrue, if as a result of the breach the closing conditions regarding accuracy of the representations and warranties and compliance with the covenants would not be satisfied and the breach or inaccuracy is incapable of being cured or has not been cured within 20 days after written notice, except that the right to terminate the merger agreement for this reason will not be available to a party that has materially breached the merger agreement;

•	by Nokia, at any time prior to the adoption of this agreement by our stockholders, if any of the following has occurred or our board of directors has resolved to do any of the following (each of which is referred to as a “triggering event”):

•	the withdrawal, amendment or modification of our board of directors’ recommendation that our stockholders vote to adopt the merger agreement in a manner adverse to Nokia;

•	the failure to include in this proxy statement our board of directors’ recommendation that our stockholders vote to adopt the merger agreement;

•	the failure of our board of directors to reaffirm (publicly, if so requested) its recommendation in favor of the adoption of the merger agreement by our stockholders within 10 business days after Nokia so requests, provided that if the special meeting of our shareholders relating to this proxy would occur before the end of such 10 day period, then the reaffirmation must be made two calendar days prior to the stockholders’ meeting;

•	the approval or recommendation by our board of directors of any other acquisition proposal;

•	our entering into any letter of intent or similar document or any agreement relating to any acquisition proposal;

•	our board of directors’ failure to recommend to our stockholders that they reject any tender or exchange offer relating to our securities by anyone unaffiliated with Nokia within 10 business days of the commencement of such tender or exchange offer;

•	our breach in any material aspect of our obligations under the merger agreement relating to the special stockholders’ meeting that is the subject of this proxy statement, (see “The Merger — The Merger Agreement — Stockholders’ Meeting and Duty to Recommend” beginning on page 50);

•	our willful breach in any material aspect of our obligations with respect to provisions covering acquisition proposals, non-solicitation of other acquisition proposals, changes in our board’s recommendation, or superior offers; (see “The Merger — The Merger Agreement — Stockholders’ Meeting and Duty to Recommend” on page 50, “— No Solicitation of Acquisition Proposals” beginning on page 50, “— Superior Offers” beginning on page 51 and “— Change of Recommendation” on page 52);

•	our board of directors resolves to do any of the foregoing; or

•	prior the effective time a material adverse effect with respect to Loudeye occurs or if we breach certain representations or warranties or covenants relating to intellectual property, in both cases subject to a 20 day cure period following notice from Nokia if the material adverse effect and/or breach is capable of being cured, provided that Nokia must exercise its termination right for such material adverse effect or breach within 10 business days of the end of the cure period or such material adverse effect or breach will be waived for all purposes under the merger agreement.
Termination Fees and Other Expenses (page 55)
      We must pay a termination fee of $1.8 million to Nokia in connection with the termination of the merger agreement under certain circumstances.
      If we terminate the merger agreement because we enter into an agreement with respect to a superior offer, we must pay the termination fee to Nokia prior to termination of the merger agreement.
      If an alternative acquisition proposal is publicly announced prior to termination of the merger agreement and, within twelve months of the termination, we consummate or enter into an agreement for an acquisition of Loudeye, then within two business days of consummating the acquisition or entering into that agreement, we must pay the termination fee to Nokia if the merger agreement was terminated under the following circumstances:

•	by Nokia because of the occurrence of a triggering event (as described above) (except that Nokia will not be entitled to the termination fee if the termination results from the failure of our board of directors to reaffirm its recommendation of the merger within 10 business days of a request by Nokia);

•	by either Loudeye or Nokia because the merger is not consummated prior to February 9, 2007 (or April 10, 2007 if the merger is not consummated because of a failure to obtain antitrust approval);

•	by either Loudeye or Nokia because our stockholders fail to approve the transaction; or

•	by Nokia due to our willful breach of our representations, warranties, or covenants that would result in the failure to satisfy the closing conditions relating to our representations, warranties and covenants, which we fail to cure within the specified period.
      The termination fee is not the exclusive remedy for termination under the merger agreement if a party breaches its obligations under the merger agreement.

Fees and Expenses (page 57)
      Each of Loudeye, Nokia and Merger Sub will pay all costs and expenses incurred by it in the transactions contemplated by the merger agreement, except that:

•	Nokia will pay the entire filing fee relating to filings under the Hart-Scott-Rodino Act of 1976 (the “HSR Act”), and all premerger notification and report forms under similar applicable laws of other jurisdictions; and

•	Loudeye will pay all fees and expenses in connection with the filing, printing and mailing of and solicitation fees related to this proxy statement (including SEC filing fees) and any preliminary materials related thereto or any other documents distributed to Loudeye stockholders in connection with the Merger.
Material U.S. Federal Income Tax Consequences (page 38)
      The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between the amount of cash received in exchange for shares of our common stock pursuant to the merger and your adjusted tax basis in such shares.
      You should read “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 38 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.
Regulatory Matters (page 40)
      Completion of the transactions contemplated by the merger agreement is also subject to various regulatory approvals including the expiration of applicable waiting periods under the HSR Act, as amended in the United States, and clearance from German and Italian authorities under the under the Act Against Restrictions of Competition of 1958, as amended and Italian Law No. 287 of 10 October 1990, as amended, respectively.
      While we expect to obtain all of these regulatory clearances, there can be no assurance that Nokia and Loudeye will obtain the regulatory approvals necessary or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or require changes to the terms of the merger.
      In addition, at any time before or after the completion of the merger, the Antitrust Division, the Federal Trade Commission, or FTC, or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture by us or Nokia of substantial assets. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust or other laws challenging or seeking to enjoin the merger, before or after it is completed.
Paying Agent
      Nokia will select and hire a paying agent for the payment of the merger consideration.
Appraisal Rights (page 41)
      Under Delaware law, stockholders who do not wish to accept the consideration payable for their shares of common stock pursuant to the merger may seek, under Section 262 of the General Corporation Law of the State of Delaware, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more than, less than or equal to the applicable merger consideration for such shares. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to properly demand appraisal, among other things:

•	you must not vote in favor of the proposal to adopt the merger agreement;

•	you must deliver a written demand to us for appraisal in compliance with the General Corporation Law of the State of Delaware before the vote on the proposal to adopt the merger agreement occurs at the special meeting; and

•	and you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger; a stockholder who is the record holder of shares of our common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares prior to the effective time of the merger, will lose any right to appraisal in respect of those shares.
      Merely voting against, or failing to vote in favor of, the merger agreement will not preserve your right to appraisal under Delaware law. Also, because a submitted proxy not marked “against” or “abstain” will be voted “FOR” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker, bank or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your shares. If you or your nominee fails to follow all of the steps required by Section 262 of the General Corporation Law of the State of Delaware, you will lose your right of appraisal. See “The Merger — Appraisal Rights” beginning on page 40 for a description of the procedures that you must follow in order to exercise your appraisal rights.
      Dissenting stockholders who properly perfect their appraisal rights will receive only the judicially-determined fair value of their shares if one or more dissenting stockholders files suit in the Delaware Court of Chancery and litigates the resulting appraisal case to a decision.
      Annex D to this proxy statement contains the full text of Section 262 of the General Corporation Law of the State of Delaware, which relates to your right of appraisal. We encourage you to read these provisions carefully and in their entirety.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      This proxy statement contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. Statements other than statements of historical fact are forward-looking statements for purposes of federal and state securities laws, including projections of earnings, revenue or other financial items; statements regarding future economic conditions or performance; statements of belief; and statements of assumptions. Forward-looking statements may include the words “may,” “could,” “will,” “should,” “would,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words.
      These forward-looking statements are expressed in good faith and believed to have a reasonable basis but present our estimates and assumptions only as of the date of this proxy statement. Except for our ongoing reporting obligations under any securities laws, we do not intend, and undertake no obligation, to update any forward-looking statement. Actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties. Risks and uncertainties pertaining to the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	our ability to obtain the stockholder and regulatory approvals required for the merger;

•	our ability to obtain requisite third party consents to the continuation, modification, extension and/or termination of certain specified contracts, including the consent of the major record labels to continue to license content to Loudeye on substantially the same terms for a period of 12 months following the closing date of the merger;

•	a material adverse change in our business, assets, liabilities, capitalization, financial condition or results of operation, including among other things:

•	the loss of more than 30 employees of Loudeye’s OD2 subsidiary;

•	the loss (or reasonable likelihood of loss) of more than 30% of the value of Loudeye’s current customer base; or

•	Loudeye’s failure to have a minimum cash balance (including cash equivalents, marketable securities and restricted cash) of $10.0 million as of October 31, 2006 (less the amount of certain transaction related expenses if such expenses are incurred prior to the effective time of the merger);

•	our ability to satisfy the other conditions to the closing of the merger;

•	diversion of management time on merger-related issues;

•	the timing of the closing of the merger and receipt by stockholders of the merger consideration;

•	legislative or regulation developments that could have the effect of delaying or preventing the merger;

•	our ability to continue to develop our services to address the changing dynamics of digital media distribution, promotion consumption and content management;

•	our ability to retain our relationships with significant content providers and customers;

•	our ability to retain our employees;

•	uncertainty concerning the effects of our pending transaction with Nokia;

•	additional risk factors, as discussed in the “Risk Factors” section of our Annual Report on From 10-K, for the year ended December 31, 2005 as filed on March 15, 2006 and our quarterly reports filed from time to time with the SEC; and

•	additional risks and uncertainties not presently known to us or that we currently deem immaterial.
      You should consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We do not undertake any obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances that occur after the date of this proxy statement or to reflect the occurrence of unanticipated events, except as we are required to do by law.
THE LOUDEYE SPECIAL MEETING
      We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.
Date, Time and Place
      We will hold the special meeting at Loudeye’s corporate headquarters located at 1130 Rainier Avenue South, Seattle, Washington 98144 on October 11, at 9:00 a.m. Pacific Time.

Purpose of the Special Meeting
      At the special meeting, we are asking holders of record of our common stock at the close of business on August 31, 2006, to consider and vote on the following proposals:

1. to adopt the Agreement and Plan of Merger dated August 7, 2006, by and among Loudeye Corp., Nokia Inc., and Loretta Acquisition Corporation, a wholly-owned subsidiary of Nokia;

2. to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the merger to adopt the merger agreement; and

3. to transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.
Recommendation of Our Board of Directors
      Our board of directors has determined that the terms of the merger agreement are fair to and in the best interests of us and our stockholders and has determined the merger to be advisable to our stockholders.
      Our board of directors recommends that our stockholders vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies. See “The Merger — Recommendation of Our Board of Directors; Reasons for the Merger” beginning on page 29.
Stockholders Entitled to Vote; Record Date; Vote Required
      A quorum of stockholders is necessary to hold the special meeting. The required quorum for the transaction of business at the special meeting is the presence, either in person or represented by proxy, of the holders of a majority of the voting power of our outstanding common stock. Abstentions and “broker non-votes,” discussed below, count as present for establishing a quorum.
      You may vote at the special meeting if you owned shares of our common stock at the close of business on August 31, 2006, the record date for the special meeting. For each share of our common stock that you owned on the record date, you are entitled to cast one vote on each matter voted upon at the special meeting.
      Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our common stock.
      Because the vote on the proposal to adopt the merger agreement is based on the voting power of the total number of shares outstanding, rather than the number of actual votes cast, failure to vote your shares and broker non-votes will have the same effect as voting against the adoption of the merger agreement.
      Approval of the proposal to adjourn the special meeting for the purpose of soliciting proxies, if necessary, requires a majority of the votes cast on the proposal. Because the vote on the proposal to adjourn the meeting is based on the number of actual votes cast, failure to vote your shares and broker non-votes will have no effect on the outcome of the proposal.
      A list of our stockholders will be available for review for any purpose germane to the special meeting at our executive offices and principal place of business during regular business hours for a period of ten days before the special meeting and will also be available at the special meeting.
Shares Owned by Our Directors and Executive Officers
      As of the close of August 7, 2006, our directors and executive officers, beneficially owned 242,663 shares of common stock (excluding options exercisable within 60 days) entitled to vote at the meeting, or approximately 1.8% of our total voting power outstanding on that date.

Voting; Proxies
      You may vote by proxy or in person at the special meeting.
Voting in Person
      If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.
Voting by Proxy
      All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal to adopt the merger agreement and the proposal to adjourn the special meeting to solicit additional proxies, if necessary, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.
      Only shares affirmatively voted for the proposal to adopt the merger agreement and the proposal to adjourn the special meeting to solicit additional proxies, if necessary, and properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” the proposals. Shares of our stock held by persons attending the special meeting but abstaining from voting, and shares of our stock for which we received proxies directing an abstention, will have the same effect as votes against the adoption of the merger agreement, but will not have any effect on the outcome of the vote on the proposal to adjourn the special meeting to solicit additional proxies, if necessary. Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists, but those proxies will have the same effect as votes against the proposal to adopt the merger agreement. Broker non-votes will have no effect on the outcome of the vote on the adjournment proposal.
      A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.
      If any other matters are properly presented for consideration at the special meeting, including, among other things, consideration of a motion to adjourn the special meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the special meeting. If, however, a matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.
      Any adjournment may be made without notice (if the adjournment is not for more than thirty days), provided an announcement is made at the special meeting of the time, date and place of the adjourned meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.
Other Business
      We do not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Revocation of Proxies
      Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the special meeting. A stockholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our corporate secretary with a later date or by appearing at the special meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy.
Solicitation of Proxies
      We and our proxy solicitation firm, The Altman Group, are soliciting proxies for the special meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders, including the payment a fee of $9,500, plus reasonable expenses, to The Altman Group for its services. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of our common stock held by them and secure their voting instructions, if necessary. We will reimburse those record holders for their reasonable expenses in so doing. We may use several of our executive officers and regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.
Appraisal Rights
      Under the General Corporation Law of the State of Delaware, holders of our common stock who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement and they comply with the provisions of Section 262 of the General Corporation Law of the State of Delaware set forth in full at Annex D to this proxy statement, including by not voting in favor of the adoption of the merger agreement. Dissenting stockholders who properly perfect their appraisal rights will receive only the judicially-determined fair value of their shares if one or more dissenting stockholders files suit in the Delaware Court of Chancery and litigates the resulting appraisal case to a decision. For more information on appraisal rights see below under “The Merger — Appraisal Rights” beginning on page 40.
Assistance
      If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:
Loudeye Corp.
Attn: Investor Relations
1130 Rainier Avenue South
Seattle, WA 98144
(206) 832-4000
ir@Loudeye.com
OR
The Altman Group
1200 Wall Street West-3rd Floor
Lyndhurst, NJ 07071
201-806-7300
Toll Free: 800-331-5963
LOUDinfo@altmangroup.com

PROPOSAL 1 — ADOPTION OF THE MERGER AGREEMENT
THE MERGER
Introduction
      We are asking our stockholders to adopt the merger agreement. If we complete the merger, we will become a wholly-owned subsidiary of Nokia, and our stockholders will have the right to receive $4.50 in cash, without interest and less any applicable withholding taxes, for each share of common stock that is outstanding immediately prior to the effective time of the merger.
The Companies
Loudeye Corp.
      Loudeye is a worldwide leader in business-to-business digital media services that facilitate the distribution, promotion and sale of digital media content for media and entertainment, mobile communications, consumer products, consumer electronics, retail, and ISP customers. Loudeye’s services enable its customers to outsource the management and distribution of digital media content over the Internet and other electronic networks. Loudeye’s proprietary consumer-facing e-commerce services, combined with our technical infrastructure and back-end solutions, comprise an end-to-end service offering. These service offerings currently comprise turn-key, fully-outsourced digital media distribution and promotional services, such as private-labeled digital music services, including mobile music services. Loudeye’s outsourced solutions can decrease time-to-market while reducing the complexity and cost of digital distribution compared with internally developed alternatives, and they enable Loudeye’s customers to provide branded digital media service offerings to their users while supporting a variety of digital media technologies and consumer business models. Loudeye’s principal executive office is located at 1130 Rainier Avenue South, Seattle, Washington 98144, and their telephone number is (206) 832-4000. Loudeye’s website is www.loudeye.com. The information on Loudeye’s website is not a part of this proxy statement.
Nokia
      Nokia Inc. (which we refer to in this proxy statement as Nokia) is a subsidiary of Nokia Corporation. Nokia Corporation is the world’s largest manufacturer of mobile devices and a leader in mobile networks. Nokia Corporation connects people to each other and the information that matters to them with mobile devices and solutions for voice, data, imaging, games, multimedia and business applications. Nokia Corporation also provides equipment, solutions and services for operator and enterprise customers. Nokia Corporation’s principal executive office is located at Keilalahdentie 4, P.O. Box 226, FIN-00045 Nokia Group, Espoo, Finland and their telephone number is +358 (0) 7 1800-8000. Nokia’s website can be accessed at www.nokia.com. The information on Nokia’s website is not a part of this proxy statement.
Loretta Acquisition Corporation
      Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Nokia. Merger Sub was organized solely for the purpose of entering into the merger agreement with Nokia and completing the merger and has not conducted any business operations other than those incidental to its formation. If the merger is completed, Merger Sub will cease to exist following its merger with and into Loudeye.
      The mailing address of Merger Sub’s principal offices is c/o Nokia, 6000 Connection Drive, Irving, Texas 75039, and their telephone number is (972) 894-5000.
Background of the Merger
      Loudeye’s management and its board of directors have continuously reviewed and assessed the various business trends and conditions concerning Loudeye and the digital media distribution services marketplace generally. This ongoing assessment led the board of directors to approve the acquisition of OD2 in June

2004, expanding Loudeye’s geographic presence to Europe and significantly expanding Loudeye’s reach into the market for white label business-to-business digital media store services.
      Following this acquisition, Loudeye’s management faced the task of integrating the existing Loudeye operations — located in Seattle, Washington — with OD2’s operations, located primarily in Bristol, U.K. The Seattle operating platform offered the prospects of a first of its kind mobile music store service to be launched in September 2004 for AT&T Wireless, later Cingular Wireless, while the Bristol-based operations had an impressive installed customer base of over 60 digital media store services customers across approximately 20 markets, including for customers such as Microsoft’s MSN services and Coca-Cola. In July 2004, Loudeye’s OD2 subsidiary and Nokia Corporation through its Multimedia Business Group entered into a collaboration framework agreement for music services. This commercial agreement contemplated a broad-ranging collaboration whereby Loudeye and Nokia would create and sell an end to end digital music service solution to mobile operators and device manufacturers with Loudeye running the service for the benefit of users of mobile handsets and personal computers.
      Integrating the technology platforms and content libraries of Loudeye’s U.S. operations and those of OD2 presented significant challenges and resulted in a higher cost structure than Loudeye had previously experienced. While management worked to minimize the cost impact of maintaining two digital store platforms, revenue from Loudeye’s Seattle-based platform did not grow as quickly as anticipated, due in part to the relatively early stage of development of the markets for web and mobile digital music downloads. As a result, despite management’s cost containment efforts, the revenue generated by Loudeye’s two digital store platforms was insufficient to maintain both platforms on a long term basis.
      In June and July 2005, the board of directors held several meetings with management which included a detailed review of Loudeye’s business and operations. Directors discussed, among other things, the ability to grow and scale the business in the time frame enabled by then current financial, commercial, personnel and other resources, strategies for Seattle-Bristol technology platform integration, revenue projections and breakeven models, and customer initiatives. Among the customer initiatives discussed and prioritized at the meeting were continued development efforts for a large North American Retailer-branded music service on the Seattle-based platform (which was subsequently terminated in February 2006), systems improvements for encoding services for EMI Music (which subsequently terminated its services agreement with Loudeye in February 2006), and the anticipated third quarter 2005 O2 Germany mobile music service launch on the Seattle-based platform.
      On June 13, 2005, as a result of these discussions and considering the challenges facing the company, Loudeye’s board of directors expanded its review of ongoing operations to include a strategic review process. This evolving process supplemented the board’s periodic and ongoing operational review of the business with additional discussion of potential strategic alternatives, together with evaluation of benefits and risks associated with both. On July 20 and 21, 2005, Loudeye’s board of directors held a regularly scheduled board meeting at which the board formalized the strategic review process by forming a committee of outside directors tasked with assisting management in evaluating various strategic and financing alternatives from time to time. This committee (which we refer to as the independent transactions committee) was comprised of independent directors Kurt Krauss, Johan Liedgren and Frank Varasano.
      In July 2005, the independent transactions committee requested management to select and retain investment advisors. Management entered discussions with representatives of Allen & Company LLC and on July 29, 2005, Loudeye entered into an exclusive engagement letter with Allen & Company for financial advisory services in connection with assessing the alternatives available to the company to maximize stockholder value, including transactions and other matters relating to the possible sale or disposition of all or substantially all of Loudeye’s equity or assets. The independent transactions committee ratified the engagement letter on August 5, 2005. Loudeye had previously engaged Allen & Company for various financial advisory services in connection with a Series D private placement financing in December 1999 prior to Loudeye’s initial public offering and in connection with a February 2004 private placement transaction.

      In early August 2005, management together with Allen & Company prepared a summary of potential parties to contact regarding a potential strategic transaction including industry participants such as competitors, media and entertainment companies (music, video, and games), search, community, legitimate peer-to-peer digital distribution, security, and other technology companies, as well as financial investors or potential joint venture partners. Management together with Allen & Company prioritized these prospects based on a number of factors including among others industry position, financial resources, and prior strategic transaction precedents. Allen & Company was requested to make contact with a specified subset of these parties to assess their interest in a potential strategic transaction with Loudeye. On August 24, 2005, management updated the independent transactions committee on preliminary contacts, including meeting schedules with various parties.
      At the end of September 2005 based on initial reactions from parties that had been contacted, management recommended that the strategic review process be expanded to outreach to a broader group of prospects. At an October 3, 2005 independent transactions committee meeting, the committee authorized management to expand the list of prospects. The committee also requested management to prepare an updated operating plan for presentation at the board’s regularly scheduled November 2005 meeting. With this expanded mandate, management and Allen & Company made additional third party contacts and by November 2005, approximately 14 additional entities had been contacted to assess their interest in discussing a potential strategic transaction involving Loudeye.
      On October 18, 2005, Loudeye announced the official launch of the O2 Germany Music Store built under the Loudeye-Nokia framework agreement. This service was operated on Loudeye’s Seattle-based technology platform.
      The results to date of the expanded strategic review process were presented to the board by Allen & Company and management at a November 2 and 3, 2005, board meeting. Management was directed to continue to engage in discussions with potential strategic partners and/or investors and to implement cost reduction and other restructuring initiatives. Loudeye’s third quarter 2005 press release issued November 9, 2005, publicly disclosed that Loudeye had retained Allen & Company to assist the board of directors in advising on capital markets alternatives, and assisting in identifying and evaluating strategic alternatives.
      Following contact made by Allen & Company, on November 30, 2005, Loudeye and Nokia entered into a form of nondisclosure agreement that had been used by Loudeye throughout the strategic review process with third parties. This nondisclosure agreement contained standstill and other provisions customary for a nondisclosure agreement in a strategic review process. The agreement also included a six month nonsolicitation obligation which prohibited Nokia from directly or indirectly soliciting to employ or actually employing certain Loudeye personnel. The agreement was entered into in contemplation of sharing confidential information with Nokia outside the scope of Loudeye and Nokia’s existing commercial relationship.
      At a December 21, 2005 regular meeting of the board of directors, Allen & Company updated the board on the overall strategic review process, including a total of 72 companies contacted, of which Loudeye and/or its advisors had conversations with 26. The board also reviewed discussions with one potential strategic partner, referred to as Company W, which had advanced to the preliminary due diligence and structuring phase for a potential combination. This third party was not Nokia. The board directed management to continue and, if appropriate based on the progress of due diligence, advance discussions with Company W.
      During December 2005, management began active discussions with Nokia regarding potential restructuring of certain of the financial and operational aspects of the Loudeye-Nokia framework agreement. These restructuring discussions focused on the continued operation of the O2 Germany Music Store which was not generating sufficient revenue to fund its operation, especially given that other anticipated revenue generating services were experiencing launch delays and given Loudeye’s limited available financial resources to invest in this service at that time. During the December 2005 timeframe, Michael Brochu (President and Chief Executive Officer) and David Williamson (Executive Vice President of Business Affairs), verbally discussed alternatives with Nokia to ensure continued operation of the O2 Germany Music Store through Loudeye, including funded development or a possible strategic investment by Nokia in Loudeye. Conversations with Nokia regarding continuation of the service expanded to include representatives from O2 Germany in light of their direct interests in ensuring continuation of the O2 Germany Music Store.
      Meanwhile during December 2005, Loudeye management continued detailed strategic transaction conversations with Company W. Mr. Brochu and Allen & Company also had sporadic contact with representatives of Nokia including Thomas Westerlund (Director Mergers & Acquisitions) regarding whether Nokia had interest in a potential strategic transaction and the timing for such a transaction. In addition, Loudeye entered into strategic transaction discussions with another party, referred to as Company X, which was introduced to the company through Mr. Brochu.
      On January 9, 2006, the independent transactions committee met and received an update from management on the progress of due diligence with Company W. In particular, management updated the independent transactions committee on a written letter of intent received from Company W on January 4, 2006 regarding a potential strategic combination. In part as a reflection of the substantial risks and contingencies associated with this proposal, the independent transactions committee also discussed the prospects for expanding and/or accelerating conversations with Company X and Nokia. On January 10, 2006, Mr. Brochu received verbal notice from Company W that it could not proceed further with discussions regarding a potential business combination. Following this notice, Loudeye management accelerated conversations with Nokia and Company X.
      On January 25, 2006, Loudeye’s board of directors held a regularly scheduled meeting at which Allen & Company made a presentation regarding potential capital raising or financings as an alternative to the strategic review process, in particular in light of concerns regarding the company’s limited available cash resources and the fact that the Loudeye was not then engaged in conversations with any third party which in management’s assessment would be reasonably likely to result in a strategic transaction within the time period afforded by available cash reserves. Loudeye’s board directed management to evaluate potential capital raising alternatives and to implement further cost reduction initiatives.
      During January 2006, conversations with representatives of Nokia and O2 Germany continued regarding possible solutions to ensure continued operation of the O2 Germany Music Store in light of Loudeye’s deteriorating financial condition. Loudeye made various proposals regarding transition of the O2 Germany Music Store to Loudeye’s Bristol platform as part of an overall technology platform consolidation. These conversations continued into February 2006 with telephonic and in-person meetings with representatives of Loudeye, Nokia and O2 Germany. During the first week of February 2006, Loudeye also received notice of termination from the large North American retailer for whom Loudeye was preparing a branded web based music store on the Seattle-based technology platform. Loudeye publicly announced this customer termination on February 8, 2006.
      During the week of February 6, 2006, representatives of Nokia contacted Allen & Company and requested a preliminary meeting with Loudeye management. On February 9, 2006, Edward Averdieck (Managing Director — Europe), Charles Bruce (Finance Director — Europe), John Grinham (Director Product Marketing), and Dave Shephard (Director Engineering) met with representatives from Nokia’s Multimedia Business Group and Mergers & Acquisitions Team, including Tommi Mustonen (Director Multimedia), David Williams (Director), Ilkka Hara (Manager Mergers & Acquisitions), and Tommi Juusela (Legal Counsel Mergers & Acquisitions) in London. This same Nokia group, together with Messrs. Brochu, Bruce and Averdieck from Loudeye and Petri Korpineva (Senior Manager Multimedia) from Nokia, met in Barcelona on February 14, 2006. At these meetings, representatives from Nokia expressed an interest in exploring a potential strategic transaction focused on Loudeye’s OD2 services operating primarily in Europe, however no formal or informal proposals were made at either meeting.
      On March 6, 2006, Loudeye’s board of directors held a special meeting which included discussion of the 2006 operational plan in light of the $8.25 million common stock private placement announced February 21, 2006, and notice received following the financing that EMI Music would terminate its encoding services. EMI Music represented the largest customer of Loudeye’s U.S.-based operations.

      In early March 2006, Mr. Brochu received a verbal expression of interest from Muze, Inc., in potentially acquiring Loudeye’s U.S.-based operations. Due diligence meetings with Muze began on March 9, 2006. On March 17, 2006, Loudeye’s board held a special meeting and discussed a written offer received from Muze for acquisition of Loudeye’s U.S.-based assets. Due diligence and negotiations with Muze continued. Company X, which had previously withdrawn its interest, briefly re-engaged in the negotiation process and on March 24, 2006, Loudeye received a written offer from Company X concerning Loudeye’s U.S.-based operating assets, lower than the offer previously received from Muze. Several other parties conducted due diligence regarding potential acquisition of Loudeye’s U.S.-based assets but declined to make an offer. Negotiations continued with Muze, and on April 27, 2006, Loudeye’s board of directors met to approve a sale of the U.S.-based operating assets. On May 1, 2006, Loudeye publicly announced the sale of its U.S.-based operating assets to Muze, Inc. in an asset purchase transaction for $11.0 million in cash.
      During the period of negotiation of the sale of the U.S.-based operating assets, Mr. Brochu had periodic contacts with Mr. Mustonen of Nokia, however no active conversations, due diligence or negotiations progressed during this period. Meanwhile, in relation to the O2 Germany Music Store, Mr. Williamson and other representatives of Loudeye management continued conversations with representatives of Nokia and O2 Germany. These conversations focused on potential restructuring of the Loudeye-Nokia relationship regarding the O2 Germany Music Store, and eventually to Muze agreeing to operate the O2 Germany Music Store as part of the transaction concerning Loudeye’s sale of its U.S.-based operating assets.
      During the week of May 22, 2006, representatives of Nokia contacted Mr. Brochu to discuss conducting preliminary due diligence meetings regarding potentially acquiring Loudeye. Representatives of another third party, Company Z, also contacted Mr. Brochu on an unsolicited basis during this week and requested due diligence meetings towards a potential strategic acquisition.
      At Nokia’s request, Messrs. Averdieck, Bruce, Grinham and Shephard, together with Albert Pastore (Director Legal) and Eric Carnell (General Counsel), met with representatives of Nokia including Mr. Mustonen, Mr. Korpineva and Lars Sjöbring (Senior Legal Counsel) together with representatives of Nokia’s advisors, JPMorgan and Ernst & Young LLP, in London, U.K. on May 30 and 31, 2006, for preliminary due diligence meetings organized along business and operational lines. Loudeye management made various overview presentations of Loudeye’s technology, services, customers, content license rights, finances, employees, and other matters.
      During the week of June 5, 2006, Messrs. Averdieck, Pastore and Carnell conducted due diligence meetings in London and Bristol, U.K. with Company Z.
      On June 9, 2006, Loudeye’s board of directors held a special meeting and received an update on management’s discussions with Nokia and Company Z.
      On June 22, 2006, Loudeye received a written offer letter from Nokia to acquire Loudeye in a cash merger at $4.50 per share. This offer assumed a net cash balance of $25.3 million. The offer was subject to conditions including entry into an exclusivity agreement, absence of a material adverse effect in Loudeye’s business or operations, additional due diligence review, negotiation of definitive transaction documents, approval of Nokia’s senior management, all shares of common stock being free from liens, charges and encumbrances, and other conditions. On the date of the offer, the closing price of Loudeye’s common stock on the Nasdaq Capital Market was $1.66 per share. This written communication was the first received by Loudeye from Nokia which contained an indication of proposed consideration to be paid to acquire Loudeye. At the same time, Nokia provided Loudeye a draft exclusivity letter.
      Following receipt of the Nokia offer letter, management consulted with Allen & Company and representatives of Latham & Watkins LLP, Loudeye’s outside legal counsel, regarding the proposed terms of the offer. Mr. Brochu also updated each individual member of the board of directors regarding receipt of the offer letter.

      On June 26, 2006, Messrs. Brochu, Carnell, Chris Pollak (Chief Financial Officer) and Williamson and representatives of Latham & Watkins held a conference call with representatives of Nokia including Bruce Bowden, Tommi Mustonen, Ilkka Hara and representatives of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, Nokia’s outside counsel, regarding the terms of the offer letter and, in addition to seeking clarification on several matters contained in the offer letter, made a counteroffer to Nokia for a per share price of at least $5.00.
      On June 27, 2006, Loudeye received a written offer from Company Z to acquire Loudeye, or alternatively certain assets, with an implied valuation below the offer previously made by Nokia.
      On June 28, 2006, Loudeye’s board of directors held a regularly scheduled meeting to consider the two written offers received to purchase the company and to discuss a revised 2006 operating plan and forecasts. The board evaluated numerous factors concerning the company’s prospects for continued operation as a stand alone entity including:

•	current service platform risks and challenges, including as a result of prior period research and development and technology investment focus on the Loudeye Seattle-based platform which was divested in April 2006;

•	the mobile digital distribution market and current status of the company’s mobile initiatives and associated risks;

•	the digital media services outsourcing sub-market and associated risks and challenges relating to the company’s ability to continue to compete and gain market share in the outsourcing sub-market;

•	market growth forecasts and risks and challenges associated with Loudeye participating in such growth; and

•	comparable company valuations and competitors and their markets and financial position.
      At the conclusion of the meeting, the Board authorized management to enter into an exclusivity agreement with Nokia and to continue due diligence and negotiations around a transaction as described in Nokia’s June 22, 2006 offer letter. In addition, the board of directors approved modifications to the company’s engagement letter with Allen & Company relating to fee payments in connection with research, preparation and delivery of a written fairness opinion.
      During the week of July 3, 2006, Loudeye and Nokia negotiated the terms of an exclusivity letter agreement which was executed effective on July 6, 2006. This letter provided for an initial exclusivity period to run through July 31, 2006, with an automatic seven day rolling extension unless terminated on three days notice by Loudeye. In connection with signing of the exclusivity letter, Loudeye authorized Nokia to begin broader due diligence review of Loudeye.
      Beginning on July 7, 2006, and through signing of the definitive agreement on August 7, 2006, the Company made available to Nokia representatives and their legal, financial and accounting advisors various requested due diligence materials. During the week of July 10, 2006, Loudeye and Nokia conducted in-depth due diligence meetings in London. On July 10, Messrs. Averdieck, Carnell and Pastore gave a summary presentation regarding Loudeye’s business, the OD2 technology and services, strategy, content and intellectual property rights, financial results, customers and competitive environment and prospects to Nokia representatives and their legal, financial and accounting advisors. Numerous additional due diligence conferences were conducted between Messrs. Averdieck, Bruce, Carnell, Grinham, Pastore, Pollak and Shephard and various representatives of Nokia and its advisors up to August 7, 2006.
      On July 10, 2006, Loudeye’s board of directors held a special meeting to discuss, among other matters, progress of negotiations with Nokia. Representatives of Latham & Watkins presented, and the board of directors discussed, materials relating to the board’s fiduciary duties in the context of evaluating a cash merger.
      On July 10, 2006, Loudeye received a draft agreement and plan of merger and form of voting agreement from Nokia’s counsel, Skadden Arps. On July 13, 2006, Latham & Watkins, on behalf of

Loudeye, delivered proposed revisions to the merger agreement to Nokia and Skadden Arps. The parties exchanged and discussed several additional drafts of the merger agreement. On July 19, 2006, Mr. Carnell provided Nokia and Skadden Arps a draft disclosure letter relating to the proposed representations and warranties contained in the merger agreement. Nokia and its representatives subsequently provided several iterations of comments on the disclosure letter draft which was also supplemented by Loudeye.
      During the week of July 24, 2006 and continuing until July 30, 2006, Mr. Averdieck and certain other employees of Loudeye’s OD2 operations negotiated and finalized the terms of employment arrangements between each of them and Nokia, effective after the merger. At the same time, Mr. Brochu and members of Loudeye’s compensation and independent transactions committee discussed proposed incentive and retention bonus compensation for seven individuals at Loudeye’s OD2 operations including Mr. Averdieck. Following negotiations with Messrs. Averdieck, Grinham and Shephard, Mr. Brochu and Mr. Krauss proposed a bonus pool of $600,000 to be allocated among OD2 employees identified by Nokia as key management to retain in connection with the acquisition, subject to approval of Loudeye’s board of directors. This retention bonus pool was approved by the Loudeye board of directors on August 7, 2006.
      On July 26, 2006, Mr. Brochu received an unsolicited offer from a third party to acquire the capital stock of OD2 for consideration below the consideration offered by Nokia and subject to numerous, material conditions.
      On July 28, 2006, Mr. Brochu delivered an email to Mr. Hara at Nokia containing a list of substantive issues relating to the proposed form of merger agreement as last received from Skadden Arps on July 26, 2006. Mr. Brochu and Mr. Hara subsequently arranged by telephone to meet in London the week of July 31, 2006 to negotiate these issues in person.
      On August 1-3, 2006, Mr. Brochu and Mr. Carnell with representatives of Latham & Watkins participating via teleconference met in London with Mr. Hara and Mr. Sjöbring together with representatives of Skadden Arps. This working group conducted all-day negotiating sessions toward a definitive merger agreement. On August 2, 2006, Mr. Brochu and Mr. Hara, together with their respective counsel, conducted a negotiation regarding various matters including the price per share to be paid in connection with the proposed merger. The closing price of Loudeye’s common stock on the Nasdaq Capital Market on August 2, 2006, was $1.76 per share. Nokia further indicated that in light of the substantial premium represented by the proposed per share merger consideration of $4.50 to Loudeye’s then-current trading price, among other things, Nokia would continue to require a number of deal protection provisions (including voting agreements from Loudeye’s officers and directors) and closing conditions, including obtaining consents from third parties to the continuation, modification, extension and/or termination of certain specified contracts, and the absence of a material adverse effect in Loudeye’s business or operations, including loss of employees, loss of customers, or failure to maintain a minimum specified cash balance.
      On August 4, 2006, Loudeye’s board of directors held a special meeting to discuss the status of negotiations with Nokia among other matters. Messrs. Brochu and Carnell and representatives of Latham & Watkins provided an update on the previous days’ meetings and presented, and the board of directors discussed, material terms of the draft merger and voting agreements. Representatives of Latham & Watkins also presented, and the board of directors discussed, additional materials relating to the board’s fiduciary duties in the context of evaluating a potential cash merger. Representatives of Allen & Company participated in this meeting. Mr. Carnell and representatives of Latham & Watkins and Mr. Sjöbring and representatives of Skadden Arps conducted all-day negotiations on August 6, 2006.
      Loudeye’s board of directors convened a special meeting at 10:00 a.m. Seattle time on August 7, 2006, at which Messrs. Brochu and Carnell and representatives of Latham & Watkins summarized final negotiations on the definitive merger agreement and representatives of Allen & Company delivered a presentation concerning their review of the fairness from a financial point of view of the consideration to be paid in the proposed merger. The board reviewed and discussed the terms of the proposed merger. The board adjourned the meeting until 5:00 p.m. Seattle time. Negotiations continued through the day on the final terms of the definitive merger agreement, including the minimum cash balance requirement of

$10.0 million reflected in the merger agreement (subject to certain payments agreed between Loudeye and Nokia), and the parties agreed in principle on a definitive agreement later that afternoon. Loudeye’s board of directors reconvened at 5:00 p.m. to consider adoption of the definitive merger agreement. Representatives of Allen & Company delivered an opinion to the board of directors that the $4.50 per share merger consideration to be paid in connection with the proposed merger is fair from a financial point of view to the holders of Loudeye common stock. After review and discussion, the board of directors voted unanimously to approve the merger agreement, resolved to recommend that Loudeye’s stockholders vote to adopt the merger agreement, and authorized Loudeye management to execute and deliver the merger agreement. Thereafter, Loudeye and Nokia executed the merger agreement and voting agreements.
      The signing of the merger agreement was publicly announced on August 8, 2006, prior to the opening of the Nasdaq Capital Market.
Recommendation of Our Board of Directors; Our Reasons for the Merger

Recommendation of Our Board of Directors
      Our board of directors, by the unanimous vote of all directors:

•	approved and adopted the merger agreement and other transactions contemplated by the merger agreement, and declared the merger to be advisable to our stockholders;

•	determined that it was in the best interests of Loudeye and its stockholders to enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement; and

•	determined that the consideration to be paid in the merger was fair from a financial point of view to our stockholders.
      Accordingly, our board of directors recommends that you vote “FOR” the adoption of the merger agreement.

Reasons for the Merger
      In reaching its determination to approve and adopt the merger agreement and the transactions contemplated thereby and to recommend that you vote in favor of the proposal to adopt the merger agreement, our board of directors consulted with our management, as well as our legal and financial advisors, and considered a number of factors, including the following material factors:

Factors Relating to the Transaction Generally:

•	our current and future operating risks and opportunities if we were to remain as an independent publicly traded company in light of a number of relevant factors such as industry trends and the challenges affecting Loudeye, including the increasing importance of scale and scope and the intensified challenges of operating independently in a competitive environment dominated by proprietary systems and standards such as Apple Computer’s iPod and iTunes service or the recently announced Zune portable media player from Microsoft Corporation, as well as other trends such as the increasing wholesale cost of music content and the apparent willingness of certain music services to set a retail price to consumers that may be under the wholesale cost of music content and a trend towards a requirement for substantial cash advances to content owners, in particular the four major music labels, in order to obtain some content distribution rights, such as use for music subscription services;

•	information with respect to our financial condition, results of operations, business and prospects, including management’s projections of future earnings and growth of Loudeye, the inherent uncertainties and contingencies associated with financial projections, and the economic and competitive market conditions affecting Loudeye, including difficulties in maintaining our market share and the competitive pricing pressures on our business;

•	our board of directors’ belief, in light of its knowledge of our business, financial condition, results of operations, prospects and the business and competitive environment in which we operate, that the merger is more favorable to our stockholders than any other alternative reasonably available to Loudeye including continued independent operations or other potential strategic transactions;

•	the process through which Loudeye, with the assistance of our financial advisors, engaged in or sought to engage in discussions with companies believed to be the most likely candidates to pursue a business combination with or an acquisition of Loudeye, as further described above under “Background of the Merger,” and the fact that Nokia’s proposal to acquire us was significantly more favorable from a financial point of view to our stockholders than any other proposal we received;

•	the likelihood of obtaining a superior offer from an alternative purchaser to Nokia in light of the process that we had undertaken to identify and contact other potential purchasers and the risk of losing the proposed transaction with Nokia; and

•	the potential stockholder value that our board of directors believed might result from other possible alternatives to the proposed merger, including the alternative of continuing to operate Loudeye on a stand-alone basis or seeking to grow through acquisitions, as well as the risks and uncertainties associated with those alternatives.

Factors Relating to the Specific Terms of the Merger Agreement with Nokia:

•	the merger consideration of $4.50 per share of our common stock represents a substantial premium to the trading price of our common stock. The per share common stock merger consideration represents a 154% premium over the $1.77 closing price of our common stock on August 7, 2006, the last trading day prior to the approval of the transaction by our board of directors; a 130% premium over our average common stock closing price for the thirty trading day period ending August 7, 2006; and a 39% premium over our average common closing stock price for the ninety trading day period ending August 7, 2006;

•	the board of directors concluded that the merger consideration was likely the highest price reasonably attainable for Loudeye’s stockholders in a merger or other acquisition transaction;

•	our board considered the presentation by Allen & Company LLC on August 7, 2006 and its opinion that, as of August 7, 2006, and based on and subject to the matters set forth in its opinion, the consideration to be offered to holders of our common stock in the merger was fair, from a financial point of view, to such stockholders;

•	the merger consideration consists solely of cash, which provides certainty of value to our stockholders;

•	there is no financing condition to the completion of the merger, and our board of directors, after consultation with its financial and legal advisors, has determined that Nokia will have adequate capital resources to pay the merger consideration;

•	the merger agreement, subject to the limitations and requirements contained in the agreement, allows our board of directors to furnish information to and conduct negotiations with third parties other than Nokia under certain circumstances;

•	our board considered the terms of the merger agreement, as reviewed by the Loudeye board with its legal advisors;

•	the view of our board of directors, after receiving advice of management and after consultation with our legal counsel, that regulatory approvals necessary to complete the merger are likely to be obtained; and

•	the fact that the completion of the merger is subject to the adoption of the merger agreement by our stockholders and if a superior offer for an alternative transaction were to be made prior to the adoption of the merger agreement by our stockholders at the special meeting of our stockholders, our stockholders would be free to reject the transaction with Nokia by voting against the adoption of the merger agreement.

Potential Negative Factors Relating to the Transaction:
      The Loudeye board of directors also considered risks relating to the merger and other countervailing factors, including the following material risks and factors:

•	Nokia’s obligation to consummate the merger agreement is subject to our receipt of third party consents to the continuation, modification, extension and/or termination of certain specified contracts, including the consent of the major record labels to continue to license content to Loudeye on substantially the same terms for a period of 12 months following the closing date of the merger;

•	Nokia’s obligation to consummate the merger agreement is subject to the absence of a material adverse effect with respect to our business, and the fact that the material adverse effect with respect to Loudeye is defined in the merger agreement to specifically include, among other things:

•	the loss of more than 30 employees at our OD2 subsidiaries in Europe;

•	the loss (or reasonable likelihood of loss) of more than 30% of the value of Loudeye’s current customer base; and

•	Loudeye’s failure to have a minimum cash balance (including cash equivalents, marketable securities and restricted cash) of $10.0 million as of October 31, 2006 (less the amount of certain transaction related expenses if such expenses are incurred prior to the effective time of the merger);

•	consummation of the merger is subject to the satisfaction or waiver of numerous other conditions;

•	that it is possible that the merger may not be completed even if the merger agreement is adopted by our stockholders because other conditions to the merger may not be satisfied. If the merger does not close, we may incur significant risks and costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on business and customer relationships;

•	we will no longer exist as an independent company and our stockholders will no longer participate in our growth as an independent company and also will not participate in any synergies resulting from the merger;

•	the merger agreement precludes us from actively soliciting alternative proposals;

•	we are obligated to pay Nokia a termination fee of $1.8 million if we terminate or if Nokia terminates the merger agreement under certain circumstances, which may deter others from proposing an alternative transaction that might be more advantageous to our stockholders;

•	certain of our directors and officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of our other stockholders; and

•	the gain from an all-cash transaction would be taxable to our tax-paying stockholders for United States federal income tax purposes.
      After taking into account all of the factors set forth above, as well as others, our board of directors unanimously agreed that the benefits of the merger outweigh the risks and that the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of Loudeye and its stockholders. Our board of directors has unanimously approved the merger agreement and the merger and recommends that our stockholders vote to adopt the merger agreement at the special meeting.

      The foregoing discussion is not intended to be exhaustive, but we believe it addresses the material information and factors considered by the Loudeye board of directors in its consideration of the merger. In view of the number and variety of factors and the amount of information considered, our board of directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of our board of directors may have given different weights to different factors.
Opinion of Financial Advisors
      Allen & Company has acted as financial advisor to the board of directors of Loudeye with respect to the merger. In connection with Allen & Company’s engagement as financial advisor, the Loudeye board of directors requested that Allen evaluate the fairness, from a financial point of view, of the merger consideration to be received by the holders of Loudeye common stock. On August 7, 2006, Allen & Company delivered its oral opinion, subsequently confirmed in writing, to the Loudeye board of directors to the effect that, as of the date of its opinion and based upon and subject to the qualifications, limitations and assumptions set forth therein, the merger consideration to be received by the holders of Loudeye common stock was fair, from a financial point of view, to the holders of Loudeye common stock.
      The summary of the written opinion of Allen & Company in this proxy statement is qualified in its entirety by reference to the full text of the written opinion of Allen & Company, dated August 7, 2006, attached to this proxy statement as Annex C. You are urged to, and should, read the written opinion of Allen & Company carefully and in its entirety. The written opinion of Allen & Company addresses only the fairness, from a financial point of view, of the merger consideration to be received by the holders of Loudeye common stock as of the date of the written opinion of Allen & Company, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger.
      In arriving at its opinion, Allen & Company, among other things:

•	reviewed trends in the digital media services industry and such other industries as in its judgment determined to be relevant for purposes of its analysis;

•	reviewed and analyzed the terms and conditions of the merger, including the draft merger agreement and the draft agreements ancillary thereto (none of which prior to the delivery of its opinion had been executed by the parties);

•	analyzed certain financial aspects of the merger, including the nature and amount of the merger consideration;

•	reviewed and analyzed publicly available historical business and financial information relating to Loudeye as presented in documents filed with the SEC;

•	analyzed selected summary non-public financial and operating results of Loudeye; including Loudeye’s forecast and budget for 2006;

•	analyzed the financial conditions and business prospects of Loudeye;

•	reviewed any analyzed public information, including certain stock market data and financial information relating to selected publicly traded companies it deemed comparable to Loudeye;

•	conferred with the management team of Loudeye;

•	reviewed public financial and transaction information relating to premiums and selected multiples paid in certain business combination transactions which we deemed comparable to the merger; and

•	conducted such other financial analyses and investigations as it deemed necessary or appropriate for the purposes of its opinion.

      In connection with its review, Allen & Company did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts of Loudeye that Allen & Company reviewed, Allen & Company was advised by Loudeye’s management, and Allen & Company assumed, that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Loudeye’s management as to Loudeye’s future financial performance. In this regard, Loudeye’s management advised Allen & Company that, absent the merger, Loudeye may need additional financing that Loudeye may not be able to obtain without significant dilution to existing shareholders.
      Allen & Company also assumed, with Loudeye’s consent, that in the course of obtaining any necessary regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Loudeye or on the contemplated benefits of the merger and that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement contained in the merger Agreement. Allen & Company was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Loudeye or Nokia, nor has Allen & Company been furnished with any such evaluations or appraisals. Allen & Company’s opinion addresses only the fairness, from a financial point of view, of the merger consideration to the holders of Loudeye common stock and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Allen & Company’s opinion is necessarily based upon information made available to it as of the date of its opinion, and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the Allen & Company’s opinion. The Allen & Company opinion does not address the relative merits of the merger as compared to other business strategies that might be available to Loudeye, nor does it address Loudeye’s underlying business decision to proceed with the merger.
      In preparing its opinion, Allen & Company performed a number of financial and comparative analyses, including those described below. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Allen & Company believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Allen & Company opinion. No company or transaction used in the analyses performed by Allen & Company as a comparison is identical to Loudeye or the contemplated merger. In addition, Allen & Company may have given some analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Allen & Company’s view of the actual value of Loudeye. The analyses performed by Allen & Company are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Allen & Company’s analysis of the fairness, from a financial point of view, of the merger consideration to be received by the holders of Loudeye common stock and were provided to Loudeye in connection with the delivery of the Allen & Company’s opinion.
      The following is a summary of material financial analyses performed by Allen & Company in connection with the preparation of its opinion, and reviewed with the board of directors at a meeting held on August 7, 2006. Certain of the following summaries of financial analyses that were performed by Allen & Company include information presented in tabular format. In order to understand fully the material financial analyses that were performed by Allen & Company, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

      Comparison of Selected Publicly Traded Companies. Allen & Company compared selected financial information about Loudeye with that of other public companies in the digital media services industry. The digital media services companies that Allen & Company considered were:

RealNetworks, Inc.
InPhonic, Inc.
InfoSpace, Inc.
Napster, LLC
Wider Than Co., Ltd.
Audible, Inc.
Sonic Solutions
      For these companies, Allen & Company LLC reviewed the enterprise values and revenue multiples, calculated as enterprise value divided by revenue, on a trailing twelve month basis and a projected basis. The implied transaction revenue multiple for the merger was within the range of comparable trading multiples.
      Although the comparable companies were used for comparison purposes, none of those companies is directly comparable to Loudeye. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies and Loudeye.
      Comparison of Precedent Online Music Transactions. Allen & Company reviewed financial metrics from selected transactions in the online music industry. Allen & Company reviewed the comparable transaction multiples of the selected transactions, calculated as transaction value divided by last twelve months revenue. The implied transaction revenue multiple for the merger was within the range of the selected precedent transactions.
      Although the transactions were used for comparison purposes, none of those transactions is directly comparable to the merger, and none of the companies in those transactions is directly comparable to Loudeye or Nokia. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or the company to which they are being compared.
      Premium Analysis. Allen & Company also calculated the implied premium paid in 25 selected all cash transactions that occurred between January 10, 2002 and December 9, 2005 involving domestic internet companies with values ranging from $25 million to $125 million. Allen & Company derived the following information from data observed for the selected transactions:

	Offer Price Premium to
	Target Price

	1 Day	1 Week	1 Month

Comparable Transactions Summary
Mean	52.5%	59.7%	66.6%
Median	31.5%	34.5%	46.7%
Maximum	243.8%	261.4%	231.7%
Minimum	1.9%	6.0%	7.5%
Loudeye/ Nokia Merger	155.7%	148.6%	66.7%
      Although the premiums paid in the selected transactions were used for comparison purposes, none of those transactions is directly comparable to the merger, and none of the companies in those transactions is directly comparable to Loudeye or Nokia. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or the company to which they are being compared.
      In addition to the financial analyses outlined above, Allen also reviewed the historical financial and stock price performance of the Company as compared to the financial guidance provided by management of the Company and as compared to the expectations of Wall Street research analysts. Allen & Company also reviewed the Company’s competitive positioning in the digital music services landscape relative to major competitors including Apple, Microsoft, and RealNetworks. Allen also reviewed certain risks faced by the Company as a standalone entity, given the competitive environment and the financial condition of the Company.
      Allen & Company’s opinion and presentation to the board of directors was one of many factors taken into consideration by the board of directors in deciding to enter into the merger agreement. Consequently, the analyses described above should not be viewed as determinative of the opinion of Loudeye, or Loudeye’s management with respect to whether the board of directors would have been willing to agree to a different aggregate merger consideration to be received by holders of Loudeye common stock.
      Allen & Company was retained by the board of directors to act as its financial advisor in connection with exploring and evaluating opportunities for Loudeye to combine with or be acquired by another company. Allen & Company was selected by Loudeye based on Allen & Company’s qualifications, expertise and reputation. Allen & Company, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. As of August 7, 2006, certain employees of Allen & Company were stockholders in Loudeye. In addition, in the ordinary course of its business as a broker-dealer and market maker, Allen & Company may have long or short positions, either on a discretionary or nondiscretionary basis, for its own account or for those of its clients, in the debt and equity securities (or related derivative securities) of Loudeye or Nokia.
      Pursuant to an engagement letter dated as of July 29, 2005, as amended by the addendum dated August 1, 2006, the board of directors engaged Allen & Company to provide financial advisory services to Loudeye in connection with the merger, including, among other things, rendering its opinion to the board of directors. Pursuant to the terms of the engagement letter, Allen & Company was paid a $250,000 retainer upon the signing of the engagement letter and will receive a $350,000 fee for its services in connection with the merger which was payable upon delivery of the opinion. In addition, Loudeye has agreed to reimburse Allen & Company for its out-of-pocket expenses, including attorney’s fees, incurred in connection with its engagement and has agreed to indemnify Allen & Company for certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.
Interests of Our Directors and Executive Officers in the Merger
      In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that our directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that our stockholders vote in favor of the adoption of the merger agreement.

      The following table sets forth the amount of cash each of our executive officers and directors will receive for shares of our common stock and stock options to purchase our common stock:

	Number of Shares, Including
	Shares of Restricted Stock and	Cash Payment on Closing
	Shares Issuable Upon Exercise	in Respect of Share
Name	of In-The-Money Options	Ownership

Jason S. Berman	2,500	$6,125
Michael A. Brochu	64,750	$291,375
Kurt R. Krauss	26,277	$113,122
Johan C. Liedgren	2,500	$6,125
Frank A. Varasano	2,500	$6,125
Chris J. Pollak	5,000	$22,500
Edward Averdieck	12,555	$56,497

Stock Options and Stock-Based Awards
      All outstanding options to purchase shares of our common stock will be cancelled at the effective time of the merger. Under the terms of our stock option plans, each currently outstanding unvested option to purchase shares of our common stock that is unexercised, unexpired and outstanding immediately prior to the effective time of the merger shall automatically become fully vested and exercisable immediately prior to the effective time. The holder of an option to purchase shares of our common stock that is fully vested as of the effective time of the merger (including options that vest as a result of the merger) will receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $4.50 over the applicable option exercise price and (ii) the number of shares of common stock subject to the option. Holders of options having an exercise price equal to or greater than $4.50 will not receive any consideration in the merger with respect to those options.
      Certain of our employees hold an aggregate of 90,939 unvested shares of restricted stock as of August 7, 2006. In connection with the merger, the vesting of all unvested shares of restricted stock will accelerate in full.

Change of Control Payments Under Existing Employment Agreements
      We have entered into employment agreements with certain officers that provide for certain severance benefits upon or after a change of control, among other terms and conditions.

•	Michael Brochu, our Chief Executive Officer, Chris Pollak, our Chief Financial Officer and Edward Averdieck, our Managing Director — Europe, have entered into employment agreements with us that provide for their receipt of severance payments in the event of a qualifying termination that occurs on or following a change of control (such as the merger):

•	Under his employment agreement, if Mr. Brochu is terminated without cause or terminates his employment for good reason on or following the merger, Mr. Brochu will be entitled to a severance payment equal to 12 months of his current annual base salary of $325,000;

•	Under his employment agreement, if Mr. Pollak is terminated without cause or terminates his employment for good reason on or following the merger, Mr. Pollak will be entitled to a severance payment equal to 6 months of his current annual base salary of $200,000 (except if the termination occurs after January 1, 2007, Mr. Pollak will be entitled to severance equal to 9 months base salary);

•	Under his employment agreement, if Mr. Averdieck is terminated without cause or terminates his employment for good reason on or following the merger, Mr. Averdieck will be entitled to a severance payment equal to 6 months of his current annual base salary of £123,750 (approximately $236,165 based on exchange rates on August 7, 2006)(except if the termination occurs after January 1, 2007, Mr. Averdieck will be entitled to severance equal to 9 months base salary). In connection with the employment agreement between Mr. Averdieck and Nokia described below, Mr. Averdieck has agreed to waive this severance payment.

•	Messrs. Brochu, Pollak and Averdieck own shares of our common stock, some of which are unvested shares of restricted stock. In connection with the merger, the vesting of all unvested shares of restricted stock will accelerate. All shares of restricted stock issued to these individuals and certain other employees were adjusted as a result of the one-for-ten reverse stock split we implemented on May 22, 2006, by dividing the number of shares of restricted stock prior to the stock split by ten. The following table illustrates the total number of shares of common stock held by each of Messrs. Brochu, Pollak and Averdieck (including the number of shares of unvested restricted stock), the number of shares of unvested restricted stock that will receive accelerated vesting upon consummation of the merger, and the aggregate consideration to be received (prior to any applicable withholdings) in respect of each individual’s shares of common stock.

		Shares of
		Unvested	Aggregate
		Restricted Stock	Merger
	Shares of	That Will	Consideration
Name	Common Stock	Accelerate	to be Received

Michael A. Brochu	64,750	46,876	$291,375
Chris J. Pollak	5,000	3,750	$22,500
Edward Averdieck	12,555	10,000	$56,497

•	Mr. Krauss, a director, owns 19,074 shares of our common stock and beneficially owns 4,703 shares of our common stock which are held by Sachem Investment LLC, of which Mr. Krauss is the sole member. Mr. Krauss will be entitled to receive $106,996 in respect of these shares. Mr. Krauss disclaims beneficial ownership of the shares held by Sachem Investments LLC, except to the extent of his pecuniary interest in those shares.

•	Our independent directors Messrs. Berman, Krauss, Liedgren and Varasano each hold options to purchase 2,500 shares of our common stock at an exercise price of $2.05 per share. Each director will receive net proceeds of $6,125 in respect of the shares issuable upon exercise of these options.

Retention Plan
      Edward Averdieck, our Managing Director — Europe is a beneficiary of a retention plan, approved by our board of directors on August 7, 2006, under the terms of which, Mr. Averdieck will receive a payment of $84,000 if he remains employed by us until the effective time of the merger and an additional payment of $84,000 if he remains employed by us or Nokia on the one year anniversary of closing. Mr. Averdieck will be required to refund any payment made prior to the one year anniversary of the closing date in the event of his voluntary resignation or termination for “cause.” Payments to Mr. Averdieck under the plan are accelerated if he is terminated without cause. Subject to satisfying the terms and conditions of the retention plan, Mr. Averdieck is entitled to receive aggregate payments of $168,000 under the retention plan which provides for an aggregate of $600,000 in retention payments to seven employees (including Mr. Averdieck) in the event the merger is consummated.

Stock Ownership
      Many of our officers and directors beneficially own shares of common stock. For a further description of these stock holdings, see “Beneficial Ownership of Common Stock” on page 60.

Voting Agreements
      Concurrently with entering into the merger agreement, Nokia entered into a voting agreement with Loudeye’s directors and certain officers. These voting agreements provide that the directors and officers will vote their shares, which represented approximately 1.8% of Loudeye’s outstanding shares as of

August 7, 2006, in favor of the merger. The voting agreements terminate on the earlier of (i) the date of closing of the merger or (ii) termination of the merger agreement in accordance with its terms (including if Loudeye terminates the merger agreement to accept a superior offer). We encourage you to read the form of voting agreement carefully in its entirety. A form of the voting agreement is attached to this proxy statement as Annex B.

Employment Arrangements Following the Merger
      Mr. Averdieck has entered into an employment agreement with Nokia, the effectiveness of which is conditioned on the consummation of the merger. Under the terms of this agreement, Mr. Averdieck will receive an annual salary of £140,000 (approximately $267,176 based on exchange rates on August 7, 2006) and subject to Mr. Averdieck achieving certain retention and performance milestones will be entitled to receive a maximum bonus payout of £350,000 (approximately $667,940 based on exchange rates on August 7, 2006) payable through 2009. Mr. Averdieck would be entitled to receive 20% of this bonus, or £70,000 (approximately $133,588 based on exchange rates on August 7, 2006), within one week of closing subject to his joining Nokia.

Indemnification, Insurance and Employee Benefits
      The merger agreement provides for director and officer indemnification and insurance, and for the continuation of certain employee benefits. We describe these provisions in “The Merger Agreement — Indemnification and Insurance” and “The Merger Agreement — Employee Benefits.”
Delisting and Deregistration of Our Common Stock
      If the merger is completed, our common stock will be delisted from the Nasdaq Capital Market and deregistered under the Exchange Act, and Loudeye will no longer file periodic reports with the Securities and Exchange Commission.
Litigation Relating to the Merger
      As of the date of this proxy statement, we are unaware of any lawsuits filed against us or our board of directors in connection with the merger.
Material U.S. Federal Income Tax Consequences
      The following is a summary of the material United States federal income tax consequences of the merger to United States Holders (as defined below) of our common stock whose shares are converted into the right to receive cash under the merger. This summary is based on the Internal Revenue Code of 1986, as amended (or, the Code), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect.
      This summary is limited to United States Holders (as defined below) who hold our shares of common stock as capital assets. It does not address all of the tax consequences that may be relevant to a holder’s particular circumstances, or to holders that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	broker-dealers;

•	traders;

•	expatriates;

•	tax-exempt organizations;

•	Non-United States Holders (as defined below);

•	persons that are S-corporations, partnerships or other pass through entities;

•	persons who are subject to alternative minimum tax;

•	persons who hold their shares of our common stock as a position in a “straddle,” a “hedging” or “conversion” transaction, or other risk reduction transaction;

•	persons deemed to sell their shares of our common stock under the constructive sale provisions of the Code;

•	persons that have a functional currency other than the United States dollar; or

•	persons who acquired their shares of our common stock upon the exercise of stock options or otherwise as compensation.
      In addition, this summary does not address any U.S. federal estate or gift tax consequences, nor any state, local or foreign tax consequences of the merger, and this summary does not address the tax consequences to holders of our common stock who exercise appraisal rights under Delaware law.
      THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER, AND IS NOT TAX ADVICE. THEREFORE, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
      For purposes of this summary, a “United States Holder” means a holder that is:

•	an individual citizen or resident of the United States;

•	a corporation or an entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (a) the administration over which a United States court can exercise primary supervision and all of the substantial decisions of which one or more United States persons have the authority to control and (b) certain other trusts considered United States Holders for federal income tax purposes.
      A “Non-United States Holder” is a holder other than a United States Holder.

Consequences of the Merger
      The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock exchanged therefor. Any such gain or loss would be long-term capital gain or loss if the holding period for the shares of our common stock exceeded one year. Long-term capital gains of noncorporate taxpayers are generally subject to tax at reduced rates. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of common stock (i.e., shares acquired at the same cost in a single transaction) exchanged for cash in the merger.

Backup Withholding
      Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (1) furnishes a correct taxpayer identification number and certifies it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to holders of our common stock prior to completion of the merger, or (2) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.
Regulatory Matters

U.S. Antitrust Approvals
      Under the HSR Act, we cannot complete the merger until both parties have notified the Antitrust Division and the FTC of the merger, furnished them with certain information and materials, and the applicable waiting period expires or is terminated. The HSR Act provides for an initial thirty-calendar-day waiting period following completion of the required filings by the parties to the merger. We and Nokia filed notification and report forms under the HSR Act with the Antitrust Division and the FTC on August 22, 2006. The FTC and Antitrust Division granted early termination of the thirty-calendar-day waiting period on August 30, 2006.
      Although we do not believe the transaction requires additional foreign regulatory approvals other than as described below, we and Nokia have agreed to obtain additional regulatory approvals from, or make additional regulatory notifications to, various state and foreign competition authorities, if applicable.
      Although the FTC and Antitrust Division have granted early termination of the statutory waiting period under the HSR Act, the FTC, the Antitrust Division, other similar regulatory authorities or private parties could take action under antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger or seeking the divestiture by Nokia of all or part of our shares or assets, or of other assets or business conducted by Nokia, or their affiliates, or seeking to subject us, Nokia or our respective affiliates to operating conditions, before or after we complete the merger. We cannot assure you that an antitrust challenge to the merger will not be made and, if such a challenge is made, we cannot predict the result.

Other Antitrust Approvals
      Loudeye and Nokia may not complete the merger until they notify, furnish information to, and obtain clearance from authorities in Germany under the Act Against Restrictions of Competition of 1958. In addition, Loudeye and Nokia are required to notify, furnish information to, and obtain clearance from authorities in Italy under Italian Law No. 287 of 10 October, 1990, as amended, which consent may be obtained following completion of the merger.
      While we expect to obtain all of these regulatory clearances, there can be no assurance that Nokia and Loudeye will obtain the regulatory approvals necessary or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or require changes to the terms of the merger.
      In addition, at any time before or after the completion of the merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture by us or Nokia of substantial assets. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust or other laws challenging or seeking to enjoin the merger, before or after it is completed.

Appraisal Rights
      Holders of record of our shares of common stock who do not vote in favor of the adoption of the merger agreement or consent thereto in writing and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware, or Section 262.
      The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement as Annex D. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” or “holders of shares of our common stock” are to the record holder or holders of the shares of our common stock entitled to vote as to which appraisal rights are asserted. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.
      Under Section 262, a record holder of shares of our common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the merger, who does not vote in favor of the adoption of the merger agreement and who otherwise follows the procedures set forth in Section 262, will be entitled to have his or her shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.
      Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement by our stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute the notice, and the full text of Section 262 is attached to this proxy statement as Annex D. Any holder of our common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex D carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock, we believe that if you consider exercising such rights, you should seek the advice of legal counsel.
      Any stockholder wishing to exercise appraisal rights must deliver to us, before the vote on the adoption of the merger agreement at the special meeting on October 11, 2006, a written demand for the appraisal of the stockholder’s shares, and a holder of shares of our common stock must not vote in favor of the adoption of the merger agreement. A holder of shares of our common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective time of the merger. A proxy which is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the merger agreement. Neither voting against the adoption of the merger agreement (in person or by proxy), nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement. The demand must reasonably inform us of the identity of the record holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

      Only a holder of record of shares of our common stock is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of our common stock should be executed by or on behalf of the holder of record, and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, execution of the demand should be by or for the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of our common stock entitled to vote held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.
      All written demands for appraisal pursuant to Section 262 should be sent or delivered to Loudeye Corp., 1130 Rainier Avenue South, Seattle, Washington 98144, Attention: Secretary.
      Within ten days after the effective time of the merger, the surviving corporation must notify each holder of our common stock who has complied with Section 262, and who has not voted in favor of the adoption of the merger agreement that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of our common stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery with a copy served on the surviving corporation demanding a determination of the fair value of the shares held by all dissenting holders. If a petition for appraisal is not timely filed, then the right to an appraisal for all dissenting stockholders will cease. The surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, the holders of our common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of our common stock within the time and in the manner prescribed in Section 262.
      Within 120 days after the effective time of the merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefore has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.
      Under the merger agreement, we have agreed to provide Nokia prompt notice of any demands for appraisal, withdrawals of such demands and any other instruments served on or otherwise received by us pursuant to Section 262. Nokia will have the right to participate in all negotiations and proceedings with respect to demands for appraisal under Section 262. We will not make any payments with respect to, or settle or offer to settle, any demands for appraisal without the written consent of Nokia.
      If a petition for an appraisal is timely filed by a holder of shares of our common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.
      After determining the holders of our common stock entitled to appraisal, the Delaware Court of Chancery will determine the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
      Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the common merger consideration ($4.50 per share of common stock) that they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a merger is not necessarily an opinion as to fair value under Section 262. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Nokia has informed us that it does not anticipate offering to any stockholder exercising appraisal rights more than $4.50 per share to any holder of shares of common stock, and Nokia has reserved the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of our common stock is less than $4.50 per share of common stock. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of our common stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although upon application of a dissenting stockholder or the surviving corporation, the Court may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.
      Any holder of shares of our common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares

(except dividends or other distributions payable to holders of record of our common stock as of a record date prior to the effective time of the merger).
      If any stockholder who demands appraisal of shares of our common stock under Section 262 fails to perfect, or successfully withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of our common stock will be deemed to have been converted at the effective time of the merger into the right to receive $4.50 in cash per share, without interest and less any applicable withholding taxes. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger consideration, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent approval by the Delaware Court of Chancery, which approval may be conditioned upon the terms the Court deems just.
      Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.
THE MERGER AGREEMENT
      The following description summarizes the material provisions of the merger agreement. Stockholders should read carefully the merger agreement, which is attached as Annex A to this proxy statement.
      The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the Securities and Exchange Commission, which are available without charge at www.sec.gov.
      The merger agreement contains representations and warranties that we, on the one hand, and Nokia and Merger Sub, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosures letters exchanged by the parties in connection with signing the merger agreement. While we do not believe that these disclosure letters contain information required to be publicly disclosed under the applicable securities laws other than information that has already been so disclosed, the disclosure letters do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about us, since they were made as of specific dates, may be intended merely as a risk allocation mechanism between us and Nokia and Merger Sub and are modified in important part by the underlying disclosure letters.
      The merger agreement provides that Merger Sub will merge with and into us. We will survive the merger as a wholly-owned subsidiary of Nokia.
      The closing date for the merger will be as soon as practicable after the satisfaction or waiver of all conditions to closing in the merger agreement. We will seek to complete the merger shortly following the special meeting of stockholders on October 11, 2006 and currently expect to complete the merger on or about October 16, 2006, if the conditions to completion of the merger have been waived or satisfied by such date. However, we cannot assure you when, or if, all of the conditions to completion of the merger will be satisfied or waived. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 53.

      The merger will be effective when we file a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as we and Nokia specify in the certificate of merger. We expect to make this filing at the time of the closing under the merger agreement.
Merger Consideration
      The merger agreement provides that each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares held by us, our wholly-owned subsidiaries, Nokia or Merger Sub or by holders properly exercising appraisal rights under Delaware law) will be converted at the effective time of the merger into the right to receive cash, without interest and less any applicable withholding taxes, in the amount of $4.50 per share.
      If any of our stockholders perfects appraisal rights with respect to any of our shares, then we will treat those shares as described under “The Merger — Appraisal Rights” beginning on page 40.
Treatment of Stock Options and Stock-Based Awards
      All outstanding options to purchase shares of our common stock will be cancelled at the effective time of the merger. Under the terms of our stock option plans, each currently outstanding unvested option to purchase shares of our common stock that is unexercised, unexpired and outstanding immediately prior to the effective time of the merger will automatically become fully vested and exercisable immediately prior to the effective time. The holder of an option to purchase shares of our common stock that is fully vested as of the effective time of the merger (including options that vest as a result of the merger) will receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $4.50 over the applicable option exercise price and (ii) the number of shares of common stock subject to the option. Holders of options having an exercise price equal to or greater than $4.50 will not receive any consideration in the merger with respect to those options.
      Certain of our employees hold an aggregate of 90,939 unvested shares of restricted stock as of August 7, 2006. In connection with the merger, the vesting of all unvested shares of restricted stock will accelerate in full.
Treatment of Warrants
      Following the effective time of the merger, all warrants to purchase shares of our common stock will represent only the right, upon exercise thereof, to receive the merger consideration payable with respect to the shares of our common stock previously issuable under such warrants. Warrants will not be exercisable for shares of our common stock or any other equity securities of Nokia, Loudeye or any of their subsidiaries following the effective time.
Surrender of Stock Certificates; Payment of Shares; Lost Certificates
      Prior to the completion of the merger, Nokia will appoint a paying agent for the benefit of the holders of our common stock and vested options to purchase our common stock.
      Immediately prior to the filing of the certificate of merger with the Secretary of State of Delaware, Nokia or Merger Sub will deliver to the paying agent an amount in cash equal to the aggregate merger consideration.
      No more than five business days after the effective time of the merger, the paying agent will mail to each person who was a holder of record of our capital stock immediately prior to the effective time of the merger a letter of transmittal containing instructions for exchanging certificates representing shares of our capital stock. After the effective time of the merger, each holder of a certificate previously representing shares of our issued and outstanding capital stock will, upon surrender to the paying agent of a certificate, together with a properly completed letter of transmittal, be entitled to receive the applicable cash payment for each share of our capital stock represented by such certificate.

      No interest will be paid or shall accrue on the cash payable upon surrender of any certificate.
      If any certificate representing our capital stock has been lost, stolen or destroyed, the paying agent will pay the merger consideration with respect to each share of our capital stock formerly represented by such certificate upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, defaced or destroyed and, if required by Nokia, the posting by such person of a bond in such reasonable amount as Nokia may direct as indemnity against any claim that may be made against Nokia following the effective time of the merger with respect to such certificate.
Directors and Officers
      The merger agreement provides that the directors of Merger Sub immediately before the effective time of the merger will be the directors of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and that the officers of Merger Sub immediately before the effective time of the merger will be the officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, as the case may be.
Representations and Warranties
      We have made a number of representations and warranties in the merger agreement regarding aspects of our business and other matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	our and our subsidiaries’ organization, good standing and qualification;

•	our and our subsidiaries’ capital structure;

•	our corporate power and authority to enter into the merger agreement and consummate the merger, and the approval of our board of directors of the merger agreement;

•	the governmental filings required in connection with the merger;

•	the lack of violation of our charter documents or certain contracts as a result of entering into the merger agreement and consummation of the merger;

•	the filing of required company reports and other documents with the Securities and Exchange Commission, compliance of such reports and documents and with applicable requirements of federal securities laws, rules and regulations and the accuracy and completeness of such reports and documents, including the content of our financial statements included in such reports and documents;

•	compliance with Securities and Exchange Commission and stock exchange rules and regulations;

•	the maintenance of disclosure controls and procedures to ensure timely and adequate reporting and compliance with the Sarbanes-Oxley Act of 2002;

•	the absence of certain liabilities not disclosed in our report on form 10-Q for the period ended March 31, 2006 that would not be material to us;

•	the absence of a material adverse change in our business, assets, liabilities, or results of operations since March 31, 2006 and the absence of other changes and events since March 31, 2006;

•	tax matters;

•	our rights in leased real properties;

•	our rights in our owned intellectual property;

•	our rights to use our licensed intellectual property;

•	the enforceability our rights in our owned intellectual property and our rights to use our licensed intellectual property;

•	the absence of our infringement of intellectual property rights of others and other matters to intellectual property;

•	contracts restricting our business activities;

•	our possession of and compliance with licenses and permits;

•	litigation;

•	our compliance with all laws and rules of any government;

•	environmental matters;

•	brokers’ and advisors’ fees and expenses;

•	transactions with affiliates;

•	ERISA compliance, employee benefits and arrangements and labor matters;

•	our material contracts;

•	insurance;

•	our compliance with export control law and the Foreign Corrupt Practices Act;

•	the receipt of an opinion from a financial advisor; and

•	the inapplicability of a takeover statute.
      Nokia and Merger Sub have made a number of representations to us regarding various matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	their organization, good standing and qualification;

•	their corporate power and authority to enter into the merger agreement and consummate the merger and the approval of their respective boards of directors of the merger agreement;

•	the governmental filings required in connection with the merger;

•	no violation of their charter documents or certain contracts as a result of entering into the merger agreement and consummating the merger;

•	availability of (or access to) sufficient funds to pay the merger consideration;

•	the lack of untrue, material information contained in this proxy statement provided by Nokia or Merger Sub;

•	the ownership of Merger Sub and the absence of business activities by Merger Sub other than its entry into the merger agreement and related agreements with us;

•	brokers and advisors fees and expenses; and

•	the lack of litigation.
      Many of our representations and warranties are qualified by either knowledge, materiality, or by a material adverse effect standard as defined in the merger agreement. The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Covenants

Conduct of Our Business Prior to the Merger
      In the merger agreement, we have agreed that we and our subsidiaries will carry on our business in the usual, regular and ordinary course, in substantially the same manner as we have previously conducted it in material compliance with all applicable laws and regulations, pay our debts and taxes and perform our other obligations when due and use commercially reasonable efforts consistent with past practice to preserve our present business organization, keep the services of our present officers and employees available and preserve our relationships with customers, suppliers, licensors, licensees and others with whom we have business dealings. We have also agreed that we will promptly notify Nokia in writing of any material adverse effect to our business or its operations.
      We have also agreed that prior to the merger, subject to certain exceptions or unless Nokia gives its prior written consent (which consent will not be unreasonably withheld), we and our subsidiaries will not:

•	enter into any new line of business;

•	declare or pay any dividend or other distribution (other than dividends to us or our subsidiaries from wholly-owned subsidiaries);

•	purchase or redeem any of our capital stock or that of our subsidiaries (except for repurchases in connection with termination of employment);

•	issue, deliver, pledge or otherwise encumber any shares of any voting security or any security convertible into a voting security other than: issuances of Company common stock upon the exercise of company options or warrants outstanding on the date hereof;

•	amend our charter documents or those of our significant subsidiaries;

•	acquire or merge with any other business;

•	enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, strategic partnership or alliance;

•	sell, lease, license, encumber or otherwise dispose of any of our material properties or assets except in the ordinary course of business;

•	restructure the Company, OD2 or our other subsidiaries, including any material reductions in force, lease terminations, restructuring of contracts or similar actions;

•	make any loans or extensions of credit, subject to limited exceptions;

•	change auditors or accounting methods or revalue any of our assets, except as required by concurrent changes in GAAP or legal requirements;

•	fail to timely file tax returns, adopt or change any accounting method or any tax reporting practice, enter into any agreement or settle any claim or assessment in respect of material taxes or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes;

•	enter into any licensing, distribution, supply, procurement, manufacturing, marketing, original equipment manufacturer, value added reseller, system integrator, system outsourcer or other similar contracts, agreements, covenants, or obligations which either (A) may not be canceled without penalty by the Company or our subsidiaries upon notice of 30 days or less and which provide for express payments by or to the Company or our subsidiaries in an amount in excess of $100,000 in any one year or (B) contain exclusivity provisions of any kind which are binding on the Company or any of our Subsidiaries;

•	cancel or amend any material insurance policies other than the renewal of existing insurance policies on substantially the same terms;

•	commence or settle any lawsuit, other than in the ordinary course of business and not requiring payment by us or our subsidiaries of more than $100,000;

•	except as required by legal requirements or contracts that are currently binding on the Company, change our employee compensation or benefit plans;

•	enter into certain contracts containing, or otherwise subjecting us or Nokia after the completion of the merger to any non-competition, exclusivity, “most-favored nations” or other preferential pricing, unpaid future deliverables, services requirements outside the ordinary course of business or future royalty payments, or other material restrictions;

•	provide material refunds to customers, other than in the ordinary course of business;

•	enter into indemnification agreements, hire any non-officer employees other than replacement personnel plus an additional sixteen people we anticipate hiring, or elect or appoint new officers or directors;

•	incur or guarantee any indebtedness other than in connection with the financing of ordinary course trade payables consistent with past practice;

•	purchase, sell, or lease any real property;

•	enter into, modify, amend or terminate any material contract or waive, release or assign any material rights or claims we have under such contracts;

•	enter into any customer contract, other than in accordance with the standard form of customer contract or enter into any customer contract that would require additional research and development or other employee resources for implementation over and above the sixteen additional employees contemplated above

•	enter into or amend contracts containing non-assertion clauses;

•	make material purchases of fixed assets other than in the ordinary course of business;

•	enter into, modify or amend any contract with respect to, or otherwise potentially binding upon, any intellectual property or intellectual property rights of Nokia or any of its affiliates;

•	incur any obligation in excess of $100,000 to any third party in connection with any upgrade to our financial or operating systems;

•	proceed with any PCT patent applications related to any of our U.S. patent applications; or

•	take, commit or agree to announce the intention to take any of the above actions or any other action that would reasonably b expected to prevent us from performing or cause us not to perform our obligations under the merger agreement or prevent or delay the consummation of the transactions contemplated by the merger agreement.
      We have also agreed to terminate certain of our commercial agreements.
Definition of “Material Adverse Effect”
      For the purposes of the merger agreement, the term “material adverse effect,” is defined to include any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the material adverse effect, that is or is reasonably likely to

•	be materially adverse to our business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations, other than any Effect primarily resulting from:

•	changes affecting the United States, European or world economy generally which do not disproportionately affect us as compared to other similarly situated participants in the industry in which we operate;

•	changes affecting the industry in which we operate generally which do not disproportionately affect us;

•	the compliance by us with the terms and conditions of the merger agreement;

•	any “act of God” including weather, natural disasters and earthquakes and any hostilities, acts of war, sabotage, terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage, terrorism or military actions;

•	changes in applicable law, GAAP or international accounting standards; or

•	any litigation arising from the execution of the merger agreement and/or the negotiation, announcement, pendency, or consummation of the transactions contemplated by this Agreement; or

•	materially impede our authority to consummate the transactions contemplated by the merger agreement in accordance with the terms thereof and applicable legal requirements.
      For purposes of determining whether the closing condition that there be no material adverse effect in our business has been satisfied, the following events are deemed to constitute a material adverse effect:

•	the loss of the full-time services of more than 30 employees of our OD2 subsidiaries, as of the date of the merger agreement;

•	the termination or expiration (without renewal), or the reasonable likelihood of the termination or expiration (without renewal) as determined based on communications to us from a party to such contract, of any contracts with customer(s) that would likely result in the loss of more than 30% of the value of our current customer base (except for such terminations or expirations of customer relationships that we previously disclosed to Nokia); and

•	our having a cash, cash equivalents, marketable securities and restricted cash balance on October 31, 2006 of less than $10 million (minus the aggregate amount of up to $2,038,000 reflecting directors and officers insurance payments and any severance and retention bonuses, in each case, if both we and Nokia agree that such payments shall be made before the effective date of the merger).
Stockholders’ Meeting and Duty to Recommend
      We have called a special meeting of our stockholders on October 11, 2006 for the purpose of obtaining adoption by our stockholders of the merger agreement and we have agreed to use all commercially reasonable efforts to solicit the adoption of the merger agreement by our stockholders. Our board of directors has recommended the adoption of the merger agreement by our stockholders. Subject to certain restrictions, prior to the approval of our stockholders of the merger agreement with Nokia, our board, however, is permitted to withhold, withdraw or modify in any manner adverse to Nokia its recommendation, in each case if our board determines in good faith, after consultation with its outside financial and legal advisors, that the failure to do so could reasonably be expected to breach its fiduciary duties under applicable law. See “The Merger — The Merger Agreement — Change of Recommendation” on page 52 for more details on our board of directors’ rights to withdraw its recommendation in any manner adverse to Nokia.

No Solicitation of Acquisition Proposals
      The merger agreement contains detailed provisions prohibiting us from seeking an alternative transaction to the merger. Under these “no solicitation” provisions, we agree that we may not, subject to specific exceptions described below, directly or indirectly:

•	solicit, initiate, knowingly encourage or facilitate any acquisition proposal (as described below);

•	participate or engage in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to an acquisition proposal or take any other action to knowingly encourage or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any acquisition proposal;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into or propose to enter into any letter of intent or other agreement related to any acquisition proposal.
      For purposes of the merger agreement, an “acquisition proposal” is any offer or proposal with respect to Loudeye or certain of its subsidiaries relating to any of the following:

•	the acquisition by a third party or group unrelated to Nokia of more than a 15% interest in the total outstanding voting securities;

•	any tender offer or exchange offer that would result in a third party or group unrelated to Nokia beneficially owning securities representing 15% or more of the total outstanding voting securities;

•	any merger, consolidation, business combination or similar transaction;

•	any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than 15% of Loudeye’s consolidated assets; or

•	any liquidation or dissolution of Loudeye.
      Under the merger agreement, we agreed to cease all existing activities, discussions or negotiations with any third parties conducted prior August 7, 2006, with respect to any acquisition proposal, and to exercise any rights we have under any confidentiality or non-disclosure agreements with those third parties to require the return or destruction of nonpublic information provided prior to that date.
      The merger agreement permits us and our board of directors to comply with Rule 14a-9, Rule 14d-9 and Rule 14e-2 under the Exchange Act as well as any other applicable federal securities laws, applicable rules or Nasdaq rules, with regard to an acquisition proposal that we receive.
      Within 24 hours of our receipt of any acquisition proposal or any related request for nonpublic information or inquiry that could reasonably be expected to lead to an acquisition proposal, we must notify Nokia of the material terms and conditions of the proposal, request or inquiry, the identity of the person or group making the proposal, request or inquiry, and all written materials provided in connection with the proposal, request or inquiry. We must keep Nokia informed in all material respects of the status and details of the proposal, request or inquiry and all written materials subsequently provided in connection with the proposal, request or inquiry. We also agreed to provide Nokia with two days prior notice of any meeting of our board of directors at which our board is reasonably expected to consider any acquisition proposal or to consider providing nonpublic information to any third party, and to provide Nokia notice of any decision by our board to enter into discussions concerning any acquisition proposal or provide nonpublic information within 24 hours of the decision and 24 hours prior to the discussions or provision of the information.

Superior Offers
      If at any time prior to the adoption of the merger agreement by our stockholders, we receive an unsolicited bona fide written acquisition proposal (that did not result from a material violation of our obligations described under the heading “No Solicitation of Acquisition Proposals” above) that our board of directors determines in good faith, after consultation with our outside legal counsel and our financial advisor, is or could reasonably be expected to result in a superior offer (as described below), then we may furnish nonpublic information to and engage in negotiations with the third party making the proposal with respect to the proposal as long as:

•	we comply with our obligations with respect to non-solicitation, acquisition proposals, superior offers and change of recommendation (which are further described under this heading “Superior Offers” as well as the headings “No Solicitation of Acquisition Proposals” above and “Change of Recommendation” below);

•	before providing any nonpublic information or engaging in negotiations, we enter into a customary confidentiality agreement with the third party on terms no less restrictive to such third party then the confidentiality agreement we entered into with Nokia (except that if the confidentiality agreement does not contain a standstill, the standstill provisions in our confidentiality agreement with Nokia will automatically terminate), and we furnish any nonpublic information provided to the third party at the same time to Nokia (to the extent not previously provided to Nokia);

•	prior to engaging in negotiations with such third party, we provide written notice to Nokia of our intentions to enter into negotiations with such third party; and

•	our board of directors reasonably determines in good faith, after consultation with our outside legal counsel, that the failure to provide the information or enter into the negotiations could reasonably be expected to result in a breach of fiduciary duties under applicable law.
      For purposes of the merger agreement, a “superior offer” is defined as an unsolicited, bona fide written acquisition proposal (except that each reference to 15% described above under the description of an acquisition proposal is substituted by 50%) that the board of directors has in good faith concluded, after consultation with outside legal counsel and our financial advisor, taking into account, among other things, the legal, financial, regulatory or other aspects of the offer that the board of directors deems relevant, to be more favorable to our stockholders than the terms of the merger agreement with Nokia and reasonably capable of being consummated.
Change of Recommendation
      Solely in response to the receipt of a superior offer, our board of directors is permitted to withhold, withdraw, modify or amend its recommendation in favor of the merger, endorse a superior offer or enter into an agreement with respect to a superior offer if all of the following conditions are met:

•	our board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that a superior offer has been made and not withdrawn;

•	our stockholders have not yet approved the merger agreement;

•	we have provided Nokia four business days’ prior written notice stating expressly (1) that we have received a superior offer, (2) the final terms and conditions of the superior offer and the identity of the third party making the superior offer and (3) that our board of directors intends to withhold, withdraw, amend or modify its recommendation in favor of the merger with Nokia;

•	during the four business day period after our notice to Nokia, we have provided Nokia a reasonable opportunity to make adjustments to the terms of the merger agreement that would enable us to proceed with our recommendation to our stockholders in favor of the adoption of the merger agreement with Nokia, and engaged in good faith negotiations with Nokia;

•	our board of directors has determined after consultation with our financial advisor that the terms of the superior offer are more favorable to our stockholders than the merger with Nokia (as adjusted during the four day period described above) and after consultation with our outside legal counsel that the failure to effect a change of recommendation could reasonably be expected to result in a breach of fiduciary duties under Delaware law; and

•	we have not breached in any material respect our obligations with respect to the stockholder meeting, non-solicitation, acquisition proposals, superior offers and change of our board of directors’ recommendation (which are further described under this heading “Change of Recommendation” as well as the headings “Stockholders’ Meeting and Duty to Recommend,” “No Solicitation of Acquisition Proposals” and “Superior Offers” above).
      If we enter into an agreement with respect to a superior offer, we may terminate the merger agreement, subject to payment to Nokia of the $1,800,000 termination fee as further described under “The Merger — The Merger Agreement — Termination of the Merger Agreement” on page 54 and “— Termination Fees” on page 55.
Employee Benefits
      Each person (including our officers) who was an employee of the Company or its subsidiaries immediately prior to the effective time of the merger and who remains an employee of the surviving corporation or its subsidiaries or becomes an employee of Nokia immediately following the effective time, will continue to be provided for not less than one year after the closing date of the merger, with benefits that, in the aggregate, are no less favorable than, at Nokia’s election, either (i) those benefits provided to similarly situated employees of Nokia or (ii) each of annual base salary and the benefits provided to the employee by the Company and its subsidiaries immediately prior to the effective time of the merger (without taking into account the value of any equity or equity-related benefits or compensation). This obligation does not confer any right on any employee to continue employment with Nokia following the effective time of the merger, and either Nokia or an employee may terminate the employee’s employment at any time for any or no reason.
Agreement to Use Commercially Reasonable Efforts
      Loudeye and Nokia have agreed to use commercially reasonable efforts to consummate the merger and any other transactions contemplated by the merger agreement, including to cause the conditions of the merger to be satisfied, obtain governmental approvals, defend any suits challenging the merger and obtain third party consents except that Nokia will not be required to take any action that will materially and adversely affect Nokia or its affiliates, following the merger.
      Loudeye and Nokia have also agreed to use all reasonable efforts to obtain any antitrust regulatory approvals, including without limitation U.S. antitrust approval, and filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country or any other applicable law required in connection with the merger. However, Nokia will not be required to divest any assets to obtain antitrust approval unless the divestiture would not have a material consequence to Nokia or is of assets that Nokia acquires after the date of the merger agreement.
Conditions to Completion of the Merger
      Our, Nokia’s and Merger Sub’s obligations to effect the merger are subject to the satisfaction of the following conditions:

•	our stockholders must adopt the merger agreement;

•	all governmental approvals for Merger must have been obtained and no governmental orders against the Merger shall have been issued; and

•	any applicable antitrust waiting period must have expired.

Nokia’s and Merger Sub’s obligations to complete the merger are subject to the satisfaction by us or waiver by them of the following conditions:

•	the accuracy of our representations and warranties, except where such inaccuracy would not reasonably be expected to result in a material adverse effect, as that term is defined in the merger agreement, or to materially delay the consummation of the merger (the foregoing exception does not apply to our representations and warranties relating to our capital structure, our authority to approve the merger, and our Board’s actions regarding the applicability of certain takeover laws, which must be true in all material respects);

•	our compliance in all material respects (or, in the case of certain covenants related to termination of certain contracts, in all respects) with our obligations, agreements and covenants under the merger agreement, as specified in the merger agreement;

•	the absence of a material adverse effect on Loudeye, the definition of which is described in this proxy statement under the heading “Definition of Material Adverse Effect” beginning on page 49; and

•	our receipt of third party consents to the continuation, modification, extension and/or termination of certain specified contracts, including the consent of the major record labels to continue to license content to Loudeye on substantially the same terms for a period of 12 months following the closing date of the Merger.
Our obligation to complete the merger is subject to the satisfaction by Nokia and/or Merger Sub or waiver by us of the following conditions:

•	Nokia’s and Merger Sub’s representations and warranties must be true in all material respects as of closing, except for inaccuracies that do not materially impede the ability of Nokia or Merger Sub to consummate the merger, and

•	Nokia and Merger sub must be in material compliance with all agreements and covenants under the merger agreement.
Termination of the Merger Agreement
      The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained except as otherwise indicated below, as follows:

•	by mutual written consent of the parties;

•	by either Loudeye or Nokia:

•	if the closing of the merger has not occurred by February 9, 2007 (or April 10, 2007 if it is not consummated because of a failure to obtain antitrust approval), except that the right to terminate the merger agreement for this reason will not be available to a party whose failure to comply with the merger agreement was the principal cause of the failure to close the merger by that date;

•	if any permanent injunction or other order of a court or other competent authority preventing the consummation of the merger has become final and nonappealable;

•	if our stockholders do not adopt the merger agreement, except that the right to terminate the merger agreement for this reason will not be available to us if the failure to obtain stockholder approval was caused by our action or failure to act and that action or failure to act was a breach of the merger agreement; or

•	upon a breach by the other party of a representation, warranty or covenant, or if such representation, warranty or covenant becomes untrue, if as a result of the breach the closing conditions regarding accuracy of the representations and warranties and compliance with the covenants would not be satisfied and the breach or inaccuracy is incapable of being cured or has not been cured within 20 days after written notice, except that the right to terminate the merger agreement for this reason will not will not be available to a party that has materially breached the merger agreement;

•	by Nokia, at any time prior to the adoption of this agreement by our stockholders, if any of the following has occurred or our board of directors has resolved to do any of the following (each of which is referred to as a “triggering event”):

•	the withdrawal, amendment or modification of our board of directors’ recommendation that our stockholders vote to adopt the merger agreement in a manner adverse to Nokia;

•	the failure to include in this proxy statement our board of directors’ recommendation that our stockholders vote to adopt the merger agreement;

•	the failure of our board of directors to reaffirm (publicly, if so requested) its recommendation in favor of the adoption of the merger agreement by our stockholders within 10 business days after Nokia so requests, provided that if the special meeting of our shareholders relating to this proxy would occur before the end of such 10 day period, then the reaffirmation must be made no later than two calendar days prior to the stockholders’ meeting;

•	the approval or recommendation by our board of directors of any other acquisition proposal;

•	our entering into any letter of intent or similar document or any agreement relating to any acquisition proposal;

•	our board of directors’ failure to recommend to our stockholders that they reject any tender or exchange offer relating to our securities by anyone unaffiliated with Nokia within 10 business days of the commencement of such tender or exchange offer;

•	our breach in any material aspect of our obligations under the merger agreement relating to the special stockholders’ meeting that is the subject of this proxy statement, (see “The Merger — The Merger Agreement — Stockholders’ Meeting and Duty to Recommend” beginning on page 50);

•	our willful breach in any material aspect of our obligations with respect to provisions covering acquisition proposals, non-solicitation of other acquisition proposals, changes in our board’s recommendation, or superior offers; (see “The Merger — The Merger Agreement — Stockholders’ Meeting and Duty to Recommend” on page 50, “— No Solicitation of Acquisition Proposals” beginning on page 50, “— Superior Offers” beginning on page 51 and “— Change of Recommendation” on page 52);

•	our board of directors resolves to do any of the foregoing; or

•	prior the effective time a material adverse effect with respect to Loudeye occurs or if we breach certain representations or warranties or covenants relating to intellectual property, in both cases subject to a 20 day cure period following notice from Nokia if the material adverse effect and/or breach is capable of being cured, provided that Nokia must exercise its termination right for such material adverse effect or breach within 10 business days of the end of the cure period or such material adverse effect or breach will be waived for all purposes under the merger agreement.
Termination Fees
      We must pay a termination fee of $1.8 million to Nokia in connection with the termination of the merger agreement under certain circumstances.
      If we terminate the merger agreement because we enter into an agreement with respect to a superior offer, we must pay the termination fee to Nokia prior to termination of the merger agreement.

      If an alternative acquisition proposal is publicly announced prior to termination of the merger agreement and, within twelve months of the termination, we consummate or enter into an agreement for an acquisition of Loudeye, then within two business days of consummating the acquisition or entering into that agreement, we must pay the termination fee to Nokia if the merger agreement was terminated under the following circumstances:

•	by Nokia because of the occurrence of a triggering event (as described above) (except that Nokia will not be entitled to the termination fee if the termination results from the failure of our board of directors to reaffirm its recommendation of the merger within 10 business days of a request by Nokia);

•	by either Loudeye or Nokia because the merger is not consummated prior to February 9, 2007 (or April 10, 2007 if it is not consummated because of a failure to obtain antitrust approval);

•	by either Loudeye or Nokia because our stockholders fail to approve the transaction; or

•	by Nokia due to our willful breach of our representations, warranties, or covenants that would result in the failure to satisfy the closing conditions relating to our representations, warranties and covenants, which we fail to cure within the specified period.
The termination fee is not the exclusive remedy for termination under the merger agreement if a party breaches its obligations under the merger agreement.
Indemnification and Insurance
      After the effective time of the merger, Nokia will and will cause the surviving corporation to fulfill and honor Loudeye’s obligations under the indemnification agreements between Loudeye and its current and former directors and officers (including, to the extent indemnifiable thereunder, for acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the transactions contemplated thereby) subject to applicable law. The certificate of incorporation and the bylaws of the surviving corporation and its subsidiaries will contain provisions with respect to exculpation, indemnification and the advancement of expenses that are at least as favorable to Loudeye’s current and former directors and officers as those contained in Loudeye’s Certificate of Incorporation and Bylaws as of the date of the merger agreement. Such provisions in the surviving company’s Certificate of Incorporation and Bylaws shall remain for six years after the date of the merger (except as required by law), unless Nokia assumes and honors those obligations to indemnify Loudeye’s current and former directors and officers.
      The merger agreement requires Nokia to provide the surviving corporation directors’ and officers’ liability insurance for a period of six years’ after closing of the merger with a premium limit of 200% of current annual premiums for facts and events occurring on or prior to the closing date of the merger. Nokia may, at its option, elect to provide tail coverage for six years after the closing of the merger on terms and conditions that are no less favorable than those in effect as of the date of the merger agreement.
Termination of Certain Company Contracts
      We have agreed that prior to the effective time of the merger, we will terminate certain contracts between us and third parties containing, or otherwise modify so as to eliminate clauses in such contracts containing (i) any term affecting or otherwise binding on any intellectual property or intellectual property rights of Nokia or its affiliates (other than Loudeye and its subsidiaries) after the merger or (ii) any term or obligation of non-assertion in respect of intellectual property rights that would be binding on Nokia or its affiliates (other than Loudeye and its subsidiaries) after the merger.
      In addition, we have granted Nokia the right to request that we use commercially reasonable efforts to terminate or modify certain additional contracts between us and third parties that contain such terms.
      If Nokia should terminate the merger agreement due to the failure of Loudeye to fulfill these agreements, termination of the merger agreement will be the sole and exclusive remedy of Nokia.

Additional Agreements
      Upon reasonable notice, and except as may otherwise be required by applicable law, we have agreed to afford Nokia’s officers, directors, employees, counsel, accountants, agents and other representatives reasonable access, during normal business hours, to all of our executive officers, properties, books, contacts and records, and to furnish promptly to Nokia all information concerning our business, properties and personnel as may reasonably be requested.
      Except as would violate applicable law, we and Nokia have agreed to consult with each other prior to issuing any press release or other public announcements with respect to the merger.
      We agreed to use commercially reasonable efforts to prepare, file and have cleared by the Securities and Exchange Commission, this proxy statement and to use our commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the Securities and Exchange Commission with respect to this proxy statement.
Voting Agreements
      Concurrently with entering into the merger agreement, Nokia entered into a voting agreement with Loudeye’s directors and certain officers. These voting agreements provide that the directors and officers will vote their shares, which represented approximately two percent (2%) of Loudeye’s outstanding shares as of August 7, 2006, in favor of the merger. The voting agreements terminate on the earlier of (i) the date of closing of the merger or (ii) termination of the merger agreement in accordance with its terms (including if Loudeye terminates the merger agreement to accept a superior offer). We encourage you to read the form of voting agreement carefully in its entirety. A form of the voting agreement is attached to this proxy statement as Annex B.
Fees and Expenses
      Each of Loudeye, Nokia and Merger Sub will pay all costs and expenses incurred by it in the transactions contemplated by the merger agreement, except that:

•	Nokia will pay the entire filing fee relating to the HSR filing, and all premerger notification and report forms under similar applicable laws of other jurisdictions; and

•	Loudeye will pay all fees and expenses in connection with the filing, printing and mailing of and solicitation fees related to this proxy statement (including SEC filing fees) and any preliminary materials related thereto or any other documents distributed to Loudeye stockholders in connection with the Merger.
Amendment
      The parties to the merger agreement may amend the agreement by a written instrument signed by us, Nokia and Merger Sub, so long as the amendment is approved by each of our boards of directors and, if required by applicable law, our shareholders.

PROPOSAL 2 — AUTHORITY TO ADJOURN THE SPECIAL MEETING
The Adjournment Proposal
      If at the special meeting of stockholders, the number of shares of our common stock present or represented and voting in favor of adoption of the merger agreement is insufficient to adopt that proposal under the Delaware General Corporation Law, we intend to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in respect of such proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal regarding the adoption of the merger agreement.
      In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the adoption of the merger agreement to defeat that proposal, we could adjourn the special meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement.
      Under the Delaware General Corporation Law and our Bylaws we may also adjourn the special meeting of stockholders for reasons other than to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. Any such adjournment may be made without notice (if the adjournment is not for more than thirty days), provided an announcement is made at the special meeting of the time, date and place of the adjourned meeting.
Vote Required and Board Recommendation
      Approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary or appropriate, requires a majority of the votes cast on the proposal. No proxy that is specifically marked “AGAINST” adoption of the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.
      Our board of directors believes that if the number of shares of our common stock present or represented at the special meeting and voting in favor of adoption of the merger agreement is insufficient to approve that proposal, it is in the best interests of us and our stockholders to enable our board of directors to continue to seek to obtain a sufficient number of additional votes in favor of adoption of the merger agreement to bring about its approval.
      Our board of directors recommends that you vote “FOR” the adjournment proposal.

MARKET PRICE AND DIVIDEND DATA
      Our common stock trades on the Nasdaq Capital Market under the symbol “LOUD”. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported on the Nasdaq Capital Market. All stock prices listed below have been adjusted to reflect the one-for-ten reverse stock split we implemented on May 22, 2006.

	High	Low

Year Ending December 31, 2006
Third Quarter (through August 29, 2006)	$4.42	$1.62
Second Quarter 2006	5.80	1.56
First Quarter 2006	9.10	3.50
Year Ended December 31, 2005
Fourth Quarter 2005	$9.10	$3.70
Third Quarter 2005	11.40	6.90
Second Quarter 2005	15.00	6.70
First Quarter 2005	21.30	13.40
Year Ended December 31, 2004
Fourth Quarter 2004	$30.20	$9.00
Third Quarter 2004	16.90	7.80
Second Quarter 2004	21.90	12.30
First Quarter 2004	25.70	18.10
      The following table sets forth the closing per share sales price of our common stock, as reported on the Nasdaq Capital Market on August 7, 2006, the last full trading day before the public announcement of the proposed merger, and on August 29, 2006, the latest practicable trading day before the printing of this proxy statement:

Loudeye Common Stock
Per Share Closing Price

August 7, 2006	$1.77
August 29, 2006	4.33
      Following the merger there will be no further market for our common stock.
      We have invested in the growth of our business and have incurred net losses from inception. As a result, we have not paid any cash dividends to date and do not intend to pay any cash dividends in the foreseeable future, irrespective of whether the merger is approved.

BENEFICIAL OWNERSHIP OF COMMON STOCK
      The following table shows how much Common Stock is beneficially owned by each of our directors and executive officers, by our directors and executive officers as a group, and by owners of more than 5% of our outstanding Common Stock. Except as otherwise noted, the address of each person listed in the table is c/o Loudeye Corp., 1130 Rainier Avenue South, Seattle, WA 98144.
      Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person, shares for which the named person has sole or shared power over voting or investment decisions are included. Percentage of beneficial ownership is based on 13,251,531 shares outstanding as of August 7, 2006. For each named person, the percentage ownership includes stock which the person has the right to acquire within 60 days after August 7, 2006. However, such shares are not deemed outstanding with respect to the calculation of ownership percentage for any other person.

	Amount and Nature of	Percent of
Name and Address	Beneficial Ownership	Common Stock

Jason S. Berman(1)	7,708	*
Michael A. Brochu(2)	139,749	*
Kurt R. Krauss(3)	36,902	*
Johan C. Liedgren(1)	12,875	*
Frank A. Varasano(1)	6,874	*
Chris J. Pollak(4)	13,906	*
Edward Averdieck(5)	24,649	*
All directors and executive officers as a group as of August 7, 2006 (7 persons)	242,663	1.8%

  *     Indicates less than one percent (1%).

(1)	Consists of shares issuable upon the exercise of outstanding stock options within 60 days of August 7, 2006

(2)	Consists of 17,874 shares held by Mr. Brochu, 46,876 shares of restricted stock (4,687 of which will vest within 60 days of August 7, 2006), and 74,999 shares issuable upon exercise of outstanding stock options exercisable within 60 days of August 7, 2006.

(3)	Consists of 19,074 shares held by Mr. Krauss, 4,703 shares held by Sachem Investments LLC, of which Mr. Krauss is the sole member, and 13,125 shares issuable upon the exercise of outstanding stock options within 60 days of August 7, 2006. Mr. Krauss disclaims beneficial ownership of the shares held by Sachem Investments LLC, except to the extent of his pecuniary interest in those shares.

(4)	Consists of 1,250 shares held by Mr. Pollak, 3,750 shares of restricted stock, and 8,906 shares issuable upon the exercise of outstanding stock options within 60 days of August 7, 2006.

(5)	Consists of 2,555 shares held by Mr. Averdieck, 10,000 shares of restricted stock, and 12,094 shares issuable upon the exercise of outstanding stock options within 60 days of August 7, 2006.
SUBMISSION OF STOCKHOLDER PROPOSALS
      We will hold our 2007 annual meeting of stockholders only if the merger is not consummated because following the merger our common stock will be delisted from the Nasdaq Capital Market, our common stock will be deregistered under the Exchange Act and we will no longer be a publicly-held company. Any stockholder wishing to have a proposal considered for inclusion in our 2007 annual meeting proxy solicitation materials must set forth such proposal in writing and file it with our secretary before February 28, 2007. Proposals received after such date shall be considered untimely and shall not be included in our annual meeting proxy solicitation materials. If the merger is not consummated, our board of directors will review any timely submitted stockholder proposals which are filed as required and will determine whether such proposals meet applicable criteria for inclusion in our 2007 annual meeting proxy solicitation materials.
      If you wish to submit a proposal for consideration at our next annual general meeting of stockholders but that is not to be included in our proxy statement, you must delivery the proposal in writing (and otherwise comply with the requirements in our by-laws relating to the submission of proposals) to: Loudeye Corp., 1130 Rainier Avenue South, Seattle, Washington 98144, Attention: Secretary.
OTHER MATTERS
      As of the date of this proxy statement, our board of directors knows of no other matters which may be presented for consideration at the special meeting. However, if any other matter is presented properly for consideration and action at the meeting, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.
      Nokia and Merger Sub are not participants in the solicitation made by this proxy statement. Neither of Nokia or Merger Sub has any interest in the solicitation other than as a result of Nokia’s agreement to acquire all of the outstanding shares of our common stock pursuant to the terms of the merger agreement.
INCORPORATION OF INFORMATION BY REFERENCE
      The Securities and Exchange Commission allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this proxy statement, except for any information superseded by information contained directly in this proxy statement or in later filed documents incorporated by reference in this proxy statement.
      This proxy statement incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission:

•	our annual report on Form 10-K for the year ended December 31, 2005;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2006; and

•	current report on Form 8-K filed on May 1, 2006, and amended on Forms 8-K/ A on May 4, 2006 and May 5, 2006, current reports on Form 8-K filed on May 9, 2006, May 10, 2006, May 12, 2006, May 23, 2006, June 12, 2006, June 30, 2006, August 8, 2006 and August 9, 2006.
      We also incorporate by reference additional documents that may be filed with the Securities and Exchange Commission between the date of this proxy statement and the date of the special meeting of stockholders or, if sooner, the termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.
      If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the Securities and Exchange Commission or the Securities and Exchange Commission’s Internet web site at http://www.sec.gov. You may obtain documents we incorporate by reference from us without charge, excluding all exhibits except those that we have specifically incorporated by reference in this proxy statement. Stockholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from us at the following address:
Loudeye Corp.
Attn: Investor Relations
1130 Rainier Avenue South
Seattle, Washington 98144
(206) 832-4000
ir@loudeye.com
      We will send you any of these documents free of charge upon your request.
      You should rely only on the information contained or incorporated by reference into this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement or in any of the materials that have been incorporated by reference into this document. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the solicitation presented in this document does not extend to you. This proxy statement is dated August 31, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. The mailing of this proxy statement to stockholders does not create any implication to the contrary.
MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS
      In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to Loudeye Corp., Attention: Investor Relations, 1130 Rainier Avenue South, Seattle, WA 98144, telephone: (206) 832-4000. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting us at the address and phone number set forth in the prior sentence.
SOURCES OF ADDITIONAL INFORMATION
      Except where we indicate otherwise, we use the name “Nokia” in this proxy statement to refer to Nokia Inc., and references to “Loudeye”, “us”, “we”, “our”, “ours” and similar expressions used in this proxy statement refer to Loudeye Corp. We briefly describe Nokia and the other parties to the merger agreement under “The Merger — The Companies” on page 22. We also refer to our common stock, par value $0.001 as the “common stock.” All information contained in this proxy statement with respect to the parties to the merger agreement other than Loudeye has been supplied by and is the responsibility of those other parties.
      Loudeye is subject to the informational requirements of the Exchange Act and files reports and other information with the Securities and Exchange Commission.
      You may read and copy these reports, proxy statements and other information (including the documents described in “Incorporation of Information by Reference” on page 61) at the Securities and Exchange Commission’s Public Reference Section at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet website, located at http://www.sec.gov, that contains reports, proxy statements and other information regarding Loudeye and other registrants that file electronically with the Securities and Exchange Commission.

      You may also read reports, proxy statements and other information relating to Loudeye at the offices of the Nasdaq Capital Market at One Liberty Plaza, 165 Broadway, New York, NY 10006.
      If you have questions about the special meeting or the merger with Nokia after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, please contact:
Loudeye Corp.
Attn: Investor Relations
1130 Rainier Avenue South
Seattle, WA 98144
(206) 832-4000
ir@loudeye.com
OR
The Altman Group
1200 Wall Street West-3rd Floor
Lyndhurst, NJ 07071
201-806-7300
Toll Free: 800-331-5963
LOUDinfo@altmangroup.com

ANNEX A
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
NOKIA INC.
LORETTA ACQUISITION CORPORATION
and
LOUDEYE CORP.
Dated as of
August 7, 2006

A-i

A-ii

Exhibit A	Form of Voting Agreement
Exhibit B	Joint Press Release

A-iii

INDEX OF DEFINED TERMS

Defined Term	Section

401(k) Plan	5.9(a)
2005 Plan	2.2(a)
Acquisition	7.3(b)(iii)
Acquisition Proposal	5.3(g)(i)
Action of Divestiture	5.6(d)
Agreement	Preamble
the business of	8.3(a)
Bundeskartellamt	6.1(c)
Business Day	1.2
Cashed-Out Options	1.6(b)(ii)
Certificate of Merger	1.2
Certificates	1.8(c)
Change of Recommendation	5.3(d)
Change of Recommendation Notice	5.3(d)(iii)
Closing	1.2
Closing Date	1.2
COBRA	2.16(a)
Code	1.8(d)
Company	Preamble
Company Balance Sheet	2.4(b)
Company Charter Documents	2.1(b)
Company Common Stock	1.6(a)
Company Disclosure Letter	Article II
Company Employee Plan	2.16(a)
Company Financials	2.4(b)
Company Intellectual Property	2.8(a)
Company Material Contract	2.17(a)
Company Options	2.2(b)
Company Preferred Stock	2.2(a)
Company Registered Intellectual Property	2.8(a)
Company SEC Reports	2.4(a)
Company Services	2.8(a)
Company Stock Option Plans	2.2(b)
Company Warrants	1.6(b)(i)
Confidentiality Agreement	5.4(a)
Contaminants	2.8(k)
Continuing Employees	5.9(b)(i)
Contract	2.1(a)
Cure Expiration Date	7.1(i)(B)
Customer Information	2.8(o)
Delaware Law	Recitals
Dissenting Shares	1.7(a)

A-iv

Defined Term	Section

DOJ	2.3(c)
DOL	2.16(a)
Effect	8.3(d)
Effective Time	1.2
Employee	2.16(a)
Employee Agreement	2.16(a)
End Date	7.1(b)
Environmental or Health and Safety Claim	2.13(a)
Environmental Laws	2.13(a)
ERISA	2.16(a)
ERISA Affiliate	2.16(a)
Exchange Act	2.3(c)
Exchange Agent	1.8(a)
Exchange Fund	1.8(b)
Export Approvals	2.19(a)
FCO	6.1(c)
FCPA	2.20
FTC	2.3(c)
GAAP	2.4(b)
Governmental Authorizations	2.10
Governmental Entity	2.3(c)
Health and Safety Laws	2.13(a)
HIPAA	2.16(a)
HSR Act	2.3(c)
include, includes, including	8.3(a)
Indemnified Parties	5.10(a)
Intellectual Property	2.8(a)
Intellectual Property Rights	2.8(a)
International Employee Plan	2.16(a)
IRS	2.16(a)
Knowledge	8.3(b)
Lease Documents	2.7(b)
Legal Requirements	2.2(d)
Liens	2.1(c)
Made Available	8.3(c)
Material Adverse Effect	8.3(d)
Materials of Environmental Concern	2.13(a)
Merger	1.1
Merger Consideration	1.6(a)
Merger Sub	Preamble
Merger Sub Common Stock	1.6(c)
Necessary Consents	2.3(c)
OD2	2.4(c)
Open Source	2.8(i)

A-v

Defined Term	Section

Overpeer	2.4(c)
Parent	Preamble
Parent Benefit Plans	5.9(b)(ii)
Pension Plan	2.16(a)
Person	8.3(e)
Proxy Statement	2.21
Real Property	2.7(a)
Returns	2.6(b)(i)
Reviewed Document	5.12(a)
SEC	2.3(c)
Second Request Responses	5.6(a)
Securities Act	2.4(a)
Shrink-Wrapped Code	2.8(a)
Significant Subsidiaries	2.1(c)
Source Code	2.8(a)
SOX	2.4(a)
Stockholders’ Meeting	5.2(a)
Subsidiary	2.1(a)
Subsidiary Charter Documents	2.1(b)
Superior Offer	5.3(g)(ii)
Surviving Corporation	1.1
Tax	2.6(a)
Taxes	2.6(a)
Termination Fee	7.3(b)(i)
Trade Secrets	2.8(a)
Triggering Event	7.1
Voting Agreements	Recitals
Voting Debt	2.2(c)
WARN	2.16(a)
without limitation	8.3(a)

A-vi

AGREEMENT AND PLAN OF MERGER
      This AGREEMENT AND PLAN OF MERGER (this “AGREEMENT”) is made and entered into as of August 7, 2006, by and among Nokia Inc., a Delaware corporation (“PARENT”), Loretta Acquisition Corporation, a Delaware corporation and direct wholly owned subsidiary of Parent (“MERGER SUB”), and Loudeye Corp., a Delaware corporation (the “COMPANY”).
RECITALS
      A. The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the business combination and other transactions provided for herein.
      B. The respective Boards of Directors of Merger Sub and the Company have approved, in accordance with the Delaware General Corporation Law (“DELAWARE LAW”), this Agreement and the transactions contemplated hereby, including the Merger.
      C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, all current executive officers and members of the Board of Directors of the Company are entering into Voting Agreements and irrevocable proxies in substantially the form attached hereto as EXHIBIT A (each, a “VOTING AGREEMENT” and, collectively, the “VOTING AGREEMENTS”).
      D. Concurrently with the execution of this Agreement, and as an inducement to Parent’s willingness to enter into this Agreement, certain key employees of the Company have entered into employment-related agreements with Parent (which contain non-competition and non-solicitation provisions) and certain other senior executives of the Company have entered into Non-Competition and Non-Solicitation Agreements.
      E. Subject to Section 5.3(d) hereof, the Board of Directors of the Company has resolved to recommend to its stockholders the adoption of this Agreement.
      F. Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger.
      G. Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
The Merger
      1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the “MERGER”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the “SURVIVING CORPORATION.”
      1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “CERTIFICATE OF MERGER”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “EFFECTIVE TIME”) as soon as practicable on the Closing Date. The closing of the Merger (the “CLOSING”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, located at 40 Bank Street, Canary Wharf, London, E14 5DS, at a time and date to be specified by the parties, which shall be no later than the fourth Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE VI (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the “CLOSING DATE.” “BUSINESS DAY” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in any of New York, United States of America, London, England or Helsinki, Finland are authorized or obligated by law or executive order to close.
      1.3 Effect Of The Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
      1.4 Certificate Of Incorporation And By Laws. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Amended and Restated Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Loudeye Corp.” Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Bylaws of the Company shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws.
      1.5 Directors And Officers. Unless otherwise determined by Parent prior to the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. Unless otherwise determined by Parent prior to the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed. In addition, unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers, respectively, of each of the Company’s Subsidiaries immediately after the Effective Time, each to hold office as a director or officer of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.
      1.6 Effect On Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

(a) Company Common Stock. Each share of common stock, par value $0.001 per share, of the Company (“COMPANY COMMON STOCK”) issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and automatically converted (subject to SECTION 1.7) into the right to receive an amount of cash equal to $4.50 per share, without interest (such amount of cash hereinafter referred to as the “MERGER CONSIDERATION”) upon surrender of the certificate representing such share of Company Common Stock in the manner provided in SECTION 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in SECTION 1.10).

(b) Company Warrants And Company Options.

(i) Company Warrants. Following the Effective Time, all warrants to purchase Company Common Stock issued by the Company (“COMPANY WARRANTS”) shall represent only the right, upon the valid exercise thereof, if any, to receive the Merger Consideration payable upon the shares of Company Common Stock previously issuable upon exercise of such Company Warrants and shall in no event be exercisable for any equity securities of Parent, the Company or any of their Subsidiaries. In addition, the Company shall use all reasonable efforts to notify as soon as practicable following the date hereof, and in accordance with the terms of the relevant Common Stock Purchase Warrants and Subscription Agreements related to the Company Warrants, all holders of Company Warrants that they may fully exercise such Company Warrants prior to the Effective Time or shall be entitled to receive following the Effective Time, upon surrender of the certificate representing such Company Warrant, only an amount equal to the product of (x) the number of shares of Company Common Stock issuable upon exercise of such Company Warrant multiplied by (y) the excess, if any, of the per share Merger Consideration over the per share exercise price in effect for such Company Warrant.

(ii) Company Options. At the Effective Time, each Company Option that is vested as of the Effective Time, giving effect to any acceleration of vesting resulting from the Merger (collectively, the “CASHED-OUT OPTIONS”), and that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety at the Effective Time, and the holder of each Cashed-Out Option shall be entitled to receive therefor an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) the number of shares of Company Common Stock as to which such Company Option was vested and exercisable immediately prior to the Effective Time (giving effect to any acceleration of vesting resulting from the Merger), and (ii) the excess, if any, of the per share Merger Consideration over the exercise price of such Company Option immediately prior to the Effective Time.

(iii) As of the Effective Time, the Company Stock Option Plans shall terminate and all rights under the Company Options and any provision of any other plan, program, agreement or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary shall be cancelled. The Company shall use all commercially reasonable efforts, including delivery of all notices, to effectuate the provisions of this Section 1.6(b), and to ensure that, from and following the Effective Time, no Person shall have any right under the Company Stock Options Plans, the Company Options or any other plan, program, agreement or arrangement with respect to equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

(iv) Any materials to be submitted to the holders of Company Warrants or Company Options shall be subject to review and prior reasonable approval by Parent.

(c) Cancellation Of Treasury Stock. Each share of Company Common Stock held by the Company or any direct or indirect wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(d) Capital Stock Of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub (the “MERGER SUB COMMON STOCK”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(e) Adjustments To Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

      1.7 Dissenting Shares.
      (a) Notwithstanding any other provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who: (i) has not voted in favor of the Merger or consented thereto in writing, (ii) has demanded its rights to appraisal in accordance with Section 262 of Delaware Law and (iii) as of the Effective Time has not effectively withdrawn or lost such holder’s appraisal rights (collectively, the “DISSENTING SHARES”), shall not be converted into or represent a right to receive the applicable consideration for Company Common Stock set forth in SECTION 1.6, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law.
      (b) Notwithstanding the provisions of SECTION 1.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Common Stock, as applicable, set forth in SECTION 1.6, without interest thereon, upon surrender of the certificate representing such shares.
      (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law and (ii) the opportunity to participate in any negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any holder of Company Common Stock with respect to such demands shall be submitted to Parent in advance and shall not be presented to any holder of Company Common Stock prior to the Company receiving Parent’s consent, which consent shall not be unreasonably withheld or delayed.
      1.8 Surrender of Certificates.
      (a) Exchange Agent. Parent shall retain an institution reasonably satisfactory to the Company to act as the exchange agent (the “EXCHANGE AGENT”) for the Merger on customary terms and conditions.
      (b) Parent To Provide Cash. Promptly following the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this ARTICLE I, the Merger Consideration payable pursuant to SECTION 1.6(a) in exchange for outstanding shares of Company Common Stock. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “EXCHANGE FUND.”
      (c) Exchange Procedures. As soon as reasonably practicable following the Effective Time (but in no event more than five Business Days thereafter), Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “CERTIFICATES”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to SECTION 1.6(a): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash constituting the Merger Consideration. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of record of such Certificates shall be entitled to receive in exchange therefor the cash constituting the Merger Consideration, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Merger Consideration into which such shares of Company Common Stock shall have been so converted.

      (d) Required Withholding. Each of the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock, Company Warrants or Company Options such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “CODE”) or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.
      (e) No Liability. Notwithstanding anything to the contrary in this SECTION 1.8, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
      (f) Investment Of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent on a daily basis; provided, however, that no such investment or loss thereon shall affect the amounts payable to Company stockholders pursuant to this ARTICLE I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company stockholders pursuant to this ARTICLE I shall promptly be paid to Parent.
      (g) Termination Of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any holders of Certificates who have not surrendered such Certificates in compliance with this SECTION 1.8 shall after such delivery to the Surviving Corporation, subject to SECTION 1.8(e), look only to the Surviving Corporation solely as general creditors for the cash constituting the Merger Consideration (which shall not accrue interest) pursuant to SECTION 1.6(a) with respect to the shares of Company Common Stock formerly represented thereby.
      1.9 No Further Ownership Rights In Company Common Stock. All Merger Consideration paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE I.
      1.10 Lost, Stolen Or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such cash constituting the Merger Consideration; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
      1.11 Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE II
Representations and Warranties of the Company
      The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed (i) in the Company SEC Reports (as defined below) that have been filed with the SEC between January 1, 2006 and the date hereof, or (ii) in writing in the disclosure letter (referencing the appropriate section or subsection; provided, however, that any information set forth in one section of the disclosure letter shall be deemed to apply to each other section or subsection thereof and to the applicable representation and warranty to which its relevance is reasonably apparent on its face) supplied by the Company to Parent dated as of the date hereof (the “COMPANY DISCLOSURE LETTER”), as follows:
      2.1 Organization; Standing And Power; Charter Documents; Subsidiaries.
      (a) Organization; Standing And Power. Except as set forth in SECTION 2.1(a) of the Company Disclosure Letter, the Company and each of its Subsidiaries are each a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept) and each has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted, except where the failure to be so organized, validly existing and in good standing would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, “SUBSIDIARY,” when used with respect to any party, shall mean any corporation, association, business entity, partnership, limited liability company or other Person of which such party, either alone or together with one or more Subsidiaries or by one or more Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body. For purposes of this Agreement, “CONTRACT” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding, commitment or arrangement, or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be enforceable against the Company or its Subsidiaries.
      (b) Charter Documents. The Company has Made Available (i) a true and correct copy of the amended and restated certificate of incorporation and bylaws of the Company, each as amended to date (collectively, the “COMPANY CHARTER DOCUMENTS”) and (ii) the certificate of incorporation and bylaws, or like organizational documents, of each of its Significant Subsidiaries (collectively, “SUBSIDIARY CHARTER DOCUMENTS”), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents.
      (c) Subsidiaries. SECTION 2.1(c)(i) of the Company Disclosure Letter sets forth each Subsidiary of the Company. For the purposes of this Agreement “SIGNIFICANT SUBSIDIARIES” shall mean all of the Subsidiaries listed in SECTION 2.1(c)(II) of the Company Disclosure Letter. The Company does not have any Subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the Exchange Act (as defined below) that are not included in the Significant Subsidiaries. Except as set forth in SECTION 2.1(c) of the Company Disclosure Letter, the Company is the owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and all such shares have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (collectively, “LIENS”), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.
      2.2 Capital Structure.
      (a) Capital Stock. The authorized capital stock of the Company consists of: (i) 25,000,000 shares of Company Common Stock, par value $0.001 per share, and (ii) 5,000,000 shares of undesignated preferred stock, par value $0.001 per share (the “COMPANY PREFERRED STOCK”). As of the close of business on August 4, 2006: (i) 13,251,531 shares of Company Common Stock were issued and outstanding (excluding shares of Company Common Stock held by the Company in its treasury) of which 90,939 were shares of Company Common Stock issued pursuant to unvested restricted stock awards under the Company’s 2005 Incentive Award Plan (the “2005 PLAN”), (ii) no shares of Company Common Stock were issued and held by the Company in its treasury and (iii) no shares of Company Preferred Stock were issued and outstanding. No shares of Company Common Stock are owned or held by any Subsidiary of the Company. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which the Company is bound.
      (b) Company Options And Company Warrants. As of the close of business on the date hereof: (i) 831,147 shares of Company Common Stock are issuable upon the exercise of outstanding options to purchase Company Common Stock under the 2005 Plan, 2005 Company Stock Option Plan (a subplan to the 2005 Plan), On Demand Distribution Option Exchange Agreements, 2000 Stock Option Plan, 2000 Employee Stock Option Plan, 2000 Director Stock Option Plan and the 1998 Stock Option Plan (collectively, the “COMPANY STOCK OPTION PLANS”) (such options, whether payable in cash, shares or otherwise granted under or pursuant to the Company Stock Option Plans are referred to in this Agreement as “COMPANY OPTIONS”), (ii) 245,385 of the Company Options are vested and exercisable as of the date hereof; (iii) 1,770,050 shares of Company Common Stock are available for future grant under the 2005 Plan; and (iv) 1,832,646 shares of Company Common Stock are issuable upon the exercise of Company Warrants. SECTION 2.2(b) of the Company Disclosure Letter sets forth a list of each outstanding Company Option and Company Warrant: (a) the name of the holder of such Company Option or Company Warrant, (b) the number of shares of Company Common Stock subject to such Company Option or Company Warrant, (c) the exercise price of such Company Option or Company Warrant, (d) the date on which such Company Option or Company Warrant was granted or issued, (e) the Company Stock Option Plan under which such Company Option was issued and whether such Company Option is an “incentive stock option” (as defined in Section 422 of the Code) or a nonqualified stock option, (f) for each Company Option, whether such Company Option is held by a Person who is not an employee of the Company or any of its Subsidiaries, (g) the extent to which such Company Option or Company Warrant is vested and exercisable as of the date hereof, and (h) the date on which such Company Option or Company Warrant expires. As a result of the transactions contemplated by this Agreement, all outstanding unvested Company Options will vest and become immediately exercisable immediately prior to the Effective Time. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans and the Company Warrants, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. None of the Company Options or Company Warrants were granted with exercise prices below fair market value on the date of grant. Except as set forth in SECTION 2.2(b) of the Company Disclosure Letter, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting or exercisability of any Company Option or Company Warrant as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). Except as set forth in SECTIONS 2.2(b) of the Company Disclosure Letter, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock, performance shares or other similar rights with respect to the Company.
      (c) Voting Debt. No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof (collectively, “VOTING DEBT”).
      (d) Other Securities. Except as otherwise set forth in SECTION 2.2(b) or SECTION 2.2(d) of the Company Disclosure Letter, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating (or purporting to obligate) the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking of any kind. There are no outstanding Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating (or purporting to obligate) the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. Except for the Voting Agreements, the Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, other than the Voting Agreements and the irrevocable proxies granted pursuant to the Voting Agreements, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or by which any of them are bound. There are no outstanding contractual commitments of the Company or any of its Subsidiaries that obligate the Company or its Subsidiaries to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. For purposes of this Agreement, “LEGAL REQUIREMENTS” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, directive, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
      2.3 Authority; No Conflict; Necessary Consents.
      (a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to obtaining the adoption of this Agreement by the Company’s stockholders as contemplated in SECTION 5.2. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further corporate action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the adoption of this Agreement by the Company’s stockholders as contemplated by SECTION 5.2 and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock necessary to adopt this Agreement and consummate the Merger and the other transactions contemplated hereby. The Board of Directors of the Company has, by resolution adopted by unanimous vote at a meeting where all the Directors were present and the meeting was duly called and held and not subsequently rescinded or modified in any way (except as is permitted pursuant to SECTION 5.3(d) hereof or for clerical or administerial modifications) duly (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and declared the Merger to be advisable, (ii) duly and validly approved this Agreement and the transactions contemplated thereby, including the Merger, and taken all corporate action required to be taken by the Company’s Board of Directors to authorize the consummation of the

Merger, and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement and directed that such matter be submitted to the Company’s stockholders at the Stockholders’ Meeting (as defined below). This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.
      (b) No Conflict. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of the Company Charter Documents or any Subsidiary Charter Documents of any Subsidiary of the Company, (ii) subject to obtaining the adoption of this Agreement by the Company’s stockholders as contemplated in SECTION 5.2 and compliance with the requirements set forth in SECTION 2.3(c), conflict with or violate any material Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) is bound or affected or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or to the Knowledge of the Company, materially impair the Company’s rights or alter the rights or obligations of any third party under, or to the Knowledge of the Company, give to others any rights of termination, amendment, acceleration or cancellation of any Company Material Contract, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries other than, in the cases of clauses (ii) and (iii) as would not reasonably be expected to have a Material Adverse Effect on the Company or to materially and adversely affect the Company’s ability to consummate the Merger. SECTION 2.3(b) of the Company Disclosure Letter lists all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby under any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or any of their properties or assets is bound or affected, which, if individually or in the aggregate, not obtained, would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole or result in the Company or any of its Subsidiaries incurring any material penalties or other financial obligations or to materially and adversely affect the ability of the parties hereto to consummate the Merger as contemplated.
      (c) Necessary Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, arbitral body, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “GOVERNMENTAL ENTITY”) or any other Person is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or Parent are qualified to do business, (ii) the filing of the Proxy Statement with the United States Securities and Exchange Commission (the “SEC”) in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “EXCHANGE ACT”), and the rules and regulations promulgated thereunder, (iii) the filing of the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR ACT”) and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required by any competent merger control authority or the expiration of any applicable waiting period and the absence of an order by any competent authority or court preliminarily or permanently prohibiting the transaction pursuant to the competition laws of Germany, Italy and any applicable mandatory competition laws of any other country identified in SECTION 2.3(c) of the Company Disclosure Letter, (iv) approval of the Company’s stockholders as contemplated in SEC-

TION 5.2, (v) such other filings and notifications as may be required to be made by the Company under federal, state or foreign securities laws or the rules and regulations of the Nasdaq Capital Market and (vi) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not, individually or in the aggregate, reasonably be expected to materially affect the ability of any of the parties hereto to consummate the Merger as contemplated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing or to have a Material Adverse Effect on the Company. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (vi) above are referred to herein as the “NECESSARY CONSENTS.”
      2.4 Sec Filings; Financial Statements; Internal Controls.
      (a) Sec Filings. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2004. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents, as each of the foregoing have been amended since the time of their filing (including those that the Company may file subsequent to the date hereof), are referred to herein as the “COMPANY SEC REPORTS.” As of their respective dates, the Company SEC Reports (i) were prepared in accordance with, and complied in all material respects with, the requirements of the Securities Act of 1933, as amended (the “SECURITIES ACT”), the Exchange Act, or the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be, and, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such subsequent filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company has Made Available complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC (but that are required to be filed with the SEC) to all Contracts and other documents that previously had been filed by the Company with the SEC and are currently in effect. The Company has Made Available true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since January 1, 2004, including but limited to all SEC comment letters and responses to such comment letters by or on behalf of the Company. As of the date hereof, none of the Company SEC Reports are the subject of ongoing SEC review or outstanding SEC comment. The Company is in compliance with, and has complied, in each case in all material respects with (i) the applicable provisions of SOX and the related rules and regulations promulgated under or pursuant to such act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market. Each of the principal executive officers of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of SOX with respect to the Company SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.
      (b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “COMPANY FINANCIALS”), including each Company SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements or pro forma financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) presented fairly in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated. The Company does not intend to correct or restate and, to the Knowledge of the Company, there is not any basis to correct or restate, any of the Company Financials. The unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of March 31, 2006 contained in the Company SEC Reports is hereinafter referred to as the “COMPANY BALANCE SHEET.” Except as set forth in the Company Financials or SECTION 2.4(b) of the Company Disclosure Letter, since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise, either matured or unmatured) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP, except for (i) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (ii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby and (iii) liabilities, which individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date. The books and records of the Company and each Subsidiary have been, and are being maintained in all material respects in accordance with applicable legal and accounting requirements, and the Financial Statements are consistent with such books and records. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).
      (c) Internal Controls. Except as set forth in SECTION 2.4(c) of the Company Disclosure Letter, the Company, On Demand Distribution Limited (“OD2”) and Overpeer Inc. (“OVERPEER”) have established and maintain, adhere to and enforce a system of internal controls over financial reporting required by Rules 13a-15(f) or 15d-15(f) of the Exchange Act which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (including the Company Financials) including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, OD2 and Overpeer, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company, OD2 and Overpeer are being made only in accordance with the appropriate authorizations of management and the Board of Directors of the Company, (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company, OD2 and Overpeer that could have a material effect on the Company’s, OD2’s or Overpeer’s financial statements and (iv) provide reasonable assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, that involves the Company’s management or other Employees who have a significant role in the preparation of financial statements or the Company’s internal controls over financial reporting utilized by the Company and its Significant Subsidiaries, are adequately and promptly disclosed to the Company’s independent auditors and the audit committee of the Company’s Board of Directors. None of the Company, OD2 or Overpeer (including any Employee thereof) nor, to the Knowledge of the Company, the Company’s independent auditors, have identified or been made aware of (i) any significant deficiency or material weakness in the system of internal controls utilized by the Company, OD2 or Overpeer, (ii) any fraud, whether or not material, that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal controls utilized by the Company, OD2 or Overpeer, or (iii) any claim or allegation regarding any of the foregoing.
      (d) Disclosure Controls. The Company’s disclosure controls and procedures required by Rules 13a-15(f) or 15d-15(f) of the Exchange Act are reasonably designed in all material respects to ensure that all material information relating to the Company and its Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act (i) is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and (ii) is accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosure.
      2.5 Absence Of Certain Changes Or Events. Since the date of the Company Balance Sheet through the date hereof, except as set forth in SECTION 2.5 of the Company Disclosure Letter there has not been, accrued or arisen:

(a) any Material Adverse Effect on the Company;

(b) any acquisition by the Company or any Subsidiary of, or agreement by the Company or any Subsidiary to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, taken as a whole, or, to the Knowledge of the Company, any solicitation of, or participation in, any negotiations or discussions with respect to any of the foregoing;

(c) any entry into, amendment or termination by the Company or any of its subsidiaries of any Contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, strategic partnership or alliance;

(d) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination pursuant to the terms of their pre-existing agreements;

(e) any split, reverse split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock except as set forth in SECTION 2.5(e) of the Company Disclosure Letter;

(f) any granting by the Company or any of its Subsidiaries, whether orally or in writing, of any increase in compensation or fringe benefits (except for normal increases of cash compensation to current non-officer employees in the ordinary course of business consistent with past practice) or any payment by the Company or any of its Subsidiaries of any bonus (except for bonuses made to current non-officer employees in the ordinary course of business consistent with past practice) or any change to a Company Employee Plan by the Company or any of its Subsidiaries that would increase current or future accruals of participants under any such plan or would otherwise increase the expense of operating such plan by the Company or any of its Subsidiaries or any change by the Company or any of its Subsidiaries of severance, termination or bonus policies and practices or any change to or entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination, change in control or indemnification agreement or, except as set forth in SECTION 2.5(f) of the Company Disclosure Letter, any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events), or any grant of any share options or share schemes or any issue of shares or securities or entitlement to any shares or securities to any employee or associated person;

(g) any termination, consent or amendment with respect to any Company Material Contract;

(h) entry into any Contract that contains any term or obligation of non-assertion or any other material non-standard terms, including but not limited to, non-standard discounts, provisions for unpaid future deliverables, non-standard service requirements, non-compete or future royalty payments;

(i) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP;

(j) any debt, capital lease or other debt or equity financing transaction by the Company or any of its Subsidiaries or entry into any agreement by the Company or any of its Subsidiaries in connection with any such transaction, except for capital leases entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole;

(k) any grants of any material refunds, credits, rebates or other allowances by the Company or any of its Subsidiaries to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

(l) any material change in the level of product returns or Company policy or practice regarding accounts receivable or reserves, bad debts or rights to accounts receivable experienced by the Company or any of its Subsidiaries;

(m) any material restructuring activities by the Company or any of its Subsidiaries, including any material reductions in force, lease terminations, restructuring of contracts or similar actions;

(n) any sale, lease, license, encumbrance or other disposition of any properties or assets except the sale, lease, license or disposition of property or assets which are not material, individually or in the aggregate, to the business of the Company or any of its Subsidiaries or the licenses of current Company Services, in each case, in the ordinary course of business and in a manner consistent with past practice;

(o) any material investment, loan, extension of credit or financing or grant of extended payment terms by the Company or any of its Subsidiaries to any Person other than in the ordinary course of business and in a manner consistent with past practice;

(p) any material purchases of fixed assets or other long-term assets other than in the ordinary course of business and in a manner consistent with past practice;

(q) any material amendment filed to any Tax Return, adoption of or change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(r) any material revaluation, or any indication that such a revaluation is required under GAAP, by the Company of any of its assets, including, without limitation, writing down the value of long-term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice; or

(s) any significant deficiency or material weakness identified in the system of internal control over financial reporting utilized by the Company and its Subsidiaries.
      2.6 Taxes.
      (a) Definition of Taxes. For the purposes of this Agreement, “TAX” or “TAXES” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies, social security contributions and liabilities relating to taxes, based upon or measured by gross receipts, income, profits, capital gains, net assets, sales, use and occupation, and value added, ad valorem, transfer, stamp duty and UK stamp duty reserve tax, stamp duty land tax, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

      (b) Tax Returns and Audits. Except as set forth in SECTION 2.6(b) of the Company Disclosure Letter,

(i) The Company and each of its Subsidiaries have (a) timely filed or caused to be filed all federal, state, local and foreign income Tax returns, estimates, information statements and reports and any amendments thereto (“RETURNS”) and all other material Tax Returns required to be filed relating to Taxes concerning or attributable to the Company or any of its Subsidiaries, and such Returns are true, correct, and complete and have been completed in accordance with applicable Legal Requirements in all material respects, (b) preserved records required for the delivery of correct and complete Returns as required by Schedule 18 of the Finance Act 1998, and (c) timely paid or withheld (and timely paid over any withheld amounts to the appropriate Governmental Entity) all Taxes required to be paid or withheld whether or not shown as due on any Return, other than Taxes not yet due and payable for which an adequate reserve has been accrued or established on the Company Balance Sheet.

(ii) Neither the Company nor any of its Subsidiaries has any Tax deficiency or adjustment outstanding, assessed or proposed against the Company or any of its Subsidiaries, that has not been settled, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iii) No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for an audit or other examination of any material Return of the Company or any of its Subsidiaries.

(iv) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(v) Neither the Company nor any of its Subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of tax avoidance transactions that the Internal Revenue Service identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(vi) The Company and its Significant Subsidiaries are in substantial compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territory or non-U.S. government, and to the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(vii) As of the date of the Company Financials, neither the Company nor any of its Subsidiaries has any material liability for unpaid Taxes which have not been accrued or reserved on the Company Financials, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for material Taxes since the date of the Company Balance Sheet other than Taxes incurred in the ordinary course of business which are consistent in type and amount with Taxes attributable to prior periods.

(viii) Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation or group payment agreement or arrangement, (c) any liability for the Taxes of any Person (other than Company or any of its Subsidiaries), under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law including any arrangement for group or consortium Tax relief or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise, (d) ever been a party to any joint venture, partnership or other arrangement that is treated as a partnership for Tax purposes and (e) been party to any claim or surrender of group relief under the provision of Section 402 to 413 of the Income and

Corporation Taxes Act 1988 (other than between the Company and/ or any of its Subsidiaries) or claim for relief under Section 42 of the Finance Act 1930 which could be withdrawn pursuant to section 111 of the Finance Act 2002.

(ix) Neither the Company nor its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from taxable income as a result of (a) any change in method of accounting under Section 481(c) of the Code, (b) closing agreement under Section 7121 of the Code, (c) any material deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code, (d) Section 482 of the Code (or in the case of each of (a), (b), (c) and (d)), under any similar provision of applicable state, local or foreign law, (e) installment sale or open transaction disposition or (f) prepaid amount.

(x) The Company and its Subsidiaries has been resident in its jurisdiction of incorporation for corporation tax purposes and is not and has not been treated as resident or belonging, or subject to Tax in any other jurisdiction for any material Tax purpose. The Company and its Subsidiaries have made all claims necessary to obtain relief from double taxation under any relevant bilateral convention relating to double taxation in respect of income, profits, gains or payments accrued.

(xi) All material written concessions, agreements or undertakings, between the Company and its Subsidiaries and HM Revenue and Customs or any foreign tax authorities regarding or affecting the future taxation treatment of the Company have been disclosed in the Company Disclosure Letter.

(xii) Neither the Company nor its Subsidiaries have within the past three years suffered any material non-routine investigation or audit by HM Revenue and Customs, or any other taxation or excise authority.

(xiii) Neither the Company nor the Subsidiaries have any liability to make any payment pursuant to an indemnity, guarantee or covenant entered into before the date of this Agreement under which the Company or its Subsidiaries agreed to meet or pay a sum equivalent to or by reference to another person’s liability to tax.

(xiv) All documents in the enforcement of which the Significant Subsidiaries may be interested and which are liable to stamp duty have been duly stamped and no document in the enforcement of which the Significant Subsidiaries may be interested has not been properly stamped by reason of it being executed and retained abroad.

(xv) The Significant Subsidiaries are duly registered for the purposes of Value Added Tax and their registration is not nor has in the last three years been subject to any conditions imposed by or agreed with HM Revenue and Customs including any requirement to provide security and neither the Company nor its Subsidiaries are under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993.

      2.7 Title to Properties.
      (a) Properties. Neither the Company nor any of its Subsidiaries owns or has owned any real property. SECTION 2.7(a) of the Company Disclosure Letter sets forth a list of all real property currently leased, licensed or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “REAL PROPERTY”), and each Real Property that is material to the Company and its Subsidiaries, taken as a whole, is marked by an asterisk. All current leases set forth in SECTION 2.17(a)(VII) of the Company Disclosure Letter are in full force and effect, are valid and effective in accordance with their respective terms there is not, under any of such leases, any existing material breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a material default) by the Company or its Subsidiaries or, to the Knowledge of the Company, any third Person under such leases, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally. To the Knowledge of the Company, no parties other than the Company or any of its Subsidiaries have a right to occupy any material Real Property and the Real Property is used only for the operation of the business of the Company and its Subsidiaries. The Real Property and the physical assets of the Company and the Subsidiaries are, in all material respects, in good condition and repair (ordinary wear and tear excepted) and regularly maintained in accordance with standard industry practice and the Real Property is in compliance, in all material respects, with Legal Requirements. Except as set forth in SECTION 2.7(a) of the Company Disclosure Letter neither the Company nor any of its Subsidiaries will be required to incur any material cost or expense for any restoration or surrender obligations, or any other material costs otherwise qualifying as asset retirement obligations under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 143 “Accounting for Asset Retirement Obligations,” upon the expiration or earlier termination of any leases or other occupancy agreements for the Real Property. The Company and each of its Subsidiaries have performed in all material respects all of their obligations under any material termination agreements pursuant to which they have terminated any leases of real property that are no longer in effect and have no material continuing liability with respect to such terminated real property leases.
      (b) Documents. The Company has Made Available true, correct and complete copies of all material leases, lease guarantees, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Real Property to which the Company or any of its Subsidiaries is a party, including all amendments, terminations and modifications thereof (“LEASE DOCUMENTS”); and there are no other material leases, lease guaranties, agreements for the leasing use or occupancy of, or otherwise granting a right in or relating to or affecting any Real Property or to which the Company or any of its Subsidiaries is a party, other than those identified in SECTION 2.7(b) of the Company Disclosure Letter.
      (c) Valid Title. The Company and each of its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens except (i) as reflected in the Company Balance Sheet, (ii) Liens for Taxes not yet due and payable and (iii) such imperfections of title and encumbrances, if any, which do not in any material respect detract from the value or interfere with the present use of the property subject thereto or affected thereby. The rights, properties and assets presently owned, leased or licensed by the Company and its Significant Subsidiaries include all rights, properties and assets necessary to permit the Company and its Significant Subsidiaries to conduct their business in all material respects in the same manner as their businesses have been conducted prior to the date hereof.
      2.8 Intellectual Property.
      (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by, or purported to be owned by, or exclusively licensed to, the Company or its Subsidiaries.

“Company Services” shall mean all services, technologies and products developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed out by or on behalf of the Company and any of its Subsidiaries.

“Company Registered Intellectual Property” shall mean the applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Entity by or in the name of the Company or any of its Subsidiaries.

“Intellectual Property” shall mean any or all of the following (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents, patent applications and inventors’ certificates, (ii) copyrights, copyright registrations and copyright applications and “moral” rights, (iii) trade and industrial secrets and confidential information (“TRADE SECRETS”), (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) analogous rights to those set forth above, including the right to enforce and recover remedies for any of the foregoing.

“Shrink-Wrapped Code” means generally commercially available software code (other than development tools and development environments) where available for a cost of not more than $10,000 for a perpetual license for a single user or work station (or $50,000 in the aggregate for all users and work stations).

“Source Code” shall mean computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

      (b) No Default/ No Conflict. Except as set forth in SECTION 2.8(b) of the Company Disclosure Letter, all Contracts relating to either (i) Company Intellectual Property that is material to the business of the Company or (ii) Intellectual Property or Intellectual Property Rights of a third Person licensed to the Company or any of its Subsidiaries that is material to the business of the Company, are in full force and effect, and enforceable in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally. The consummation of the transactions contemplated by this Agreement will neither violate nor by their terms result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, such Contracts. Except as set forth in SECTION 2.8(b) of the Company Disclosure Letter, each of the Company and its Subsidiaries is in material compliance with, and has not breached any material term of any such Contracts and, to the Knowledge of the Company, all other parties to such Contracts are in compliance with, and have not breached any term of, such Contracts. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under such Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay.
      (c) No Infringement. The operation of the business of the Company and its Subsidiaries as currently conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any Company Service does not infringe or misappropriate, and, to the Knowledge of the Company, when conducted by Parent and/or Surviving Corporation immediately following the Closing, will not infringe or misappropriate in any material respect any Intellectual Property Rights of any Person, violate any right to privacy or publicity, or constitute unfair competition or trade practices under the laws of any relevant jurisdiction. Except as set forth in SECTION 2.8(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has obtained opinions or memoranda of counsel relating to infringement, validity or enforceability of any third party Intellectual Property Rights.
      (d) Notice. Except as set forth in SECTION 2.8(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received written notice (or, to the Knowledge of the Company, any other notice) from any Person claiming that the Company, any of its Subsidiaries, any Company Service or Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person, violates any rights to privacy or publicity or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).
      (e) NO Third Party Infringers. To the Knowledge of the Company and except as set forth in SECTION 2.8(e) of the Company Disclosure Letter, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property. Within the past three years, neither the Company nor any of its Subsidiaries have asserted or threatened any claim against any Person alleging any infringement, misappropriation or violation of any Company Intellectual Property.
      (f) Transaction. Except as set forth in SECTION 2.8(f) of the Company Disclosure Letter, neither this Agreement nor the transactions contemplated by this Agreement, including any assignment to Parent by operation of law, if any, as a result of the Merger of any contracts or agreements to which the Company or any of its Subsidiaries is a party, will result in: (i) Parent, any of its affiliates or the Surviving Corporation or any of its subsidiaries granting to any third party any incremental right to or with respect to or non-assertion under any Intellectual Property Rights owned by, or licensed to, any of them, (ii) Parent, any of its affiliates or the Surviving Corporation or any of its subsidiaries, being bound by, or subject to, any incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses, (iii) Parent, any of its affiliates or the Surviving Corporation or any of its subsidiaries being obligated to pay any incremental royalties or other material amounts, or offer any incremental discounts, to any third party or (iv) the Company or any of its Subsidiaries attempting to procure from Parent or any of its affiliates a license grant or covenant not to assert under any Contract. As used in this SECTION 2.8(f), an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess, whether in terms of contractual term, contractual rate or scope, of those that would have been required to be offered or granted, as applicable, had the parties to this Agreement not entered into this Agreement or consummated the transactions contemplated hereby.
      (g) Intellectual Property. Except as set forth in SECTION 2.8(g) of the Company Disclosure Letter, each of the Company and its Subsidiaries has used all commercially reasonable efforts to obtain, maintain and protect the Company Intellectual Property. Except as set forth in SECTION 2.8(g) of the Company Disclosure Letter and without limiting the foregoing, each of the Company and its Subsidiaries has, and enforces, a policy requiring each current and former employee, consultant and contractor to execute sufficient proprietary information and confidentiality agreements which (i) assign to the Company and/or its Subsidiaries all right, title and interest (including the sole right to enforce) in any Intellectual Property or Intellectual Property Rights arising therefrom and (ii) provide reasonable protection for trade secrets of the Company and its Subsidiaries. Except as set forth in SECTION 2.8 of the Company Disclosure Letter, all current or former employees, consultants and contractors of the Company or any Subsidiary that have created any material Company Intellectual Property have executed such agreements, and to the Knowledge of the Company, no party to any such agreement is in breach thereof.
      (h) No Order. There are no forbearances to sue, consents, settlement agreements, judgments, orders or similar obligations, other than the Contracts set forth on SECTIONS 2.8(h) of the Company Disclosure Letter, that do or, to the Knowledge of the Company, may: (i) restrict the rights of the Company or any of its Subsidiaries to use, transfer, license or enforce any of its Intellectual Property Rights, (ii) restrict the conduct of the business of the Company or any of its Subsidiaries in order to accommodate a third party’s Intellectual Property Rights or (iii) grant any third party any right with respect to any Company Intellectual Property Rights.
      (i) Open Source. No Intellectual Property or Intellectual Property Rights of the Company or any of its Subsidiaries, of a third party or in the public domain, that constitutes open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or GNU lesser general public license or other software that is licensed pursuant to a license that purports to require the distribution of or access to Source Code or purports to restrict one’s ability to charge for distribution of or to use software for commercial purposes (collectively “OPEN SOURCE”), has been used in, incorporated into, integrated or bundled with, or used in the development or compilation of, any current Company Services. Each of the Company and its Subsidiaries has used commercially reasonable efforts to: (i) identify such Open Source and (ii) to avoid the release of the Source Code of the Company Intellectual Property. SECTION 2.8(i) of the Company Disclosure Letter sets forth a list of all material Open Source that is included in, or provided or distributed with any current Company Service. To the Knowledge of the Company, there has been no material deviation from or violation of the Company’s policies with respect to Open Source.
      (j) Source Code. SECTION 2.8(j) of the Company Disclosure Letter identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or any other Person, any Source Code that is Company Intellectual Property, and describes whether the execution of this Agreement or any of the other transactions contemplated by this Agreement, could reasonably result in a release from escrow of any Source Code that is Company Intellectual Property and the grant of incremental rights to a Person with regard to such Source Code. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any Person acting on their behalf to any Person of any Source Code that is Company Intellectual Property under any Contract, and no such Source Code has been disclosed, delivered or licensed to a third party.
      (k) Software. To the Knowledge of the Company, all Company Services and all applicable Company Intellectual Property (and all parts thereof) are free of: (i) any material defects, including without limitation any material error or omission in the processing of any transactions and (ii) any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Company Service or applicable Company Intellectual Property (or all parts thereof) or data or other software of users (“CONTAMINANTS”).
      (l) Information Technology. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures to ensure that information technology systems used in connection with the operation of the Company and its Subsidiaries are free from Contaminants. To the Knowledge of the Company and except as set forth in SECTION 2.8(l) of the Company Disclosure Letter, the Company and its Subsidiaries have appropriate disaster recovery and business continuity plans, procedures and facilities for the business and have taken commercially reasonable steps to safeguard the information technology systems utilized in the operation of the business of the Company and its Subsidiaries as it is currently conducted or proposed to be conducted. To the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of the information technology systems. The Company and its Subsidiaries have implemented commercially reasonable and all necessary security patches or upgrades that are generally available for the Company’s information technology systems.
      (m) Licenses-In. Other than (i) licenses to Shrink-Wrapped Code, (ii) licenses to Open Source as set forth in SECTION 2.8(i) of the Company Disclosure Letter and (iii) non-disclosure agreements entered into in the ordinary course of business, SECTION 2.8(m) of the Company Disclosure Letter lists all Contracts that are material to the business of the Company to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has been granted or provided any rights to Intellectual Property or Intellectual Property Rights by a third party.
      (n) Licenses-Out. Other than (i) written non-disclosure agreements and (ii) non-exclusive licenses and related agreements with respect thereto (including software and maintenance and support agreements) of current Company Services to end-users (in each case, pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s) which have been Made Available), SECTION 2.8(n) of the Company Disclosure Letter lists the top ten Contracts (based on revenues generated for the fiscal quarter ended

March 31, 2006) providing for the license or other use of Company Intellectual Property or Company Services to which the Company or any of its Subsidiaries is a party.
      (o) Trade Secrets. Except as set forth in SECTION 2.8(o) of the Company Disclosure Letter, the Company and each of its Subsidiaries have ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “CUSTOMER Information”). Except as set forth in SECTION 2.8(o) of the Company Disclosure Letter, no Person other than the Company, its wholly owned Subsidiaries, or Persons distributing Company Services through channels (whether by way of sales, licensing, leasing or otherwise) possess any claims or rights with respect to use of the Customer Information. The Company and its Subsidiaries have taken commercially reasonable steps to protect their trade secrets, and any trade secrets of third parties provided thereto, according to the laws of the applicable jurisdictions where such trade secrets are developed, practiced or disclosed. The Company and its Subsidiaries have used commercially reasonable efforts to enforce a policy requiring all personnel and third parties having access to such trade secrets to execute a written agreement which provides reasonable protection for such trade secrets and which does not allow use or disclosure of such trade secrets by the recipient upon the expiration of any specified period of time and, to the Knowledge of the Company, except pursuant to such agreements, there has been no disclosure by the Company or any of its Subsidiaries of any such trade secrets and, to the Knowledge of the Company, no party to any such agreement is in breach thereof.
      (p) Privacy. The Company and its Subsidiaries have complied with all applicable laws and their respective internal privacy policies and guidelines relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company and its Subsidiaries in the conduct of their business. The Company and its Subsidiaries take commercially reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse. The execution, delivery and performance of this Agreement complies with the Company’s and its Subsidiaries’ applicable privacy policies and in all material respects with all applicable laws relating to privacy. Except as set forth in SECTION 2.8(p) of the Company Disclosure Letter, the Company and its Subsidiaries has fully complied with the requirements of all applicable local, state, federal and foreign legislation concerning rights in respect of privacy and personal information. A website link to all currently applicable privacy policies and guidelines is provided in SECTION 2.8(p) of the Company Disclosure Letter and the Company and its Subsidiaries have at all times made all disclosures to users or customers required by applicable laws and none of such disclosures have been inaccurate, misleading or deceptive or in violation of any applicable laws in all material respects.
      (q) Ownership of Intellectual Property Rights. SECTION 2.8(q) of the Company Disclosure Letter lists all Company Registered Intellectual Property, identifying in each case the inventors/authors, status, filing date, and issuance/registration/grant date, and prosecution status thereof. The Company or its Subsidiaries own all right, title, and interest (including the sole right to enforce) free and clear of all encumbrances in and to all Company Intellectual Property, and with respect to Company Registered Intellectual Property, are listed in the records of the appropriate United States, state or foreign authority as the sole owner for each item thereof.
      (r) Validity and Enforceability. Except as set forth in SECTION 2.8(r) of the Company Disclosure Letter and to the Knowledge of the Company and its Subsidiaries: (i) the Company Intellectual Property is subsisting, in full force and effect, is valid and enforceable, and (in the case of Company Registered Intellectual Property) has not expired or been cancelled or abandoned, except where such expiration, cancellation or abandonment is consistent with the exercise of reasonable business judgment, (ii) neither the Company nor any of its Subsidiaries has done, or failed to do, any act or thing which may prejudice the validity or enforceability of any Company Intellectual Property, (iii) all necessary registration, maintenance and renewal fees currently due have been paid, and all necessary documents, recordations and certificates have been filed, for the purposes of maintaining such Company Registered Intellectual Property and (iv) each of the patents and patent applications within the Company Registered

Intellectual Property has been prosecuted in compliance in all material respects with all applicable rules, policies, and procedures of the United States Patent and Trademark Office or applicable foreign agencies.
      (s) Services. Except as set forth in SECTION 2.8(s) of the Company Disclosure Letter, all Company Services conform in all material respects with all applicable contractual commitments and warranties, the Company’s or any of its Subsidiaries,’ as the case may be, published product specifications and with all regulations, certification standards and other requirements of any applicable Governmental Entity or third party. Neither the Company nor any of its Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or modification of any Company Services or other damages in connection therewith other than in the ordinary course of business. To the Knowledge of the Company, there are no material defects in the design or technology embodied in any Company Services which impair or are likely to impair the intended use of such Company Service. There is no presently pending, or, to the Knowledge of the Company, threatened, and, to the Knowledge of the Company, there is no basis for, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any Company Service. Except as set forth in SECTION 2.8(s) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has extended to any of its customers any written service or product warranties, indemnifications or guarantees that deviate in any material respect from the standard service or product warranties, indemnification arrangements or guarantees of the Company or any Company Subsidiary.
      2.9 Restrictions on Business Activities. Except as set forth in SECTION 2.9 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to or bound by any Contract containing any covenant (a) limiting in any material respect the right of the Company or any of its Subsidiaries to engage or compete in any line of business, to make use of any material Company Intellectual Property or to compete with any Person, (b) granting any exclusive distribution rights, (c) providing “most favored nations” or other preferential pricing terms for Company Services, or (d) which otherwise in any material respect adversely affects or would reasonably be expected to, in any material respect, adversely affect the right of the Company and its Subsidiaries to sell, distribute or manufacture any Company Services or material Company Intellectual Property or to purchase or otherwise obtain any material software, components, parts or subassemblies.
      2.10 Governmental Authorizations. Except as set forth in SECTION 2.10 of the Company Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, each consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Significant Subsidiaries currently operates or holds any material interest in any of their respective properties or (ii) which is required for the operation of the Company’s or any of its Significant Subsidiaries’ business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “GOVERNMENTAL AUTHORIZATIONS”) has been issued or granted to the Company or any of its Significant Subsidiaries, as the case may be, and are in full force and effect. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notification that any suspension or cancellation of any of the Governmental Authorizations is pending or, to the Knowledge of the Company, threatened and the Company and its Subsidiaries are in compliance in all material respects with the terms of the Governmental Authorizations.
      2.11 Litigation. Except as set forth in SECTION 2.11 of the Company Disclosure Letter and except as would not be material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, there is no material action, suit, claim or proceeding pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible). As of the date of this Agreement, there is no material investigation or other proceeding pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) by or before any Governmental Entity. There has not been since January 1, 2004, nor are there currently, any internal investigations or inquiries being conducted by the Company, the Company’s Board of Directors (or any committee thereof) or any third party, either at the request of any of the foregoing or otherwise concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues. As of the date of this Agreement, there is no action, suit, proceeding, arbitration or, to the Company’s Knowledge, investigation involving the Company that the Company presently intends to initiate.
      2.12 Compliance with Laws. Except as set forth in SECTION 2.12 of the Company Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is in violation or default in any material respect of any Legal Requirements applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is bound or any of their respective properties is bound or affected. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries in such a way as to be material and adverse to the Company and its Subsidiaries, taken as a whole.
      2.13 Environmental and Health and Safety Matters.
      (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Environmental or Health and Safety Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (in each case, in writing) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Materials of Environmental Concern at any location, whether or not owned or operated by the Company or any of its Subsidiaries; (b) the health and safety of any person, including all accidents, injuries, illnesses and diseases; or (c) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” mean all federal, state, local and foreign laws, regulations, ordinances, and common law relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, laws and regulations relating to (i) emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern, (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, and (iii) recordkeeping, notification, disclosure and reporting requirements regarding Materials of Environmental Concern.

“Health and Safety Laws” mean all federal, state, local and foreign laws, regulations, ordinances and common law relating to the health of any person.

“Materials of Environmental Concern” means hazardous chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, toxic fungus, toxic mold, mycotoxins or other hazardous substances that would reasonably be expected to have an adverse effect on human health or the environment.
      (b) Environmental and Health and Safety Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries are in material compliance with all Environmental Laws and Health and Safety Laws, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under the Environmental Laws, and Health and Safety Laws, and compliance with the terms and conditions thereof. Neither the Company nor any of its

Subsidiaries have received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries are not in such compliance. There are no material permits and other material governmental authorizations currently held by the Company or any of its Subsidiaries pursuant to Environmental Laws or Health and Safety Laws.
      (c) Environmental or Health and Safety Liabilities. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, there is no Environmental and Health and Safety Claim pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental and Health and Safety Claim the Company or any of its Subsidiaries have retained or assumed either contractually or by operation of law. In addition, there have been no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would reasonably be expected to form the basis of any material Environmental and Health and Safety Claim against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental and Health and Safety Claim the Company or any of its Subsidiaries have retained or assumed either contractually or by operation of law, or otherwise result in any material costs or liabilities under Environmental Law or Health and Safety Law.
      (d) Environmental and Health and Safety Information. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company has provided to Parent all material assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company or its Subsidiaries regarding environmental matters pertaining to or the environmental condition of the business of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company and its Subsidiaries with any Environmental Laws or Health and Safety Laws.
      (e) Environmental and Health and Safety Obligations. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries are required by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any Governmental Entity or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.
      2.14 Brokers’ and Finders’ Fees. Except for fees payable to Allen & Company LLC, pursuant to an engagement letter dated July 21, 2005, as amended, a copy of which has been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor has the Company or any of its Subsidiaries entered into any indemnification agreement or arrangement with any Person in connection with this Agreement and the transactions contemplated hereby.
      2.15     Transactions with Affiliates. Except as set forth in SECTION 2.15 of the Company Disclosure Letter and in the Company SEC Reports, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.
      2.16 Employee Benefit Plans and Compensation.
      (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Employee Plan” shall mean any “employee benefit plan,” within the meaning of Section 3(3) of ERISA and any other plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, bonus, incentive compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, retirement benefits, fringe benefits, gratuity, leaving service, jubilee, termination indemnity, long service awards or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, which is or in the past six years has been maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate, excluding consultants and independent contractors who are not individuals.

“Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter which provides for any term of employment other than employment at will or any agreement providing for acceleration of Company Options, or any other agreement providing for compensation or benefits) between the Company, any of its Subsidiaries or any ERISA Affiliate and any Employee pursuant to which the Company or any of its Subsidiaries has or may have any current or future liabilities or obligations.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company, any of its Subsidiaries or any ERISA Affiliate, whether formally or informally, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988.

      (b) Schedule. SECTION 2.16(b) of the Company Disclosure Letter contains a correct and complete list (anonymalised if required by law) of each Company Employee Plan and each Employee Agreement. The Company has Made Available a table setting forth the name, salary, country of employment and start date of each employee of the Company and each of its Subsidiaries as of the date hereof and has Made Available a copy of all Employee Agreements between the Company and such employees. To the Knowledge of the Company, no employee of the Company or its Subsidiaries intends to terminate his or her employment for any reason as of the date of this Agreement and, as of the date hereof, there are no grounds on which the Company or any of its Subsidiaries is contemplating giving any such employee notice to terminate his or her employment. SECTION 2.16(b) of the Company Disclosure Letter contains an accurate and complete list of all Persons that have a consulting or advisory relationship with the Company or any of its Subsidiaries that is subject to ongoing obligations in excess of $75,000 per year.

      (c) Documents. Except as set forth in SECTION 2.16(c) of the Company Disclosure Letter, the Company and each of its Subsidiaries has Made Available (i) correct and complete copies of all material documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto (whether made, agreed or proposed to be made) and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, and any other regulatory filings, approvals or registrations required by applicable Legal Requirements since January 1, 2005, including but not limited to ERISA or the Code, in connection with each Company Employee Plan,(iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all written communications material to any Employee or Employees relating to any Company Employee Plan or any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which could result in any liability to the Company or any of its Subsidiaries, (vii) all material correspondence to or from any governmental agency relating to any Company Employee Plan, (viii) forms of COBRA notices and related outsourcing contracts, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three most recent plan years, (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan, (xii) forms of HIPAA Privacy Notices and forms of Business Associate Agreements to the extent required under HIPAA and (xiii) a current IRS determination or opinion letter issued with respect to each Company Employee Plan.
      (d) Employee plan Compliance.
      (i) The Company and each of its Subsidiaries have performed all material obligations required to be performed by them under, are not in material default or violation in any respect of, and the Company and each of its Subsidiaries have no Knowledge of any material default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established, administered and maintained in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a current favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. Neither the Company nor any Subsidiary or ERISA Affiliate has engaged in, and to the Knowledge of the Company, no other person has engaged in a “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, that is not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. Without limiting the foregoing, the Company and each of its Subsidiaries has Made Available all Company Employee Plans, Employee Agreements and any other agreement or arrangement applicable to any Employee providing for payments or benefits, or the acceleration of any payment or benefit, either alone or in combination with any other event, relating to or resulting from a change in control, separation or termination of employment, Employee retention or similar such event.
      (ii) There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against or relating to any Company Employee Plan or Employee Agreement or against the assets of any Company Employee Plan. Except as set forth in SECTION 2.16(d) of the Company Disclosure Letter, each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company, any of its Subsidiaries or any ERISA Affiliate (other than ordinary administration expenses or with respect to benefits previously earned, vested or accrued thereunder).

      (iii) There are no audits, inquiries or proceedings pending or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 (including 4980B) of the Code.
      (iv) The Company and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.
      (e) No Pension Plan Neither the Company, any of its Subsidiaries nor any current or former ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code in the past six years.
      (f) No Self-Insured Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).
      (g) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company, any of its Subsidiaries or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA) or any similar plan in any non-U.S. jurisdiction. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or any plan described in Section 413 of the Code.
      (h) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability on the part of the Company, any of its Subsidiaries or any ERISA Affiliate to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with post-termination or retiree life insurance, health or other employee welfare benefits, except to the extent required by statute.
      (i) Effect of Transaction. Except as set forth in SECTION 2.16(i) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service or any other event in connection therewith will (i) result in any payment (including retirement, severance, change in control, golden parachute, retention payment, bonus or otherwise but excluding payments required to be made by law), becoming due to any Employee or funding of any such payment, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any Subsidiary or (iv) result in the acceleration of the time of payment or vesting of any such benefits (including with regard to Company Options) except as required under applicable Legal Requirements.
      (j) Parachute Payments; 409A; Executive Compensation Tax. Except as set forth in SECTION 2.16(j) of the Company Disclosure Letter, there is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no agreement, plan, arrangement or other contract by which the Company or any of its Subsidiaries is bound to compensate any Employee for excise taxes paid pursuant to Sections 4999 or 409A of the Code. The Company Employee Plans and Employee Agreements have been administered in good faith compliance with Section 409A of the Code. Prior to the date of this Agreement, the Company has not undergone a change in ownership or effective control as defined in Section 280G of the Code and the regulations promulgated thereunder. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. No employee of the Company or any of its Subsidiaries has made an election under Section 83(b) of the Code (or under any similar provision of U.K. law) with respect to restricted stock awards or any other equity awards.
      (k) Employment Matters. The Company and each of its Subsidiaries are and have been in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms, conditions and classifications of employment, employee safety and health, immigration status, employment discrimination, disability rights or benefits, labor relations, employee leave requirements, plant closures and layoffs, affirmative action, whistleblower protections and wages and hours and, in each case, with respect to Employees (i) except as accrued in the ordinary course, are not liable for any arrears of wages or other remunerations, accrued holiday pay, expenses, bonus, commission, penalties, severance pay or any Taxes, any penalty or any other payment for failure to comply with any of the foregoing and (ii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, grievances, investigations, suits, claims, charges or administrative matters pending, or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company, any of its Subsidiaries, or any of their Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy. Except as set forth in SECTION 2.16(k) of the Company Disclosure Letter, the services provided by each of the Company’s, each of the Company’s Subsidiary’s and each of their ERISA Affiliates’ Employees employed in the United States are terminable at the will of the Company and its ERISA Affiliates and all Employee Agreements relating to Employees employed or engaged in the United Kingdom are terminable by giving the applicable minimum period of notice specified in section 86 of the United Kingdom’s Employment Rights Act 1996. No Employee has at any time been the subject of a “relevant transfer” for the purposes of the United Kingdom’s Transfer of Undertakings (Protection of Employment) Regulations 2006. The Company and its Subsidiaries, as appropriate, do not operate or intend to operate and have not operated any arrangement or any redundancy or redeployment scheme or arrangement, whether formal or informal. contractual or non-contractual, which provide for payments greater than those required by applicable laws, statutes, orders, rules and regulations or for notice periods greater than those set out in applicable Employee Agreements. There are no Employees who have been absent from work for more than four weeks (whether on maternity leave, unpaid leave, long-term sickness, secondment, authorized annual leave or any other type of leave or otherwise) in the twelve-month period ending on the date of this Agreement. There is no person previously employed or engaged by the Company or its Subsidiaries, as appropriate, who now has or may have a statutory or contractual or other right to return to work or to be re-instated or re-engaged by the Company or its Subsidiaries (as appropriate). There are no homeworking, part-time, job share, flexi time or other flexible working arrangements or early retirement schemes applicable to any of the Employees.
      (l) Works’ Councils. Neither the Company nor any of its Subsidiaries is subject to any non-U.S. works’ councils or similar organizations. Neither the Company nor any of its Subsidiaries is presently nor has it been in the past a party to, or bound by, any agreements, contract or other arrangement with any non-U.S. works council or similar organization with respect to Employees. The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any works’ council, labor union or labor organization) to any payments under any collective bargaining agreement, labor agreement or any similar agreement or arrangement to which the Company or any of its Subsidiaries is subject or require the Company or any of its Subsidiaries to consult with any works’ council or similar labor relations body.

      (m) Labor. No work stoppage, slowdown, lockout or labor strike against the Company or any of its Subsidiaries is current or pending or, to the Knowledge of the Company, threatened nor has there been any such occurrence for the past five years. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees or of any activities or proceedings to recognize any trade union or similar body. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated by or on behalf of any Employee or involving any Employee relating to any labor or employment matters including, without limitation, labor practices, employment practices, terms, conditions and classifications of employment, employee safety and health, immigration status, employment discrimination, disability rights or benefits, labor relations, employee leave requirements, plant closures and layoffs, affirmative action, whistleblower protections, wages or other remuneration and hours. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any unfair labor practice under any comparable state, local or foreign law. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement, union contract or similar agreement with respect to Employees and no such agreement is being negotiated by the Company or any of its Subsidiaries as of the Effective Time, or expected to be negotiated prior the Closing Date. Within the past year, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied, and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local law. No employee of the Company or any of its Subsidiaries has experienced an employment loss, as defined by the WARN Act or any similar applicable state or local law requiring notice to employees in the event of a closing or layoff, within ninety days prior to the date of this Agreement.
      (n) International Employee Plans. Except as (i) is required under any Legal Requirements or (ii) otherwise set forth in SECTION 2.16(n)(i) of the Company Disclosure Letter, the foregoing representations contained in SECTIONS 2.16(d) through 2.16(m) are accurate with respect to Employees located outside the United States and International Employee Plans, to the extent applicable. Each International Employee Plan has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. No International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. All benefits under each International Employee Plan (other than those which are fully insured) are calculated on a money purchase basis only and there is no obligation on the Company or any of its Subsidiaries or under an International Employee Plan to provide any specified level of benefits (other than in the case of those benefits which are fully insured). Except as required by law or in relation to benefits previously vested, earned or accrued, or pursuant to the terms of an Employee Agreement disclosed in SECTION 2.16(b)(i) of the Company Disclosure Letter, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason. The Company and its Subsidiaries, as appropriate, comply and at all times have complied with any duty in the United Kingdom to facilitate access to a stakeholder pension scheme (under section 3 of the United Kingdom’s Welfare Reform and Pensions Act 1999).
      2.17 Contracts.
      (a) Material Contracts. For purposes of this Agreement, “COMPANY MATERIAL CONTRACT” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which it or its assets are bound:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii) any employment, contractor or consulting Contract with any executive officer or other employee of the Company earning an annual salary in excess of $75,000 or member of the Company’s Board of Directors, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without material liability or financial obligation to the Company or any of its Subsidiaries, or any collective bargaining agreement or contract with any labor union, works’ council, employee consultation group or other employee organization;

(iii) any Contract or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events);

(iv) any agreement of indemnification or any guarantee (other than any agreement of indemnification entered into in connection with the sale, license, maintenance, support or service of Company Services or between the Company and an officer, director or an employee of the Company in the ordinary course of business);

(v) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of a material amount of assets or any interest in any other Person or business enterprise other than in the ordinary course of business;

(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit in excess of $75,000, other than accounts receivable and payable in the ordinary course of business;

(vii) any material Lease Document;

(viii) any settlement agreement entered into within three years prior to the date of this Agreement or which otherwise contains continuing material obligations of the Company or any of its Subsidiaries;

(ix) (1) any dealer, distributor, joint marketing or end-user license agreement any development agreement under which the Company or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty to the Company or any of its Subsidiaries upon notice of 30 days or less, or (2) any material agreement pursuant to which the Company or any of its Subsidiaries have continuing material obligations to jointly develop any Intellectual Property or Intellectual Property Rights that will not be owned, in whole or in part, by the Company or any of its Subsidiaries and which may not be terminated without penalty to the Company or any of its Subsidiaries upon notice of 30 days or less;

(x) any Contract required to be disclosed in SECTION 2.8 of the Company Disclosure Letter including any subsection thereof;

(xi) any Contract containing any material support, maintenance or service obligations on the part of the Company or any of its Subsidiaries, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company or its Subsidiaries;

(xii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which could reasonably be expected to have a Material Adverse Effect on the Company;

(xiii) any Contract with any obligations to make payments or entitlement to receive payments on behalf of the Company or any of its Subsidiaries of $75,000 or more;

(xiv) any Contract or license for the digital download of audio or visual, or mixed content with any artist, with any artist’s association or with any recorded music or video company including all major labels and independent record label companies, including but not limited to those relating to an artist’s content catalogue;

(xv) any material Contract, plan or placement relating to Company Common Stock;

(xvi) any Contract containing any term or obligation of non-assertion or other material non-standard terms, including but not limited to, non-standard discounts or non-standard licensing obligations, provisions for unpaid future deliverables, non-standard service requirements or future royalty payments; or

(xvii) any other material Contract containing any termination rights triggered by a change of control in the Company.
      (b) Schedule. SECTION 2.17(a) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or by which any of their respective properties is bound or affected as of the date hereof. Except as set forth in SECTION 2.17(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by, nor are any of their respective properties bound or affected by any Company Material Contract.
      (c) No Breach. All Company Material Contracts are valid and in full force and effect, and enforceable in accordance with their terms, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.
      2.18 Insurance. Except as set forth in SECTION 2.18 of the Company Disclosure Letter, the Company has all insurance policies in place customary for the industry to protect its business and operations and has Made Available true, correct and accurate copies of all insurance policies and fidelity bonds material to the business of the Company that are in effect as of the date hereof. There is no material claim by the Company or any of its Subsidiaries pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.
      2.19 Export Control Laws. The Company and each of its Subsidiaries have at all times conducted their export transactions materially in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business in an amount that is material to the Company and its Subsidiaries taken as a whole. Without limiting the foregoing:

(a) The Company and each of its Subsidiaries have obtained, and are in material compliance with, all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“EXPORT APPROVALS”), in each case for clauses (i) or (ii) except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole;

(b) There are no pending or, to the Knowledge of the Company, threatened claims against the Company or any Subsidiary with respect to such Export Approvals;

(c) To the Knowledge of the Company there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that may give rise to any future claims; and

(d) No Export Approvals for the transfer of material export licenses held by the Company or its Subsidiaries to Parent or the Surviving Corporation are required, or, if required, such Export Approvals can be obtained expeditiously without material cost.
      2.20 Foreign Corrupt Practices Act. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) have, directly or indirectly, taken any action which would cause them to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Legal Requirements applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United States (collectively, the “FCPA”), or, to the Knowledge of the Company, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.
      2.21 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the definitive proxy statements to be filed by the Company with the SEC in connection with the Merger (collectively, the “PROXY STATEMENT”) will, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.
      2.22 Fairness Opinion. The Company’s Board of Directors has received an opinion from Allen & Company LLC dated as of August 7, 2006 to the effect that, as of such date, the Merger Consideration to be received by the holders of the Company Common Stock pursuant to this Agreement is fair from a financial point of view to the holders of Company Common Stock.
      2.23 Takeover Statutes. The Company’s Board of Directors has taken all reasonable actions so that the restrictions contained in Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203), and any other similar Legal Requirement, will not apply to Parent, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.
ARTICLE III
Representations and Warranties of Parent and Merger Sub
      Parent and Merger Sub represent and warrant to the Company as follows:
      3.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. All of the capital stock of Merger Sub is owned directly or indirectly by Parent.
      3.2 Authority; No Conflict; Necessary Consents.
      (a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and

Merger Sub and no other action is required on the part of Parent and Merger Sub to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery of this Agreement by the Company, constitutes the valid and binding obligations of Parent, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.
      (b) No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of their respective certificates of incorporation or bylaws, (ii) subject to compliance with the requirements set forth in SECTION 3.2(c), conflict with or violate any material Legal Requirement applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible) is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub pursuant to, any contract filed with the SEC by Parent or any affiliate of Parent pursuant to Item 601(b)(10) of Regulation S-K of the SEC; except, in the case of each of the preceding clauses (i), (ii) and (iii) for any conflict, violation, breach, default, impairment, alteration, giving of rights or Lien which would not materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such conflict, violation, breach, default, impairment, alteration, giving of rights or Lien.
      (c) Necessary Consents. No consent, approval, order, authorization, registration, declaration or filing with any Governmental Entity, or any third party, is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation of the Merger and the transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially adversely affect the ability of Parent and Merger Sub to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filing.
      3.3 Capital Resources. Parent has, and will have available to it upon the consummation of the Merger, sufficient capital resources to pay the Merger Consideration and to consummate all of the transactions contemplated by this Agreement.
      3.4 Information Supplied. The information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement will not contain, on the date of the mailing to the Company’s stockholders and at the time of the Stockholders’ Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by or on behalf of the Company which is contained in the Proxy Statement.
      3.5 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted and will conduct its operations prior to the Effective Time only as contemplated hereby.

      3.6 Brokers’ and Finders’ Fees. Except for fees payable to JP Morgan (which shall be paid by Parent), neither Parent nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby.
      3.7 Litigation. As of the date of this Agreement, there is no material action, suit, claim or proceeding pending or, to the Knowledge of Parent or Merger Sub, threatened or reasonably anticipated against Parent or any of its Subsidiaries, including Merger Sub that, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby. As of the date of this Agreement, there is no investigation or other proceeding pending or, to the Knowledge of Parent or Merger Sub, threatened or reasonably anticipated against Parent or any of its Subsidiaries, including Merger Sub by or before any Governmental Entity that, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby.
ARTICLE IV
Conduct by the Company Prior to the Effective Time
      4.1 Conduct of Business by the Company.
      (a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except as set forth in SECTION 4.1(b) of the Company Disclosure Letter or as otherwise expressly contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing, (i) carry on their business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, (ii) pay their debts and Taxes when due, pay or perform other material obligations when due and (iii) use commercially reasonable efforts consistent with past practice to (x) preserve intact their present business organization, (y) keep available the services of their present executive officers and employees and (z) preserve their relationships with customers, suppliers, licensors, licensees, and others with which they have business dealings in a manner consistent with past practice. In addition, the Company shall promptly notify in writing Parent of any Material Adverse Effect involving its business or operations.
      (b) Required Consent. Without limiting the generality of SECTION 4.1(a), except as expressly permitted or expressly required by the terms of this Agreement, and except as provided in SECTION 4.1(b) of the Company Disclosure Letter, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i) Enter into any new line of business;

(ii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than any such transaction by a wholly-owned Subsidiary of it that remains a wholly-owned Subsidiary of it after consummation of such transaction, in the ordinary course of business consistent with past practice;

(iii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries (except for repurchases or cancellations of restricted Company

Common Stock for nominal value upon termination of employment of the person holding the restricted Company Common Stock);

(iv) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities, or subscriptions, rights (including stock appreciation rights whether settled in cash or shares of Company Common Stock), warrants or options to acquire any shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than: (A) issuances of Company Common Stock upon the exercise of Company Options existing on the date hereof in accordance with their present terms; and (B) issuances of Company Common Stock upon the exercise of Company Warrants existing on the date hereof;

(v) Cause, permit or propose any amendments to the Company Charter Documents or adopt any amendments to any of the Subsidiary Charter Documents of the Company’s Subsidiaries;

(vi) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, or solicit or participate in any negotiations or discussions with respect to any of the foregoing;

(vii) Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, strategic partnership or alliance;

(viii) Sell, lease, license, encumber or otherwise dispose of any properties or assets except the sale, lease, license, encumbrance or disposition of property or assets which are not material, individually or in the aggregate, to the business of Company and its Subsidiaries, or the licenses of current Company Services, in each case, in the ordinary course of business and in a manner consistent with past practice;

(ix) Effect any material restructuring activities by the Company or any of its Subsidiaries, including any material reductions in force, lease terminations, restructuring of contracts or similar actions;

(x) Make any loans, extensions of credit or financing, advances or capital contributions to, or investments in, or grant extended payment terms to any other Person, other than: (A) loans or investments by the Company or a wholly-owned Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company, (B) employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practices or (C) extensions of credit or financing to, or extended payment terms for, customers made in the ordinary course of business consistent with past practice;

(xi) Except as required by concurrent changes in GAAP or Legal Requirements as concurred in by its independent auditors, make any change in its methods or principles of accounting or revalue any of its assets;

(xii) Fail to file any material Return when due, file an amendment to any material Return, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Tax or any Tax reporting practice, enter into any agreement or settle any claim or assessment in respect of Taxes or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xiii) Except in the ordinary course of business consistent with past practice, enter into any licensing, distribution, supply, procurement, manufacturing, marketing, OEM, VAR, system integrator, system outsourcer or other similar contracts, agreements, covenants, or obligations which either (A) may not be canceled without penalty by the Company or its Subsidiaries upon notice of 30 days or less and which provide for express payments by or to the Company or its Subsidiaries in an amount in excess of $100,000 in any one year or (B) which contain exclusivity provisions of any kind which are binding on the Company or any of its Subsidiaries;

(xiv) Cancel or terminate or allow to lapse without reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies on substantially the same terms as in effect on the date hereof;

(xv) Commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or any Subsidiary or relating to any of their businesses, properties or assets, other than settlements with prejudice entered into in the ordinary course of business and requiring of the Company and its Subsidiaries only the payment of monetary damages not exceeding $100,000;

(xvi) Except as required by Legal Requirements or Contracts currently binding on the Company or its Subsidiaries, (1) increase in any manner the amount of compensation or fringe benefits of, pay or grant any bonus, change of control, severance or termination pay to any Employee or director of the Company or any Subsidiary of the Company, (2) adopt or amend any Company Employee Plan or make any contribution, other than regularly scheduled contributions, to any Company Employee Plan, (3) waive any stock repurchase rights, accelerate, amend or change the period of vesting or exercisability of Company Options or Company Warrants, or reprice any Company Options, Company Warrants or authorize cash payments in exchange for any Company Options or Company Warrants, or (4) modify or amend any Employee Agreement or indemnification agreement with any Employee other than in the ordinary course of business consistent with past practice;

(xvii) Enter into, amend or renew any Contracts containing, or otherwise subjecting the Surviving Corporation or Parent to, any non-competition, exclusivity, “most favored nations” or other preferential pricing, unpaid future deliverables, service requirements outside the ordinary course of business or future royalty payments, or other material restrictions on the Company or the Surviving Corporation or Parent, or any of their respective businesses, following the Closing;

(xviii) Provide any material refund, credit, rebate or other allowance to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

(xix) Hire or enter into any Employee Agreement, indemnification agreement or other agreement with any employee or director or elect or appoint any officers or directors, other than replacement of personnel plus an additional sixteen employees prior to the Effective Date who may be hired by the Company or any of its Significant Subsidiaries in each case based on demonstrated need and demonstrated suitability of the applicable candidate for the position;

(xx) Incur any indebtedness for borrowed money or guarantee any indebtedness of another Person, issue or 4sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(xxi) Enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any lease;

(xxii) Enter into, modify or amend, in each case, in a manner adverse in any material respect to the Company or any of its Subsidiaries, or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder;

(xxiii) Enter into any customer Contract, other than a customer Contract which (i) is in accordance with the form of customer Contract Made Available, (ii) has no alterations to such form other than consistent with prior practice, and (iii) complies with all subsections of this section 4.1; provided, always, that the Company shall not enter into any customer Contracts which requires additional research and development or other employee resources for implementation over and above the sixteen additional employees contemplated in subsection (xix) above;

(xxiv) Enter into, modify or amend any Contract containing any term or obligation of non-assertion binding on the Company or any Subsidiary or affiliate thereof or binding on Parent or any of its affiliates;

(xxv) Make any material purchase of fixed assets or other long-term assets other than in the ordinary course of business and in a manner consistent with past practice;

(xxvi) Enter into, modify or amend any Contract with respect to, or otherwise potentially binding upon, any Intellectual Property or Intellectual Property Rights of Parent or any of its affiliates (other than the Company and its Subsidiaries following the Effective Time);

(xxvii) Incur any obligation in excess of $100,000 to any third party in connection with any upgrade to the Company’s financial or operating systems;

(xxviii) Proceed with any PCT patent applications related to any U.S. patent applications of the Company or its Subsidiaries; or

(xxix) Take, commit, or agree (in writing or otherwise) or announce the intention to take, any of the actions described in SECTIONS 4.1(b)(i) through 4.1(b)(xxviii) hereof, or any other action that would reasonably be expected to prevent the Company from performing, or cause the Company not to perform, its obligations hereunder or otherwise prevent or materially delay the consummation of the transactions contemplated hereby.
      4.2 Procedures for Requesting Parent Consent. Notwithstanding SECTION 8.2, if the Company desires to take any action which would be prohibited pursuant to SECTION 4.1(b) hereof without the written consent of Parent (which consent shall not be unreasonably withheld or delayed), prior to taking such action the Company may request such written consent (such consent not to be unreasonably withheld) by sending an e-mail (which the sender has reason to believe has been received by the recipient of the email) to the individuals identified on SECTION 4.2 of the Company Disclosure Letter and may not take such action until such consent in writing (by email (which the sender has reason to believe has been received by the recipient of the email) or other writing) has been received from one of such individuals; provided, however, that with respect to Sections 4.1(b)(xiii), (xv), (xvi), (xvii), (xix), (xxi — with respect to the Company’s U.S. lease), (xxii), (xxiii), (xxvi), (xxvii) and (xxviii) hereof only, the failure of at least one such individual listed on SECTION 4.2 of the Company Disclosure Letter to respond with a request to delay such action, including an indication of concern, to an email from the Company within five Business Days of a request for consent shall be deemed approval.
ARTICLE V
Additional Agreements
      5.1 Proxy Statement. As promptly as reasonably practicable after the execution of this Agreement, the Company, in consultation with Parent, will prepare and file with the SEC preliminary proxy materials that will constitute the Proxy Statement. The Proxy Statement shall include the notice to stockholders required by Section 262(d)(1) of Delaware Law that appraisal rights will be available. As promptly as reasonably practicable after any comments are received from the SEC thereon (or upon notice from the SEC that no such comments will be made), the Company shall, in consultation with Parent, prepare and file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company will notify Parent promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly inform Parent of such occurrence and will, in consultation with Parent, file with the SEC or its staff, and/or mail to stockholders of the Company, such amendment or supplement. The Company shall provide Parent (and its counsel) with a reasonable opportunity to review and comment on the preliminary Proxy Statement and any amendment or supplement thereto prior to filing such with the SEC, and will provide Parent with a copy of all such filings made with the SEC; provided that the Company shall retain final discretion regarding the contents of the Proxy Statement, any amendment or supplement thereto or any other filings of the Company made with the SEC. Subject to Section 5.3(d), the Company will cause the Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable after the definitive Proxy Statement is filed with the SEC.
      5.2     Meeting of Company Stockholders; Board Recommendation.
      (a) Meeting of Company Stockholders. Subject to SECTION 5.3(d), the Company will take all action necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to call, hold and convene a meeting of its stockholders to consider adoption of this Agreement (the “STOCKHOLDERS’ MEETING”) to be held (to the extent permissible under applicable law) within 45 to 60 days after the mailing of the Proxy Statement to the Company’s stockholders. Subject to SECTION 5.3(d), the Company will use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and will take all other reasonable action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the Nasdaq Capital Market or Delaware Law or any other applicable Legal Requirements to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company in its discretion may adjourn or postpone the Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting. Subject to SECTION 5.3(d), the Company shall ensure that the Stockholders’ Meeting is called, noticed, convened, held and conducted in compliance with, and that all proxies solicited by it in connection with the Stockholders’ Meeting are solicited in compliance with Delaware Law, its certificate of incorporation and bylaws, the rules of the Nasdaq Capital Market and all other applicable Legal Requirements.
      (b) Board Recommendation. Except to the extent expressly permitted by SECTION 5.3(d): (i) the Board of Directors of the Company shall unanimously recommend that its stockholders vote in favor of adoption of this Agreement at the Stockholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company’s stockholders vote in favor of adoption of this Agreement at the Stockholders’ Meeting and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Board of Directors that the Company’s stockholders vote in favor of adoption of this Agreement.
      5.3 Acquisition Proposals.
      (a) No Solicitation. The Company agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of their respective officers and directors to, and that it shall use all reasonable efforts to cause the Company’s and its affiliates, Subsidiaries’ other Employees, agents and representatives (including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) not to (and shall not authorize or permit any of them to), directly or indirectly: (i) solicit, initiate, knowingly encourage or facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to knowingly encourage or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse, recommend or make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal (except to the extent specifically permitted pursuant to SECTION 5.3(d)), or (iv) execute or enter into, or propose to execute or enter into, any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby except in the case of clauses (ii), (iii) or (iv) to the extent expressly permitted by SECTIONS 5.3(c) OR (d). The Company and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations (including, without limitation, any such activities, discussions or negotiations conducted by controlled affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative) of the Company or any of its Subsidiaries) with any third parties conducted heretofore with respect to consideration of any Acquisition Proposal. The Company will exercise any rights under any confidentiality or non-disclosure agreements with any such third parties to require the return or destruction of non-public information provided by the Company prior to the date of this Agreement, its Subsidiaries or their agents and representatives to any such third parties.
      (b) Notification of Unsolicited Acquisition Proposals. As promptly as practicable (and in any event no later than 24 hours) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that could reasonably be expected to lead to an Acquisition Proposal or from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal, the Company shall provide Parent with notice of such Acquisition Proposal, request or inquiry, including the material terms and conditions of such Acquisition Proposal, request or inquiry; the identity of the Person or group making any such Acquisition Proposal, request or inquiry; and a copy of all written materials provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry. The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors could reasonably be expected to consider any Acquisition Proposal or any such inquiry or to consider providing nonpublic information to any Person. The Company shall notify Parent, in writing, of any decision of its Board of Directors to enter into discussions or negotiations concerning any Acquisition Proposal or to provide nonpublic information or data to any Person, which notice shall be given as promptl y as practicable after such meeting (and in any event no later than 24 hours after such determination was reached and 24 hours prior to entering into any discussions or negotiations or providing any nonpublic information or data to any Person). The Company agrees that it shall promptly provide Parent with oral and written notice setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the status and material terms (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry (including any negotiations contemplated by SECTION 5.3(c)) and shall promptly provide Parent a copy of all written materials subsequently provided to, by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry.
      (c) Superior Offers. Notwithstanding anything to the contrary contained in SECTION 5.3, in the event that the Company receives prior to the adoption of this Agreement by the stockholders of the Company in accordance with applicable law an unsolicited, bona fide written Acquisition Proposal from a third party that did not result from a material breach of this SECTION 5.3 and that the Company’s Board of Directors has in good faith concluded, after consultation with its outside legal counsel and its financial advisor, that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Offer, the Company may then (1) furnish nonpublic information to the third party making such Acquisition Proposal and (2) engage in negotiations (including exchanging draft agreements) with the third party and its representatives with respect to such Acquisition Proposal; provided, however, that:

(i) the Company complies with all of the terms of this SECTION 5.3 in all material respects;

(ii) prior to furnishing any nonpublic information or entering into any negotiations or discussions with such third party, (1) the Company receives from such third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company’s behalf on terms no less restrictive to such third party than the Confidentiality Agreement is with respect to Parent (or its affiliates) (except for Paragraph 7 of the Confidentiality Agreement); provided that in the event that any confidentiality agreement with a third party that is executed pursuant to this SECTION 5.3 (c)(ii) does not contain a standstill, the standstill provisions contained in the Confidentiality Agreement shall terminate, and (2) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished);

(iii) prior to engaging in negotiations with such third party, the Company gives Parent written notice of the Company’s intention to enter into negotiations with such third party; and

(iv) the Board of Directors of the Company reasonably determines in good faith, after consultation with outside legal counsel, that the failure to provide such information or enter into such discussion or negotiations could reasonably be expected to result in a breach of the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable law.

      (d) Change of Recommendation. Notwithstanding anything to the contrary contained in SECTION 5.2(b) or SECTION 5.3, in response to the receipt of a Superior Offer, (x) the Board of Directors of the Company may withhold, withdraw, amend or modify its recommendation in favor of the Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to the stockholders of the Company, may recommend that the stockholders of the Company accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of the Company or a committee thereof, a “CHANGE OF RECOMMENDATION”), (y) the Board of Directors of the Company, the Company or its Subsidiaries (including each of their respective directors, officers, employees, agents or other representatives) may approve, endorse, or recommend any Superior Offer or recommend a Superior Offer, or (z) the Company or any of its Subsidiaries may execute or enter into or propose to execute or enter into any letter of intent or similar document or any contract, agreement or commitment (which may be conditioned on the termination of this Agreement) contemplating or otherwise relating to any Superior Offer or transaction contemplated thereby, if all of the following conditions in clauses (i) through (vi) are met:

(i) the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that a Superior Offer has been made and not withdrawn;

(ii) the stockholders of the Company have not approved this Agreement in accordance with applicable law;

(iii) the Company shall have delivered to Parent written notice (a “CHANGE OF RECOMMENDATION NOTICE”) at least four Business Days prior to publicly effecting such Change of Recommendation which shall state expressly (A) that the Company has received a Superior Offer, (B) the final terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer and (C) that the Company intends to effect a Change of Recommendation;

(iv) after delivering the Change of Recommendation Notice, the Company shall provide Parent with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during such four-Business Day period, and negotiate in good faith with respect thereto during such four-Business Day period, as would enable the Company to proceed with its recommendation to stockholders in favor of adoption of this Agreement without making a Change of Recommendation;

(v) the Board of Directors of the Company shall have determined (A) after consultation with its financial advisor, that the terms of the Superior Offer are more favorable to the stockholders of the Company than the Merger (as it may be adjusted pursuant to paragraph (iv) above) and (B) after consultation with outside legal counsel, the failure to effect a Change of Recommendation could reasonably be expected to result in a breach of the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable law; and

(vi) the Company shall not have breached in any material respect any of the provisions set forth in SECTION 5.2 or this SECTION 5.3.

      (e) Compliance with Disclosure Obligations. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from complying with Rules 14-a-9, 14d-9 and 14e-2(a) promulgated under the Exchange Act or prohibit or restrict the Company or its Board of Directors from making other disclosures required by federal securities laws, applicable rules or applicable Nasdaq rules; provided, however, that nothing in this clause shall (i) relieve the Company of any of its other obligations hereunder (ii) adversely affect the rights of Parent or Merger Sub to any remedy (including without limitation the right to terminate this Agreement) or (iii) relieve the Company of liability in respect of a breach of any term or obligation as set forth elsewhere in this Agreement. Without limiting the foregoing, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of SECTION 5.3(d).
      (f) State Takeover Statute. The Board of Directors of the Company shall not, in connection with any Change of Recommendation, take any action to change the approval of the Board of Directors of the Company for purposes of causing any state takeover statute or other state law to be applicable to the transactions contemplated hereby. For the avoidance of doubt, this SECTION 5.3(f) shall not prohibit the Company from effecting a Change of Recommendation under the circumstances and subject to the conditions set forth in this SECTION 5.3.
      (g) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal,” with respect to the Company, shall mean any offer or proposal by any Person (other than Merger Sub) relating to any transaction or series of related transactions involving: (a) any purchase from such party or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest of the total outstanding voting securities of the Company or any of its Significant Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its Significant Subsidiaries, (b) any merger, consolidation, business combination or similar transaction involving the Company or any of its Significant Subsidiaries, (c) any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than 15% of the assets of the Company (including its Subsidiaries taken as a whole) or (d) any liquidation or dissolution of the Company (provided, however, that the transactions between Parent and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal); and

(ii) “Superior Offer,” with respect to the Company, shall mean an unsolicited, bona fide written Acquisition Proposal made by any Person (other than Merger Sub) on terms that the Board of Directors of the Company has in good faith concluded, after consultation with its outside legal counsel and its financial adviser, taking into account, among other things, the legal, financial, regulatory and other aspects of the offer as the Board of Directors of the Company deems relevant, to be more favorable to the Company’s stockholders (in their capacities as stockholders) than the terms of the Merger and is reasonably capable of being consummated, provided that each reference to “15%” in the definition of “Acquisition Proposal” shall be replaced with “50%” for purposes hereof.
      (h) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this SECTION 5.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this SECTION 5.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.
      5.4 Confidentiality; Access to Information; no Modification of Representations, Warranties or Covenants
      (a) Confidentiality. The parties acknowledge that the Company and Nokia Corporation have previously executed a Confidentiality Agreement dated November 30, 2005, as amended by a letter agreement dated July 6, 2006 (incorporating the second and third sentences of this paragraph (a), the “CONFIDENTIALITY AGREEMENT”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, and each of Parent and the Company will hold, and will cause its respective directors, officers, Employees, agents, affiliates and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any “Information” (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement. The obligations in paragraph 7 of the Confidentiality Agreement are hereby amended by extending such obligations until (i) the later of January 6, 2007, the Effective Time or the termination of this Agreement or (ii) a change of Recommendation of the Company pursuant to the terms of Section 5.3(d). Parent acknowledges and agrees that its obligations under Paragraph 7 of the Confidentiality Agreement shall be binding on Parent, each of its Subsidiaries and affiliates, and Parent shall be liable for any breach of such obligations by any of its representatives, Subsidiaries or affiliates and any of their respective representatives. Upon the termination of the obligations in paragraph 7 of the Confidentiality Agreement, Parent, its affiliates and its Subsidiaries shall be entitled to publicly disclose, subject to prior written notice to the Company, any material information required to be disclosed by any of them under applicable law in connection with the making of an offer for the Company or the purchase of any Company Common Stock.
      (b) Access to Information. Subject to SECTION 5.4(a), the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access (during regular business hours upon reasonable notice) during the period from the date hereof and prior to the Effective Time to, (i) all of the properties, books, contracts, commitments and records of the Company and its Subsidiaries, including all Company Intellectual Property (including access to design processes and methodologies) and all capitalization and equity compensation information that is necessary for Parent to promptly comply with the requirements of Statement of Financial Accounting Standards 123 (revised 2004) “Share-Based Payments” promulgated by the Financial Accounting Standards Board in the form it is currently possessed by the Company or its accountants, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as Parent may reasonably request and (iii) all Employees of the Company and its Subsidiaries as reasonably requested by Parent; provided, however, that such access noted in (i), (ii) and (iii) shall be provided only to the extent such access, (x) does not unreasonably interfere with the business operations of the Company or its Subsidiaries, (y) does not in the opinion of legal counsel to the Company result in waiver of or otherwise prejudice the attorney client privilege, or (z) violates any Legal Requirement, provided, further, in the event of any litigation or threatened litigation between the parties on the terms of this Agreement or the transactions contemplated hereby access to information that may be adverse to the interests of the Company or its Subsidiaries will not be provided. The Company agrees to promptly provide to Parent and its accountants, counsel and other representatives copies of such internal financial statements (including Tax Returns and supporting documentation) as may be reasonably requested.
      (c) No Modification of Representations and warranties Or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this SECTION 5.4, SECTION 5.6, SECTION 5.7 or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

      5.5 Public Disclosure. Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by law or any listing agreement with, in the case of Parent, the Helsinki Stock Exchange or New York Stock Exchange, and in the case of the Company, the Nasdaq Capital Market, or any other applicable national or regional securities exchange or market. The parties have agreed to the text of the joint press release announcing the signing of this Agreement, the form of which is attached hereto as EXHIBIT B.
      5.6 Regulatory Filings; Reasonable Efforts.
      (a) Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the FTC and the DOJ and responses to requests for additional information and documentary material from the FTC and the DOJ (“SECOND REQUEST RESPONSES”) as required by the HSR Act, (ii) such necessary filings or approvals required by any other competent merger control authority reasonably determined by Parent and the Company to be required pursuant to the mandatory competition laws of any applicable jurisdiction, as agreed by the parties hereto and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this SECTION 5.6(a) to comply in all material respects with all applicable Legal Requirements. Parent, Merger Sub and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to this SECTION 5.6(a).
      (b) Notification. Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to SECTION 5.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.
      (c) Commercially Reasonable Efforts. Subject to the express provisions of SECTION 5.2 and SECTION 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in ARTICLE VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations, submissions and filings (including registrations, declarations, filings and submissions of Second Request Responses with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that in no event shall this SECTION 5.6(c) require Parent to take any action that is reasonably expected to materially and adversely affect Parent or its affiliates (other than Merger Sub) following the consummation of the Merger. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.
      (d) No Divestiture. Notwithstanding anything in this Agreement to the contrary and except as set forth below, nothing contained in this Agreement shall be deemed to require Parent or any Subsidiary or affiliate thereof to agree to any Action of Divestiture, except (i) to the extent such Action of Divestiture would not have a material consequence on Parent or (ii) with respect to the business of any Person that Parent enters into a definitive binding agreement to acquire, or acquires, following the date hereof. The Company shall not, without the prior written consent of Parent, take or agree to take any Action of Divestiture that would be reasonably likely to have a material consequence on Parent or the Company. For purposes of this Agreement, an “ACTION OF DIVESTITURE” shall mean (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its Subsidiaries or affiliates, or the Company or its Subsidiaries, (ii) the imposition of any limitation on the ability of Parent, its Subsidiaries or affiliates, or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and its Subsidiaries, or (iii) the imposition of any impediment on Parent, its Subsidiaries or affiliates, or the Company or its Subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.
      5.7 Notification of Certain Matters.
      (a) By the Company. The Company shall give prompt notice to Parent and Merger Sub of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or in any respect in connection with Section 2.8 hereof, (ii) any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or in any respect with regard to Section 5.12(a), or (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which could reasonably be expected to cause the failure of any conditions to the obligations of Parent and Merger Sub under SECTION 6.2; provided, however, that no such notification shall affect the representations or warranties of the Company or the conditions of the obligations of the parties under this Agreement; provided, further, that the delivery of any notice pursuant to this SECTION 5.7(a) shall not limit or otherwise affect the remedies available hereunder.
      (b) By Parent. Parent and Merger Sub shall give prompt notice to the Company of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, (ii) any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which could reasonably be expected to cause the failure of any conditions to the obligations of the Company under SECTION 6.3; provided, however, that no such notification shall affect the representations or warranties of Parent and Merger Sub or the conditions to the obligations of the parties under this Agreement; provided, further, that the delivery of any notice pursuant to this SECTION 5.7(b) shall not limit or otherwise affect the remedies available hereunder.

      5.8 Third-Party Consents/ Terminations. As soon as practicable following the date hereof, the Company will use all commercially reasonable efforts to obtain such material consents, waivers, approvals and terminations under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby as may be reasonably requested by Parent after consultation with the Company, including all consents, waivers, approvals and terminations set forth in SECTION 2.3(b) and SECTION 6.2(e) of the Company Disclosure Letter. In connection with seeking such consents, waivers, approvals and terminations, the Company shall keep Parent informed of all material developments and shall, at Parent’s request, include Parent in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder. Such consents, waivers, approvals and terminations shall be in a form reasonably acceptable to Parent; provided, however, that the consents, waivers, approvals or terminations required under SECTION 6.2(e) shall be on the terms set forth in SECTION 6.2(e) and in SECTION 6.2(e) of the Company Disclosure Letter. In the event the Merger does not close for any reason, Parent shall not have any liability to the Company, its stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, waivers, approvals and terminations.
      5.9 Employee Matters
      (a) Termination of 401(k) Plans. Effective as of no later than the day immediately preceding the Closing Date, each of the Company, its Subsidiaries and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each a “401(k) PLAN”) unless Parent provides written notice to the Company that any such 401(k) plan shall not be terminated. Unless Parent provides such written notice to the Company, no later than five Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company, its Subsidiaries or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval by Parent. The Company also shall take such other actions in furtherance of terminating such 401(k) Plan(s) as Parent may reasonably require.
      (b) Benefit Plans.
      (i) Parent shall provide, or cause to be provided, to each person who was an employee of the Company or its Subsidiaries immediately prior to the Effective Time and who remains an employee of the Surviving Corporation or its Subsidiaries or becomes an employee of Parent immediately following the Effective Time (“CONTINUING EMPLOYEES”), for a period of not less than one year from and after the Closing Date (or if shorter, for so long as such employee remains in such employment), unless any such employee contracts otherwise with Parent, employee benefits that, in the aggregate, are no less favorable to such Employee than, at Parent’s election, either those benefits provided by Parent to similarly situated employees of Parent or each of annual base salary and the benefits provided by the Company and its Subsidiaries to Continuing Employees immediately prior to the Effective Time (but not taking into account the value of any equity or equity-related benefits or compensation for purposes of determining the value of the benefits provided by the Company and its Subsidiaries immediately prior to the Effective Time); provided however, that nothing in this Agreement shall confer upon any Continuing Employee the right to continue in employment following the Effective Time, or is intended to interfere with Parent’s, the Surviving Corporation’s and its Subsidiaries’ rights (i) to terminate the employment of any Continuing Employee for any reason or no reason following the Effective Time or (ii) to terminate any Company Employee Plan, or the right of any Continuing Employee to terminate his or her own employment for any or no reason following the Effective Time.
      (ii) To the extent that Continuing Employees participate in any of Parent’s employee benefit plans, programs, policies and arrangements, including, but not limited to, any severance plan, medical plan, dental plan, life insurance plan, Code Section 401(k) arrangement, vacation program or disability plan (collectively, the “PARENT BENEFIT PLANS”), such Continuing Employees shall receive credit for purposes of eligibility, level of benefits, benefit accrual and vesting under the Parent Benefit Plans in which such Continuing Employees participate to the same extent such Continuing Employees’ were credited with service under comparable plans of the Company or any of its Subsidiaries for such purposes; provided, however, that no such employee shall be entitled to such credit (i) to the extent that it results in duplication of benefits, or (ii) for purposes of any incentive compensation or sabbatical plan, policy, program, agreement or arrangement, or any arrangement similar to the foregoing.
      (iii) With respect to any Parent Benefit Plan that is a welfare benefit plan maintained by Parent for the benefit of Continuing Employees on and after the Closing Date, Parent shall (1) cause there to be waived any eligibility requirements or pre-existing condition limitations to the extent such requirements and limitations were waived under comparable plans maintained by the Company or any of its Subsidiaries prior to the Effective Time, and (2) for the plan year that includes the Effective Time, give effect, in determining any deductible and maximum out-of-pocket limitations, amounts paid during the plan year that included the Effective Time by such Continuing Employees with respect to similar plans maintained by Company and its Subsidiaries. Notwithstanding anything to the contrary in this agreement but solely to the extent permitted by applicable law, on or prior to the Closing Date, the Company shall pay (or cause to be paid) to each Continuing Employee the cash value of any and all accrued but unused vacation to which each such Continuing Employee is entitled as of the Closing Date, provided, however, that the Company’s obligations to cash out accrued but unused vacation shall be contingent upon Parent causing, as of the Closing Date, each Continuing Employee to participate in Parent’s vacation policy then in effect for similarly situated employees of Parent, and to accrue such amount of vacation, as of the Effective Time, as indicated pursuant to the terms of such plan.
      (iv) Notwithstanding anything in this Section 5.9 to the contrary, in the event that Parent, in its sole discretion, determines that any of the provisions of this Section 5.9 may not be permissible under applicable law in a non-U.S. jurisdiction, the laws of which are applicable to Continuing Employees located in such non-U.S. jurisdiction, or may reasonably result in adverse tax consequences in any such jurisdiction, then the Parent shall be permitted to reasonably modify such provisions, but solely to the extent necessary or appropriate to comply with applicable law or to avoid such tax consequences.
      5.10 Indemnification.
      (a) Indemnity. From and after the Effective Time, Parent will, and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company to its current and former directors and officers (the “INDEMNIFIED PARTIES”) pursuant to the indemnification agreements between the Company and its current and former directors and officers that are listed in SECTION 5.10(a) of the Company Disclosure Letter (including, to the extent indemnifiable thereunder, for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) subject to applicable law. The certificate of incorporation and bylaws of the Surviving Corporation (or any successor to the Surviving Corporation) will contain provisions with respect to exculpation, indemnification and the advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not, except as required by law, be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties; provided, however, that the foregoing shall not apply if Parent assumes and honors any obligations to indemnify such Persons to the extent provided in the Company’s Certificate of Incorporation and Bylaws and the indemnification agreements between the Company and its current and former officers and directors as in effect immediately prior to the date hereof and set forth in SECTION 2.16(b) of the Company Disclosure Letter.
      (b) Insurance. For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to maintain directors’ and officers’ liability insurance with one or more reputable unaffiliated third-party insurers covering those Persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the date hereof for events occurring prior to the Effective Time on terms and conditions that are, in the aggregate, no less favorable to the insured than those applicable to the current directors and officers of the Company under policies maintained by the Company; provided, however, that in no event will the Surviving Corporation be required to expend in any one year in excess of 200% of the annual premium currently paid by the Company for such coverage (and to the extent annual premium would exceed 200% of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such 200% of such annual premium); and provided, further, however, that notwithstanding the foregoing, Parent may satisfy its obligations under this SECTION 5.10(b) by purchasing, or consenting to the purchase by the Company, of a “tail” policy under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of six years from the Effective Time, (ii) covers those Persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time and (iii) contains terms and conditions that are no less favorable, in the aggregate, to the insured than those of the Company’s directors’ and officers’ insurance policy in effect as of the date hereof. Prior to the Effective Time, Parent will provide the Company an opportunity to review and approve any such “tail” policy, which approval shall not be unreasonably delayed or withheld.
      (c) Third — Party Beneficiaries. This SECTION 5.10 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives. The terms of this Section 5.10 shall survive the consummation of the Merger and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns. In the event Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this SECTION 5.10.Parent shall cause the surviving corporation to perform all of the obligations of the surviving corporation under this Section 5.10.
      5.11 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by ARTICLE I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
      5.12 Termination of Certain Company Contracts
      (a) Prior to the Effective Time, the Company shall and shall cause its Subsidiaries to effectively terminate, or otherwise modify (so as to eliminate any term referred to in (i) or (ii) below), any Contract between either the Company or any of its Subsidiaries and a third party (excluding any such Contract specifically identified in the Company Disclosure Letter a complete and true copy of which was Made Available (other than any Contract set forth in SECTION 5.12 of the Company Disclosure Letter) (each, a “REVIEWED DOCUMENT”)) to the extent any such Contract:

(i) Contains any term affecting or otherwise binding upon any Intellectual Property or Intellectual Property Rights of Parent or any of its affiliates, other than the Company and its Subsidiaries; or

(ii) Contains any term or obligation of non-assertion in respect of Intellectual Property Rights binding on Parent or any of its affiliates, other than the Company and its Subsidiaries.
      (b) Prior to the Effective Time, the Company shall use its commercially reasonable efforts and shall cause its Subsidiaries to use their commercially reasonable efforts to effectively terminate, or otherwise modify (so as to eliminate any term referred to in (i) or (ii) below), any Reviewed Document to the extent that Parent notifies the Company following the date hereof that any such Reviewed Document:

(i) Contains any term affecting or otherwise binding upon any Intellectual Property or Intellectual Property Rights of Parent or any of its affiliates, other than the Company and its Subsidiaries; or

(ii) Contains any term or obligation of non-assertion in respect of Intellectual Property Rights binding on Parent or any of its affiliates, other than the Company and its Subsidiaries.
      (c) To the extent that any notice is required under any Contract prior to such Contract’s termination pursuant to SECTION 5.12(a), such notice shall be provided sufficiently in advance of the Effective Time to allow any applicable notice period thereunder to have terminated in accordance with the terms of such contract, agreement or arrangement prior to the Effective Time.
      (d) From the period beginning on the date hereof and ending on the Effective Time, the Company shall take all commercially reasonable necessary steps, including, without limitation, making inquiries to relevant companies, subsidiaries and employees, to verify the Company’s compliance with Subparagraphs (xxiii), (xxiv) or (xxvi) of SECTION 4.1(b).
ARTICLE VI
Conditions to the Merger
      6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been adopted by the requisite vote under applicable law, by the stockholders of the Company.

(b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(c) Antitrust Approvals. All waiting periods (and any extension thereof) under the HSR Act (if required) relating to the transactions contemplated hereby will have expired or terminated early. The German Federal Cartel Office (“BUNDESKARTELLAMT”) (the “FCO”) shall have approved the transactions contemplated herein pursuant to the competition laws of Germany, the applicable waiting period under those laws shall have expired and no order shall have been issued by the FCO or court, preliminarily or permanently prohibiting the transaction.
      6.2 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case or in the aggregate (other than the representations and warranties of the Company contained in SECTION 2.2, SECTION 2.3(a) and SECTION 2.23, which shall be true and correct in all material respects), as does not constitute a Material Adverse Effect on the Company at the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded).

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants (other than the agreements and covenants of the Company contained in SECTION 5.12, which the Company shall have performed or complied with in all respects) required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Material Adverse Effect. No Effect, either individually or in the aggregate, shall have occurred since the date hereof and be continuing that has or would reasonably be expected to have a Material Adverse Effect on the Company.

(d) No Governmental Restriction. There shall not be any pending or threatened suit, action or proceeding asserted by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in SECTION 6.1(b) to not be satisfied or (ii) seeking to require Parent or the Company or any Subsidiary or affiliate to effect an Action of Divestiture.

(e) Third Party Consents/ Terminations. The Company shall have delivered to Parent all the consents, waivers, approvals or termination notices to parties to any Contract set forth on SECTION 6.2(e) of the Company Disclosure Letter on the terms set forth in SECTION 6.2(e) of the Company Disclosure Letter.

(f) Officer’s Certificate. Parent and Merger Sub shall have received a certificate dated as of the Closing Date to the effect that the conditions set forth in SECTIONS 6.2(a), (b) and (d) have been satisfied signed on behalf of the Company by an authorized executive officer of the Company.
      6.3 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not materially impede the authority of Parent or Merger Sub to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized executive officer of Merger Sub.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer’s Certificates. The Company shall have received certificates dated as of the Closing Date to the effect that the conditions set forth in SECTIONS 6.3(a) and (b) have been satisfied signed on behalf of Parent, with respect to the covenants and representations and warranties of Parent, by an authorized executive officer of Parent and on behalf of Merger Sub, with respect to the covenants and representations and warranties of Merger Sub, by an authorized executive officer of Merger Sub.
ARTICLE VII
Termination, Amendment and Waiver
      7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken by the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of the Company:

(a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

(b) by either the Company or Parent if the Merger shall not have been consummated by February 9, 2007 which date shall be extended to April 10, 2007 if the Merger shall not have been consummated as a result of a failure to satisfy the conditions set forth in SECTION 6.1(c) (the “END DATE”); provided, however, that the right to terminate this Agreement under this SECTION 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this SECTION 7.1(d) shall not be available to the Company where the failure to obtain such stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a breach by the Company of this Agreement;

(e) by Parent (at any time prior to the adoption of this Agreement by the required vote of the stockholders of the Company) if a Triggering Event with respect to the Company shall have occurred;

(f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in SECTION 6.3(a) or SECTION 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this SECTION 7.1(f) prior to 20 days following the receipt of written notice from the Company to Parent of such breach provided Parent continues to exercise all reasonable efforts to cure such breach through such 20-day period (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Parent is cured within such 20-day period);

(g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in SECTION 6.2(a) or SECTION 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this SECTION 7.1(g) prior to 20 days following the receipt of written notice from Parent to the Company of such breach provided the Company continues to exercise all reasonable efforts to cure such breach through such 20-day period (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by the Company is cured within such 20-day period);

(h) by the Company, if, the Company shall have entered into a definitive binding agreement with respect to a Superior Offer pursuant to and in compliance with SECTION 5.3(d), the Company shall have paid Parent the Termination Fee described in SECTION 7.3(b); and

(i) by Parent:

(A) if any Effect, either individually or in the aggregate, has occurred since the date hereof that has or would reasonably be expected to have a Material Adverse Effect on the Company; or

(B) if there has occurred any breach by the Company of SECTION 5.12(a), SECTION 2.8 or SECTION 2.17 that (with or without notice or lapse of time, or both, or as a consequence of the transactions contemplated herein) will or would reasonably be expected to be binding upon and adversely affecting the Intellectual Property Rights of Parent or its affiliates; provided, however, that in the case of either (A) or (B) above, if such Effect or inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this SECTION 7.1(i) prior to 20 days following the receipt of written notice from Parent to the Company of such Effect or breach provided the Company continues to exercise all reasonable efforts to cure such Effect or breach through such 20-day period (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (i) if it shall have materially breached this Agreement or if such breach by the Company is cured within such 20-day period); provided, further, that in the case of (A) and (B) above, if Parent becomes aware of a possible Material Adverse Effect or a breach by the Company of SECTION 5.12(a), SECTION 2.8 or SECTION 2.17 through notice to Parent from the Company and such condition or breach is not cured within the 20-day cure period (the “CURE EXPIRATION DATE”) then Parent must exercise its termination rights under this SECTION 7.1(i) within ten Business Days from the Cure Expiration Date; otherwise the applicable event giving rise to the right to terminate under clause (A) or (B) above shall be deemed to have been waived for all purposes under this Agreement (including, but not limited to, under Articles VI and VII).
      For the purposes of this Agreement, a “TRIGGERING EVENT,” with respect to the Company, shall be deemed to have occurred only if: (i) its Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of the adoption of the Agreement by the stockholders of the Company, (ii) it shall have failed to include in the Proxy Statement the recommendation of its Board of Directors in favor of the adoption of the Agreement by the stockholders of the Company, (iii) its Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption of this Agreement by the stockholders of the Company within ten Business Days after Parent requests in writing that such recommendation be reaffirmed, provided, if such ten Business Day period would end on a date that is after the date of the Stockholders’ Meeting, such re-affirmation must be made no later than two calendar days prior to the date of the Stockholders’ Meeting, (iv) its Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Superior Offer, (vi) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer, (vii) the Company breaches in any material respect any of its obligations set forth in SECTION 5.2 and SECTION 5.3, provided, however, that with respect to any breach by the Company of Section 5.3, that such breach is willful, or (viii) the Board of Directors of the Company shall have resolved to do any of the foregoing.
      7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under SECTION 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in SECTION 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in SECTION 5.4(a), this SECTION 7.2, SECTION 7.3 and ARTICLE VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, provided that termination of this Agreement in accordance with SECTION 7.1(i)(B) shall be the sole and exclusive remedy in respect of any breach of SECTION 5.12(a). Except as otherwise provided in SECTION 5.3 of this Agreement, no termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.
      7.3 Fees and Expenses.
      (a) General. Except as set forth in this SECTION 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that (i) Parent shall pay the entire filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, and all premerger notification and report forms under similar applicable laws of other jurisdictions, in each case pursuant to SECTION 5.6(a); and (ii) the Company shall pay the entire fees and expenses in connection with the filing, printing and mailing of and solicitation fees related to the Proxy Statement (including SEC filing fees) and any preliminary materials related thereto or any other documents distributed to the stockholders of the Company in connection with the Merger.
      (b) Company Payment. —
      (i) Payment. The Company shall promptly, but in no event later than two Business Days after the date of termination pursuant to the sections of this Agreement as set forth below, pay Parent a fee equal to $1,800,000, in immediately available funds (the “TERMINATION FEE”) in the event that this Agreement is (i) terminated by Parent pursuant to SECTION 7.1(e), (ii) terminated by the Company pursuant to SECTION 7.1(h), provided, however, in the case of termination under SECTION 7.1(h), payment of the Termination Fee by the Company shall be made prior to such termination, or (iii) terminated by Parent or the Company, as applicable, pursuant to SECTION 7.1(b), SECTION 7.1(d) or SECTION 7.1(g), provided, however, in the case of termination pursuant to SECTION 7.1(g), that the breach by the Company giving rise to termination is willful; provided, further, that in the case of termination pursuant to SECTION 7.1(b), SECTION 7.1(d) or SECTION 7.1(g), (A) such payment shall be made only if prior to the termination of this Agreement, there has been disclosure publicly of an Acquisition Proposal with respect to the Company and within 12 months following the termination of this Agreement, an Acquisition of the Company is consummated or the Company enters into a definitive agreement or letter of intent with respect to an Acquisition of the Company and (B) such payment shall be made promptly, but in no event later than two Business Days after the consummation of such Acquisition of the Company or the entry into such definitive agreement or letter of intent by the Company, provided, further that no payment shall be made under this SECTION 7.3(b) to Parent if Parent terminates this Agreement pursuant to SECTION 7.1(e) as a result of the events set forth in (III) of the defined term TRIGGERING EVENT.
      (II) Interest; Other Remedies. The Company acknowledges that the agreements contained in this SECTION 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this SECTION 7.3(b), and, in order to obtain such payment, Parent makes a claim for the amounts set forth in this SECTION 7.3(b), the non-prevailing party shall pay to the prevailing party the reasonable costs and expenses (including reasonable attorneys’ fees and expenses) of the prevailing party incurred in connection with such suit, and provided that Parent is the prevailing party, the Company shall pay to Parent interest on the amounts due pursuant to this SECTION 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this SECTION 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.
      (III) Certain Definitions. For the purposes of this SECTION 7.3(b) only, “ACQUISITION,” with respect to a party hereto, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the equity interests held in such party and retained following such transaction or issued to or otherwise received in such transaction by the stockholders of the party immediately preceding such transaction constitute less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the party of assets representing in excess of 50% of the aggregate fair market value of the party’s business immediately prior to such sale or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of the party.
      7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by the stockholders of the Company; provided, however, that after adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by law requires further approval by the stockholders of the Company without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.
      7.5 Extension; Waiver. At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement, including pursuant to SECTION 7.1(b), shall not constitute a waiver of such right.
ARTICLE VIII
General Provisions
      8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this ARTICLE VIII shall survive the Effective Time.
      8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
      (a) if to Parent or Merger Sub, to:

Nokia Inc.
6000 Connection Drive
Irving, TX 75039
Attention: Richard W. Stimson
Telephone No.: +1 972 894 5000
Telecopy No.: +1 972 894 5397

with copies to (which shall not constitute notice to Parent or Merger Sub):

Nokia Corporation
Keilalahdentie 4
Espoo
Finland
Attention: Carl Belding, Senior Vice President and Chief Legal Officer
Telephone No.: +358 7180 34409
Telecopy No.: +358 7180 45742

and

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
Canary Wharf
London E14 5DS
Attention: Hunter Baker
Telephone No.: +44-207-519-7000
Telecopy No.: +44-207-519-7070
      (b) if to the Company, to:

Loudeye Corp.
1130 Rainier Ave South
Seattle, WA 98144

Attention:	Michael A. Brochu, President and Chief Executive Officer

Eric Carnell, General Counsel
Telephone No.: + 1 (206) 832-4000
Telecopy No.: +1 (206) 832-4009

with a copy to (which shall not constitute notice to the Company):

Latham & Watkins LLP
633 W. 5th St., Suite 4000
Los Angeles, California 90071
Attention: W. Alex Voxman, Esq
Telephone No: +1 (213) 485-1234
Telecopy No: +1 (213) 891-8763
      8.3 Interpretation; Knowledge.
      (a) When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or a Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “INCLUDE,” “INCLUDES” and “INCLUDING,” when used herein, shall be deemed in each case to be followed by the words “WITHOUT LIMITATION.” The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “THE BUSINESS OF” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole.
      (b) For purposes of this Agreement, the term “KNOWLEDGE” means, (i) with respect to the Company, the actual knowledge of Michael Brochu, Chris Pollak, Eric Carnell, David Williamson, Ed Averdieck, Charles Bruce, David Shephard, John Grinham or Albert Pastore, and (ii) with respect to Parent, the actual knowledge of any of the “officers” (as such term is defined in Rule 16a-1(f) promulgated under the Exchange Act) or directors of Parent.
      (c) For purposes of this Agreement, the term “MADE AVAILABLE” shall mean that (i) the Company has posted such materials to a data room and has given Parent and its agents and representatives all necessary access to such data room or (ii) has otherwise made such materials available in writing to Parent.

      (d) For purposes of this Agreement, the term “MATERIAL ADVERSE EFFECT,” when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “EFFECT”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of such entity taken as a whole with its Subsidiaries, other than any Effect primarily resulting from (A) changes affecting the United States, European or world economy generally, which changes do not disproportionately affect such entity taken as a whole with its Subsidiaries as compared to other similarly situated participants in the industry in which such entity and its subsidiaries operate, (B) changes affecting the industry in which such entity and its Subsidiaries operate generally, which changes do not disproportionately affect such entity taken as a whole with its Subsidiaries, (C) the compliance by the Company or any of its Subsidiaries with the terms and conditions of this Agreement; (D) any “act of God” including weather, natural disasters and earthquakes and any hostilities, acts of war, sabotage, terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage, terrorism or military actions; (E) changes in applicable law, GAAP or international accounting standards, and (F) any litigation arising from the execution of this Agreement and/or the negotiation, announcement, pendancy, or consummation of the transactions contemplated by this Agreement, or (ii) materially impede the authority of such entity, or, in any case, the Company, to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements; provided, however, that for purposes of SECTION 6.2(c), a Material Adverse Effect on the Company shall include (1) the loss of the full-time services of more than 30 employees of the Significant Subsidiaries, as of the date hereof, (2) the termination or expiration (without renewal), or the reasonable likelihood of the termination or expiration (without renewal) as determined based on communications to the Company from a party to such Contract, of any Contracts with customer(s) of the Company or any of its Subsidiaries that would likely result in the loss of more than 30% of the value of the current customer base of the Company and its Subsidiaries, taken as a whole, except for such termination or expiration of a customer relationship that the Company has informed Parent of prior to the date hereof, and (3) a cash, cash equivalents, marketable securities and restricted cash balance at the Company on October 31, 2006 of less than $10 million (minus the aggregate amount of up to $2,038,000 reflecting directors and officers insurance payments and any severance and retention bonuses, in each case, if both Parent and the Company agree that such payments shall be made before the Effective Date).
      (e) For purposes of this Agreement, the term “PERSON” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
      8.4 Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
      8.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Voting Agreements and other Exhibits hereto (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in SECTION 5.10. Without limiting the foregoing, it is expressly understood and agreed that the provisions of SECTION 5.9 are statements of intent and no employees or other Person (including any party hereto) shall have any rights or remedies, including rights of enforcement, with respect thereto and no employee or other Person is or is intended to be a third-party beneficiary thereof.

      8.6 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.
      8.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
      8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.
      8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
      8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder. Any purported assignment in violation of this SECTION 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
      8.11 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
* * * * *

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

NOKIA INC.

By:	/s/ Ilkka Raiskinen

Name: Ilkka Raiskinen

Title:	SVP, Multimedia Experiences

By:	/s/ Tommi Mustonen

Name: Tommi Mustonen

Title:	Director, Multimedia Experiences

LORETTA ACQUISITION CORPORATION

By:	/s/ Ilkka Raiskinen

Name: Ilkka Raiskinen

Title:	Director

By:	/s/ Tommi Mustonen

Name: Tommi Mustonen

Title:	Director

LOUDEYE CORP.

By:	/s/ Michael A. Brochu

Name: Michael Brochu

Title:	President & Chief Executive Officer

ANNEX B
FORM OF VOTING AGREEMENT
      THIS VOTING AGREEMENT (this “AGREEMENT”) is made and entered into as of August 7, 2006, by and among Nokia Inc., a Delaware Corporation (“PARENT”), Loudeye Corp., a Delaware corporation (the “COMPANY”), and the undersigned stockholder (“STOCKHOLDER”) of the Company.
RECITALS
      A. Concurrently with the execution of this Agreement, Parent, Loretta Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“MERGER SUB”), and the Company have entered into an Agreement and Plan of Merger (the “MERGER AGREEMENT”), which provides for the merger (the “MERGER”) of Merger Sub with and into the Company.
      B. Pursuant to the Merger, all of the issued and outstanding shares of capital stock of the Company will be canceled and converted into the right to receive the consideration set forth in the Merger Agreement upon the terms and subject to the conditions set forth in the Merger Agreement.
      C. As of the date hereof, Stockholder Beneficially Owns (as defined below) the number of Shares (as defined below) of capital stock of the Company as set forth on the signature page of this Agreement.
      D. In order to induce Parent and Merger Sub to execute the Merger Agreement, Stockholder desires to restrict the transfer or disposition of, and desires to vote, the Shares as provided in this Agreement, and the execution and delivery of this Agreement and the Proxy (as defined below) is a material condition to Parent’s willingness to enter into the Merger Agreement.
      E. As a stockholder of the Company, the Stockholder will benefit from the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby.
      NOW, THEREFORE, the parties hereto hereby agree as follows:
      1. Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a) A Person shall be deemed to “BENEFICIALLY OWN” a security if such Person has “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(b) “Constructive Sale” means, with respect to any security, a short sale or entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership of such security.

(c) “Expiration Date” means the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement and (ii) such date and time as the Merger Agreement shall have been validly terminated pursuant to ARTICLE VII thereof.

(d) “Options” means: (i) all securities Beneficially Owned by Stockholder as of the date of this Agreement that are convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, including, without limitation, options, warrants and other rights to acquire shares of Company Common Stock or other shares of capital stock of the Company; and (ii) all securities of which Stockholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date that are convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, including, without limitation, options, warrants and other rights to acquire shares of Company Common Stock or other shares of capital stock of the Company.

(e) “Person” means any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) Governmental Entity.

(f) “Shares” means: (i) all shares of capital stock of the Company Beneficially Owned by Stockholder as of the date of this Agreement; and (ii) all shares of capital stock of the Company of which Stockholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date, including, without limitation, in each case, shares issued upon the conversion, exercise or exchange of Options.

(g) “Transfer” means, with respect to any security, the direct or indirect (i) assignment, sale, transfer, tender, pledge, hypothecation, gift, placement in trust, Constructive Sale or other disposition of such security (excluding transfers by testamentary or intestate succession, of any right, title or interest in such security (including, without limitation, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise) or of the record or beneficial ownership of such security, or (ii) offer to make any such sale, transfer, tender, pledge, hypothecation, gift, placement in trust, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing, in the case of both clauses (i) and (ii), excluding any Transfer pursuant to a court order or any Transfer to an affiliate or trust, in each case that is under the control of the Stockholder.

      2. No Transfer of Shares or Options. Stockholder agrees that, at all times during the period beginning on the date hereof and ending on the Expiration Date, Stockholder shall not Transfer (or cause or permit any Transfer of) any Shares or Options, or make any agreement relating thereto, in each case, without the prior written consent of Parent, in each case except for (i) Transfers under plans adopted prior to the date of this Agreement pursuant to Rule 10b-5 promulgated under the Securities Exchange Act of 1934, as amended, to which such Stockholder is a party that relates to the Shares, or (ii) Transfers of Shares issuable upon exercise of Options held by such Stockholder to the extent necessary to permit a “cashless exercise” of such Options by such Stockholder. Stockholder agrees that any Transfer in violation of this Agreement shall be void and of no force or effect.
      3. No Transfer of Voting Rights. Stockholder agrees that, during the period from the date of this Agreement through and including the Expiration Date, Stockholder shall not deposit (or cause or permit the deposit of) any Shares or Options in a voting trust or grant (or cause or permit the grant of) any proxy or enter into (or cause or permit the entry into) any voting agreement or similar agreement with respect to any of the Shares or Options other than as contemplated by this Agreement. This Section 3 shall not prohibit Transfers permitted by Section 2 of this Agreement.
      4. Agreement to Vote Shares.
      (a) Until the Expiration Date, at every meeting of stockholders of the Company, however called, at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, Stockholder shall vote, to the extent not voted by the Person(s) appointed under the Proxy (as defined below), all of the Shares or cause the Shares to be voted:

(i) in favor of (1) adoption of the Merger Agreement, including all actions and transactions contemplated by the Merger Agreement or the Proxy and (2) any other actions presented to holders of shares of capital stock of the Company in furtherance of the Merger Agreement, the Merger and the other actions and transactions contemplated by the Merger Agreement or the Proxy;

(ii) against (1) approval of any proposal made in opposition to, or in competition with, the Merger Agreement or consummation of the Merger and the other transactions contemplated by the Merger Agreement or the Proxy, and (2) any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement; and

(iii) against (1) any merger agreement or merger (other than the Merger Agreement and the Merger), Acquisition Proposal, consolidation, business combination, reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any Subsidiary of the Company, (2) any sale, lease, license or transfer of any significant part of the assets of the Company or any Subsidiary of the Company, (3) any material change in the capitalization of the Company or any Subsidiary of the Company, or the corporate structure of the Company or any Subsidiary of the Company, or (4) any amendment of the Company’s or any Subsidiary’s charter documents or any other action that is intended, or could reasonably be expected, to, in any manner impede, frustrate, prevent, nullify, interfere with, delay, postpone, discourage or otherwise adversely affect the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement.

      (b) Stockholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with this SECTION 4.
      5. Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent an irrevocable proxy in the form attached hereto as EXHIBIT A (the “PROXY”), which shall be irrevocable to the fullest extent permitted by applicable law, covering all Shares.
      6. Representations, Warranties and Covenants of Stockholder. As of the date hereof, Stockholder represents, warrants and covenants to Parent as follows:

(a) Stockholder is the Beneficial Owner of the Shares and the Options indicated on the signature page of this Agreement.

(b) Stockholder does not Beneficially Own any shares of capital stock of the Company or any securities convertible into, or exchangeable or exercisable for, shares of capital stock of the Company, other than the Shares and Options set forth on the signature page hereto.

(c) Stockholder has the full power to dispose, vote or direct the voting of the Shares for and on behalf of all beneficial owners of the Shares.

(d) The Shares are, and at all times up to and including the Expiration Date the Shares will be, Beneficially Owned by Stockholder, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, options, charges, proxies, voting trusts or agreements, or any other encumbrances of any kind or nature (“ENCUMBRANCES”).

(e) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and Stockholder’s performance of its obligations under this Agreement will not conflict with or violate or require any consent, approval or notice under, any order, decree, judgment, statute, law, rule, regulation or agreement applicable to Stockholder or by which Stockholder or any of Stockholder’s properties or assets, including, without limitation, the Shares and Options, is bound.

(f) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy, in each case with respect to all of the Shares without limitation, qualification or restriction on such power and authority.

(g) Except as expressly contemplated herein, the Stockholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares, including without limitation, any voting agreement, option agreement, purchase agreement, stockholders’ agreement, partnership agreement or voting trust.
      7. Consents and Waivers. Stockholder hereby gives all consents and waivers that may be required from it for the execution delivery of this Agreement and the Proxy, and for the consummation of the Merger under the terms of any agreement or instrument to which Stockholder is a party or subject or in respect of any rights Stockholder may have. Stockholder further consents to the Company placing a stop transfer order on the Shares with its transfer agent(s), which stop transfer order shall, at the request of

Parent remain in effect during the term of this Agreement and in accordance with the terms of this Agreement, Stockholder further consents and authorizes Parent and the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in connection therewith) Stockholder’s identity and ownership of the Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and the Proxy.
      8. Termination. This Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Date.
      9. Company Covenants. The Company agrees to make a notation on its records and give instructions to its transfer agent(s) to not permit, during the term of this Agreement, the Transfer of any Shares.
      10. Legending of Shares. Stockholder agrees that, if so requested by Parent, certificates evidencing the Shares shall bear the following legend:
      THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS PURSUANT TO THAT CERTAIN VOTING AGREEMENT, DATED AS OF AUGUST 7, 2006, BY AND AMONG NOKIA INC, LOUDEYE CORP. AND [STOCKHOLDER] AND AN IRREVOCABLE PROXY, DATED AS OF AUGUST 7, 2006, IN FAVOR OF NOKIA INC. ANY TRANSFER OF SUCH SHARES OF COMMON STOCK IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH VOTING AGREEMENT SHALL BE NULL AND VOID AND HAVE NO FORCE OR EFFECT WHATSOEVER.
      The Company agrees, if so requested by Parent, to place (or to cause the transfer agent for the Company to place) the above-referenced legend on any and all certificates evidencing any Shares. Subject to the terms of SECTION 2 hereof, Stockholder agrees that Stockholder shall not Transfer any Shares (to the extent any Transfer is permitted under this Agreement) without first having the aforementioned legend affixed to the certificates representing the Shares.
      11. Acquisition Proposals
      (a) No Solicitation.
      (i) Stockholder agrees that it shall not, and that it shall use all reasonable efforts to cause Stockholder’s employees, agents and representatives (including any investment banker, attorney or accountant retained by Stockholder) to not (and shall not authorize or permit any of them to), directly or indirectly:

(1) solicit, initiate, knowingly encourage or facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal,

(2) participate or engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to knowingly encourage or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal,

(3) approve, endorse, recommend or make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 5.3(d) of the Merger Agreement), or

(4) execute or enter into, or propose to execute or enter into, any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby;

except, in the cases of clauses (i)(2), (i)(3) and (i)(4) above to the extent expressly permitted by Section 5.3(c) or (d) of the Merger Agreement.
      (ii) Stockholder will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations (including, without limitation, any such activities, discussions or negotiations conducted by employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative)) of Stockholder with any third parties conducted heretofore with respect to consideration of any Acquisition Proposal.
      12.     Stockholder Capacity.
      (a) So long as Stockholder is an officer or director of the Company, nothing in this Agreement shall be construed as preventing, limiting or otherwise affecting any actions taken (or not taken) by Stockholder in his capacity as an officer or director of the Company or any of its Subsidiaries or from fulfilling the obligations of such office (including, without limitation, the performance of obligations required by the fiduciary obligations of Stockholder acting solely in his or her capacity as an officer or director).
      13.     Miscellaneous.
      (a)     Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
      (b)     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally or by courier service, (ii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if sent via facsimile (receipt confirmed), or (iii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered to the parties at the following addresses or facsimile numbers (or pursuant to such other instructions as may be designated in writing by the party to receive such notice):
      (i) if to Parent, to:

Nokia Inc.
6000 Connection Drive
Irving, TX 75039
Attention: Richard W. Stimson
Telephone No.: +1 972 894 5000
Telecopy No.: +1 972 894 5397

with copies to (which shall not constitute notice to Parent or Merger Sub):

Nokia Corporation
Keilalahdentie 4
Espoo
Finland
Attention: Carl Belding, Senior Vice President and Chief Legal Officer
Telephone No.: +358 7180 34409
Telecopy No.: +358 7180 45742

and

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
Canary Wharf
London E14 5DS
Attention: Hunter Baker
Telephone No.: +44-207-519-7000
Telecopy No.: +44-207-519-7070
      (ii) if to the Company, to:

Loudeye Corp.
1130 Rainier Ave South
Seattle, WA 98144

Attention:	Michael A. Brochu, President and Chief Executive Officer

Eric Carnell, General Counsel
Telephone No.: + 1 (206) 832-4000
Telecopy No.: +1 (206) 832-4009

with a copy to (which shall not constitute notice to the Company):

Latham & Watkins LLP
633 W.5th St., Suite 4000
Los Angeles, California 90071
Attention: W. Alex Voxman, Esq
Telephone No: +1 (213) 485-1234
Telecopy No: +1 (213) 891-8763
      (iii) if to Stockholder: To the address for notice set forth on the signature page hereof.
      (c) Headings. All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement.
      (d) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
      (e) Entire Agreement; Amendment. This Agreement and the Proxy constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing specifically referencing this Agreement and executed by each of Parent and Stockholder; provided, however, that the Company’s obligations hereunder may not be changed or modified without the written consent of the Company.
      (f) Severability. In the event that any provision of this Agreement, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.
      (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.
      (h) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
      (i) Remedies. The parties acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law in the event of a violation or breach of any of the terms of this Agreement. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation or breach, Parent shall have the right to enforce the terms hereof by specific performance, injunctive relief or by any other means available to Parent at law or in equity, and that Stockholder waives the posting of any bond or security in connection with any proceedings related thereto. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Parent.
      (j) Binding Effect; No Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of this SECTION 14(j) shall be void.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

NOKIA INC.	STOCKHOLDER:

By:

Name:	Signature
Title:

Print Name

LOUDEYE CORP.

Address
By:

Name:
Title:	SHARES AND OPTIONS:

Company Common Stock:
Company Options:

SIGNATURE PAGE TO VOTING AGREEMENT

Exhibit A
IRREVOCABLE PROXY
      The undersigned stockholder (“STOCKHOLDER”) of Loudeye Corp., a Delaware corporation (the “COMPANY”), hereby irrevocably (to the fullest extent permitted by law) appoints Nokia Inc., a Delaware corporation (“Parent”), and any designee of Parent, and each of them individually, as the sole and exclusive attorneys-in-fact and proxies of the undersigned with full power of substitution and resubstitution, to vote and exercise all voting and related rights with respect to, and to grant a consent or approval in respect of (in each case, to the full extent that the undersigned is entitled to do so), all of the shares of capital stock of the Company that now are or hereafter may be Beneficially Owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof between the date hereof and the Expiration Date, as defined in the Voting Agreement, (collectively, the “SHARES”), in accordance with the terms of this Proxy. The Shares Beneficially Owned by the undersigned as of the date of this Proxy are set forth on the signature page hereof. Any and all prior proxies heretofore given by the undersigned with respect to any Shares are hereby revoked and the undersigned hereby covenants and agrees not to grant any subsequent proxies with respect to any Shares. Capitalized terms used and not defined herein have the meanings assigned to them in that certain Voting Agreement, dated of even date herewith, by and among Parent, the Company and Stockholder (the “VOTING AGREEMENT”).
      This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to the Voting Agreement, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger (the “MERGER AGREEMENT”), dated as of August 7, 2006, by and among Parent, Loretta Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“MERGER SUB”) and the Company. The Merger Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the “MERGER”) and the payment to Stockholder of a portion of the proceeds of the Merger in exchange for the Shares.
      The attorneys-in-fact and proxies named above are hereby authorized and empowered by the undersigned at any time after the date hereof and prior to the Expiration Date to act as the undersigned’s attorney-in-fact and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:

(i) in favor of (1) adoption of the Merger Agreement, including all actions and transactions contemplated by the Merger Agreement or the Proxy and (2) any other actions presented to holders of shares of capital stock of the Company in furtherance of the Merger Agreement, the Merger and the other actions and transactions contemplated by the Merger Agreement or the Proxy;

(ii) against (1) approval of any proposal made in opposition to, or in competition with, the Merger Agreement or consummation of the Merger and the other transactions contemplated by the Merger Agreement or the Proxy, and (2) any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement; and

(iii) against (1) any merger agreement or merger (other than the Merger Agreement and the Merger), Acquisition Proposal, consolidation, business combination, reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any Subsidiary of the Company, (2) any sale, lease, license or transfer of any significant part of the assets of the Company or any Subsidiary of the Company, (3) any material change in the capitalization of the Company or any Subsidiary of the Company, or the corporate structure of the Company or any Subsidiary of the Company, or (4) any amendment of the Company’s or any Subsidiary’s charter documents or any other action that is intended, or could reasonably be expected, to, in any manner impede, frustrate, prevent, nullify, interfere with, delay, postpone, discourage or otherwise adversely affect the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement.

      The attorneys-in-fact and proxies named above may not exercise this Proxy with respect to any matter other than the matters described in clauses (i), (ii) or (iii) above, and Stockholder may vote the Shares on all other matters.
      Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.
      So long as Stockholder is an officer or director of the Company, nothing in this Proxy shall be construed as preventing, limiting or otherwise affecting any actions taken (or not taken) by Stockholder in his capacity as an officer or director of the Company or any of its Subsidiaries or from fulfilling the obligations of such office (including, without limitation, the performance of obligations required by the fiduciary obligations of Stockholder acting solely in his or her capacity as an officer or director).
      This Proxy shall terminate, and be of no further force or effect, on the Expiration Date.
[Remainder of Page Intentionally Left Blank]

Dated: [ •  ], 2006

Signature

Print Name

Address

SHARES:
[SIGNATURE PAGE TO PROXY]

[Allen & Company LLC Letterhead]
ANNEX C
August 7, 2006
The Board of Directors
Loudeye Corp.
1130 Rainier Avenue South
Seattle, Washington 98144
Members of the Board of Directors:
      We are pleased to confirm in writing the opinion provided orally to the Board of Directors of Loudeye Corp., a Delaware corporation (the “Company”), at its meeting held on August 7, 2006. We understand that the Company, Nokia Inc., a Delaware corporation (“Parent”), and Loretta Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Agreement”) proposing to effect a business combination transaction relating to the Company as described in the Agreement (the “Transaction”). Capitalized terms used herein but not defined have the same meanings as set forth in the Agreement.
      As further described in the Agreement, Merger Sub shall merge with and into the Company (the “Merger”). At the Effective Time of the Merger (i) the Company shall continue as the surviving corporation in the Merger, (ii) the Company shall become a direct wholly-owned subsidiary of Parent, and (iii) the separate corporate existence of Merger Sub shall cease. Each share of common stock, par value $0.001 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding shares held by shareholders who perfect their dissenters’ rights as provided in Section 1.7 of the Agreement) shall be cancelled and extinguished and shall be automatically converted into the right to receive an amount in cash, without interest, equal to $4.50 (the “Per Share Merger Consideration”). Each option granted by the Company under the Company Stock Option Plans (each an “Option” and collectively the “Options”) that is vested as of the Effective Time and that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall be converted into an amount of cash equal to the product of (i) the number of shares of Common Stock as to which such Option was vested and exercisable immediately prior to the Effective Time and (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price of such Option immediately prior to the Effective Time (the “Option Merger Consideration”) (the aggregate Option Merger Consideration and the aggregate Per Share Merger Consideration are referred to collectively as the “Consideration”).
      As you know, Allen & Company LLC (“Allen”) has been engaged by the Company to render certain financial advisory services. In this connection, pursuant to our July 29, 2005 engagement letter agreement, as amended by the Addendum dated August 1, 2006 (the “Engagement Letter”), you have asked us to render our opinion as to the fairness from a financial point of view to the holders of Common Stock of the Per Share Merger Consideration to be paid in connection with the Transaction. Pursuant to the Engagement Letter, Allen was paid a retainer upon the signing of the Engagement Letter and will receive a fee for its services in connection with the Transaction, which is owed upon delivery of this letter. The Company has also agreed to reimburse Allen’s expenses and indemnify Allen against certain liabilities arising out of such engagement.
      Allen, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. As of the date of this letter, certain employees of Allen are stockholders in the Company. In addition, in the ordinary course of its business as a broker-dealer and market maker, Allen may have long or short positions, either on a discretionary or nondiscretionary basis, for its own account or for those of its clients, in the debt and equity securities (or related derivative securities) of the Company, or Parent.
      Our opinion as expressed herein reflects and gives effect to our general familiarity with the Company as well as information which we received during the course of this assignment, including information provided by senior management of the Company in the course of discussions relating to this engagement. In arriving at our opinion, we neither conducted a physical inspection of the properties and facilities of the Company nor made or obtained any evaluations or appraisals of the assets or liabilities of the Company, or conducted any analysis concerning the solvency of the Company.
      In rendering our opinion, we have relied upon and assumed with your consent the accuracy and completeness of all of the financial, accounting, tax and other information that were available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us. With respect to financial projections provided to us, we have assumed with your consent that they have been reasonably prepared in good faith reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. We assume no responsibility for and express no view or opinion as to such forecasts or the assumptions on which they are based.
      We have assumed that the Transaction will be consummated in accordance with the terms and conditions set forth in the draft Agreement and the draft agreements ancillary thereto that we have reviewed.
      Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion express in this opinion and that we assume no responsibility for advising any person of any change in any matter affecting this opinion or for updating or revising our opinion based on circumstances or events occurring after the date hereof.
      In arriving at our opinion, we have among other things:

(i) reviewed trends in the digital media services industry and such other industries as we in our judgment determined to be relevant for purposes of our analysis;

(ii) reviewed and analyzed the terms and conditions of the Transaction, including the draft Agreement and the draft agreements ancillary thereto (none of which prior to the delivery of this opinion has been executed by the parties);

(iii) analyzed certain financial aspects of the Transaction, including the nature and amount of the Consideration;

(iv) reviewed and analyzed publicly available historical business and financial information relating to the Company as presented in documents filed with the Securities and Exchange Commission;

(v) analyzed selected summary non-public financial and operating results of operations of the Company, including the Company’s forecast and budget for 2006;

(vi) analyzed the financial conditions and business prospects of the Company;

(vii) reviewed and analyzed public information, including certain stock market data and financial information relating to selected companies with businesses which we deemed comparable to those of the Company;

(viii) analyzed the market multiples of the Company in relation to certain selected publicly traded companies which we deemed comparable to the Company;

(ix) conferred with the management team of the Company;

(x) analyzed the discounted present value of the Company’s future cash flows, based on the Company’s budgeted and projected financial results and the Company’s projected financial results for the period ending December 31, 2006;

(xi) reviewed public financial and transaction information relating to premiums and selected multiples paid in certain business combination transactions which we deemed comparable to the Transaction;

(xii) analyzed the implied value of the Company based on our analysis of those selected publicly traded comparable companies, those selected transaction multiples of publicly disclosed comparable business combination transactions and our discounted cash flow analysis;

(xiii) conducted such other financial analyses and investigations as we deemed necessary or appropriate for the purposes of the opinion expressed herein.
      It is understood that this opinion was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Transaction (including the proxy statement to be submitted to the Company’s shareholders in connection with the Transaction).
      This opinion does not constitute a recommendation as to what course of action the Board of Directors or any securityholder of the Company should pursue in connection with the Transaction, or otherwise address the merits of the underlying decision by the Company to engage in the Transaction We express no opinion as to the price at which any share of capital stock of the Company or Parent will trade either before or after the Transaction.
      We do not express any opinion as to any tax or other consequences that might result from the transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. For the purposes of our opinion, we have assumed with your consent that all governmental, regulatory or other consents necessary for the consummation of the Transaction as contemplated by the Agreement will be obtained without any adverse effect on the Company.
      Our opinion is limited to the fairness, from a financial point of view, as of the date hereof, of the Per Share Merger Consideration to be paid in connection with the Transaction.
      Based upon and subject to the foregoing, it is our opinion as of the date hereof that the Per Share Merger Consideration to be paid in connection with the Transaction is fair from a financial point of view to the holders of the Common Stock.

Very truly yours,

ALLEN & COMPANY LLC

By:	/s/ Stanley S. Shuman

Stanley S. Shuman
Managing Director

ANNEX D
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
Section 262. Appraisal Rights.
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY
LOUDEYE CORP.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement, and hereby appoints Michael A. Brochu, Chris J. Pollak and Eric S. Carnell, jointly and severally, proxies, with full power of substitution, to vote all shares of common stock of Loudeye Corp., a Delaware corporation, which the undersigned, either on his or her own behalf or on behalf of any entity or entities, is entitled to vote at the Special Meeting of Stockholders to be held at Loudeye’s corporate headquarters located at 1130 Rainier Avenue South, Seattle, Washington 98144, on October 11, 2006, at 9:00 a.m., Pacific Time, or any adjournment or postponement thereof and to vote all shares of common stock which the undersigned would be entitled to vote thereat if then and there personally present, on the matters set forth below:
THIS PROXY WILL BE VOTED AS DIRECTED AND, IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ADOPTION OF THE MERGER AGREEMENT AND FOR THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES.
(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
		FOR	AGAINST	ABSTAIN
1.	Proposal to adopt the Agreement and Plan of Merger dated August 7, 2006, by and among Loudeye Corp., Nokia Inc., and Loretta Acquisition Corporation, a wholly-owned subsidiary of Nokia.	☐	☐	☐
2.	Proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.	☐	☐	☐

WILL ATTEND
If you plan to attend the Annual Meeting, please mark the WILL ATTEND box	☐

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS
     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting or any adjournment or postponement thereof.
     Each of the foregoing attorneys-in-fact or their substitutes or, if only one shall be present and acting at the special meeting or any adjournment(s) or postponement(s) thereof, the attorney-in-fact so present, shall have and may exercise all of the powers of said attorney-in-fact hereunder.
Please mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Signature	Signature	Date

NOTE: The proxy should be marked, dated and signed by the stockholder exactly as his, her or its name appears hereon, persons signing in a fiduciary capacity should so indicate and if shares are held by joint tenants or as community property, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, partnership or other entity, please sign in full corporate name by the President or other authorized officer, if a corporation, and in the partnership’s name by an authorized person of the partnership.

▲FOLD AND DETACH HERE▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet/telephone voting is available through 11:59 PM EST
October 10, 2006.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/loud Use the Internet to vote your proxy. Have your proxy card in hand when you call.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
You can view the Proxy Statement
on the Internet at: www.loudeye.com/en/docs/proxy.pdf